Exhibit 10.1

NEITHER THIS NOTE PURCHASE AGREEMENT NOR THE NOTES ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THE INITIAL NOTES HEREUNDER HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE INITIAL NOTES MAY BE OBTAINED FROM THE ISSUER BY CONTACTING: OPTINOSE US, INC., 1020 STONY HILL ROAD, THIRD FLOOR, SUITE 300, YARDLEY, PENNSYLVANIA 19067, UNITED STATES, ATTN: Michael F. Marino, Chief Legal Officer, EMAIL: Michael.marino@optinose.com.

NOTE PURCHASE AGREEMENT
Dated as of September 12, 2019
among
OPTINOSE US, INC.
as the Issuer,
OPTINOSE AS and OPTINOSE UK, LTD.,
as Guarantors
OPTINOSE, INC.,
as Parent and a Guarantor

The other Guarantors from time to time party hereto,
The Purchasers from time to time party hereto,

and

BIOPHARMA CREDIT PLC
as Collateral Agent
Initial Notes:
$80,000,000 Senior Secured Notes Due 2024
First Delayed Draw Notes:
$30,000,000 Senior Secured Notes Due 2024
Second Delayed Draw Notes:
$20,000,000 Senior Secured Notes Due 2024
Third Delayed Draw Notes:
$20,000,000 Senior Secured Notes Due 2024

SCHEDULES

II	Notes, Purchase Prices and Delayed Draw Note Commitments

12.02	Certain Addresses for Notices
EXHIBITS

A-1	Form of Initial Note

A-2	Form of First Delayed Draw Note

A-3	Form of Second Delayed Draw Note

A-4	Form of Third Delayed Draw Note

B	Form of Joinder Agreement

C	Form of Assignment and Assumption

D	Form of Compliance Certificate

v

NOTE PURCHASE AGREEMENT
This NOTE PURCHASE AGREEMENT is entered into as of September 12, 2019 among OPTINOSE US, INC., a Delaware corporation (the “Issuer”), OPTINOSE AS, a Norwegian private limited liability company with Norwegian business registration number 982 483 131 (the “Norwegian Guarantor”), OPTINOSE, INC., a Delaware corporation (the “Parent”), OPTINOSE UK LIMITED, a limited liability company formed under the laws of England and Wales (the “UK Guarantor”), the other Guarantors (defined herein) from time to time party hereto, the Purchasers (defined herein) from time to time party hereto and BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales, as Collateral Agent.
The Issuer has proposed to issue and sell, on the Closing Date, to the Purchasers and the Purchasers have agreed to purchase, the Senior Secured Notes due 2024, in an aggregate original principal amount of $80,000,000, in each case in the amounts and for the consideration set forth on Schedule II and upon the terms and conditions hereinafter provided. In addition, the Issuer has proposed to issue and sell to the Purchasers and the Purchasers have agreed to purchase, additional Senior Secured Notes due 2024, (i) on the First Delayed Draw Note Closing Date, in the aggregate original principal amount of $30,000,000, (ii) on the Second Delayed Draw Note Closing Date, in the aggregate original principal amount of $20,000,000 and (iii) on the Third Delayed Draw Note Closing Date, in the aggregate original principal amount of $20,000,000, in each case of clauses (i) through (iii) above, for the consideration and upon the terms and conditions hereinafter provided.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, including any Acquired Product or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Acquired Product” means any Product of the type described in clause (b) of the definition thereof and/or related IP Rights acquired or licensed by a Note Party or any of its Wholly-Owned Subsidiaries from a Third Party to facilitate the advertisement, development, importing, manufacturing, marketing, offering for sale, promotion, sale, testing, use or distribution of such Product by a Note Party or a Wholly-Owned Subsidiary.
“Act” has the meaning set forth in Section 12.18.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No Person will be deemed to be an Affiliate of a Permitted Holder solely because such Person is a portfolio company of a Permitted Holder. In no event shall the Collateral Agent or any Purchaser be deemed to be an Affiliate of Issuer, Parent or any of their respective Subsidiaries or any Permitted Holder.
“Agreement” means this Note Purchase Agreement, as may be amended or modified from time to time in accordance with the terms hereof.
“Amortization Threshold” means, for any four-quarter period ending on the date set forth in the table below, the corresponding amount set forth opposite such date:

Four-Quarter Period Ending	Amortization Threshold
9/30/2022	$166,600,000
12/31/2022	$191,800,000
3/31/2023	$212,100,000
6/30/2023	$235,200,000
9/30/2023	$256,200,000
12/31/2023	$276,500,000
3/31/2024	$276,500,000
6/30/2024	$276,500,000

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser. For purposes of clarity, any Fund with respect to which Pharmakon Advisors, LP is the investment manager shall be deemed to be an Approved Fund for all purposes hereunder
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Purchaser and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06) to which a Delayed Draw Note Commitment or Note is being transferred, in substantially the form of Exhibit C hereto.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Purchasers in their reasonable judgment.
“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, (d) with respect to a limited liability company registered in Norway, the board of directors of that company and (e) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrowing Resolutions” means, with respect to any Note Party, those resolutions adopted by such Note Party’s Board of Directors approving this Agreement and the other Note Documents to which such Note Party is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary or other Responsible Officer on behalf of such Note Party certifying that (a) such Note Party has the authority to execute, deliver, and perform its obligations under each of the Note Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true and correct copy of the resolutions then in full force and effect authorizing and ratifying the execution and delivery by such Note Party of, and the performance by such Note Party of its obligations under, the Note Documents to which it is a party, (c) the name(s) and title(s) of the officer(s) of such Note Party authorized to execute the Note Documents to which such Note Party is a party on behalf of such Note Party, together with a sample of the true signature(s) of such officer(s), and (d) that the Purchasers may conclusively rely on such certificate with respect to the authority of such officer(s) unless and until such Note Party shall have delivered to the Purchasers a further certificate canceling or amending such prior certificate.
“Bringdown Date” means each Delayed Draw Note Closing Date, any date on which a Permitted Acquisition is consummated and any other date after the Closing Date when the representations and warranties are required to be made by the Note Parties (including, to the extent set forth therein, any amendment hereto).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York, London, England or Grand Cayman, Cayman Islands.
“Businesses” means, at any time, a collective reference to the businesses operated by Parent and its Subsidiaries at such time.
“Capital Lease” means, subject to Section 1.03(b), as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or fixed or variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Purchasers) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d), (f) other short term liquid investments approved in writing by the Collateral Agent (such approval not to be unreasonably withheld or delayed), and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by Parent or any of its Subsidiaries organized in such jurisdiction.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 40% or more of the aggregate ordinary voting power in the election of the Board of Directors of Parent represented by the issued and outstanding Equity Interests of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Parent cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors; or
(c)    any “Change of Control” (or any comparable term) shall occur under any document, instrument or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount; or
(d)    Parent shall cease to directly or indirectly own, beneficially and of record (other than director’s qualifying shares of investments by foreign nationals to the extent mandated by applicable Laws or regulations), 100% of the issued and outstanding Equity Interests of Issuer or the Norwegian Guarantor.
“Closing Date” means the date hereof.
“Collateral” means a collective reference to all real and personal property with respect to which perfected Liens in favor of the Collateral Agent, for the benefit of the Purchasers, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Note Party, in each case in an aggregate amount in excess of $1,000,000, acknowledges the Liens of the Collateral Agent and waives (or, if approved by the Collateral Agent, subordinates) any Liens held by such Person on such property, and permits the Collateral Agent reasonable access to any Collateral stored or otherwise located thereon.
“Collateral Agent” means BioPharma Credit PLC, in its capacity as collateral agent under any of the Note Documents and not in any other capacity thereunder, or any successor collateral agent.
“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Collateral Questionnaires, the Collateral Access Agreements, the Norwegian Security Documents, the English Security Documents, the Real Estate Security Documents and other security documents as may be executed and delivered by the Note Parties pursuant to the terms of Section 7.14, pursuant to and in accordance with which first priority, perfected Liens are purported to be granted in favor of the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties.
“Collateral Questionnaires” means those certain collateral questionnaires or perfection certificates, each in form and substance reasonably satisfactory to Collateral Agent, executed by the Issuer and each Guarantor as of the Closing Date.
“Competitor” means, at any time of determination, any Person that is an operating company directly and primarily engaged in the same or substantially the same line of business as Parent and its Subsidiaries.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by Parent or any Subsidiary or that Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product.
“Consolidated Debt” means, for any date, for Parent and its Subsidiaries on a consolidated basis, the total amount of Funded Indebtedness (including the Notes) outstanding as of such date.
“Consolidated EBITDA” shall mean, for Parent and its Subsidiaries, for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) solely to the extent deducted (or included, with respect to gains) in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) non-cash charges and expenses related to stock option awards or other equity compensation, (E) adjustments relating to purchase price allocation accounting with any future acquisitions or dispositions, (F) any unrealized losses (or minus any such gains) in respect of Swap Contracts, (G) any foreign currency translation losses (or minus any such gains), (H) accruals, payments, fees and expenses (including legal, tax and structuring fees and expenses) in connection with (x) the execution and delivery of, and the performance of its obligations under, this Agreement and the other Note Documents by the Note Parties, the issuance of the Notes and the granting of the Liens under the Collateral Documents and (y) any Permitted Acquisition or Investment and, to the extent permitted hereunder, issuances or incurrences of Indebtedness, issuances of Equity Interests, Dispositions, consolidations, recapitalizations or refinancing transactions and modifications of Indebtedness, whether or not consummated, and the aggregate amount under this clause (H) shall not exceed $1,000,000 in any four fiscal quarter period, (I) any net losses (or minus any net gains) attributable to the early extinguishment or conversion of Indebtedness, and (J) all other non-cash charges approved by the Required Purchasers in their sole discretion, minus (iii) sales, development or other milestone payments and upfront payments (other than, for the avoidance of doubt, any royalty payments) made to Parent or any of its Subsidiaries under any licensing or similar transactions, in each case for such period and determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” shall mean, for Parent and its Subsidiaries, for any period, the consolidated total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest), in each case whether or not paid in cash during such period.
“Consolidated Liquidity” means, on any date of determination, the sum of the unrestricted cash and Cash Equivalents maintained in Deposit Accounts with respect to which Deposit Account Control Agreements are in effect of Parent and its Subsidiaries that are Note Parties on a consolidated basis.
“Consolidated Net Income” shall mean, for Parent and its Subsidiaries for any period, the net income (or loss) of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) extraordinary or non-recurring gains or losses (any losses that are in excess of $1,000,000 in the aggregate for any such period are to be mutually agreed upon by the Required Purchasers and Parent), (ii) any non-cash gains or losses attributable to write-ups or write-downs of assets, (iii) the net income (or loss) of any other Person that is not a Subsidiary (or is accounted for by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to Parent or one of its Subsidiaries, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any Subsidiary on the date that such Person’s assets are acquired by Parent or any Subsidiary, (v) any gains or losses from discontinued operations, (vi) any gains or losses from dispositions and (vii) the income (or loss) of any Subsidiary that is not a Note Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
“Consolidated Net Sales” means, solely with respect to XHANCE as of any date of determination, (a) the “net sales” (or substantially similar term) of Parent and its Subsidiaries of such Product for the period in question occurring either prior to or after such date, as the context dictates, determined on a consolidated basis in accordance with GAAP as set forth in Parent’s financial statements or as otherwise evidenced in a manner reasonably satisfactory to the Required Purchasers, plus (b) sales-based royalty payments received by the Note Parties from a Permitted License of XHANCE (excluding, for purposes of clarity, any (i) upfront or milestone payments received by any Note Party therefrom, (ii) advancements, payments or reimbursements of expenses of any Note Party relating thereto, and (iii) any other non-sales based revenue or proceeds received by the Note Parties therefrom).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, solely for purposes of Section 8.08, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Controlled Investment Affiliate” means, with respect to any Person, any fund or investment vehicle that (a) is organized for the purposes of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise. For purposes of clarity, any fund or other investment vehicle with respect to which Pharmakon Advisors, LP is the investment manager shall be deemed to be a Controlled Investment Affiliate of Pharmakon Advisors, LP for all purposes hereunder.
“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.
“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which are used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product; and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which are used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product.
“CSA” means the Federal Controlled Substances Act, as amended, 21 U.S.C. Section 801 et seq. and all regulations promulgated thereunder.
“Current Market” means, as of any date of determination, the Principal Market on which the shares of common stock of Parent are then listed, traded and quoted.
“Data Protection Laws” means any and all applicable foreign or domestic, statutes, ordinances, orders, rules, regulations, judgments, Permits, or any other requirements of Governmental Authorities relating to privacy or to the security, notification of breaches, or confidentiality of personal data (including individually identifiable information) or other sensitive information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, and Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45), as applicable.
“DEA” means the Drug Enforcement Administration of the United States of America or any successor entity thereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the Pre-Default Rate plus three percent (3.00%) per annum, to the fullest extent permitted by applicable Laws.
“Defaulting Purchaser” means, subject to Section 2.15(b), any Purchaser that (a) has failed to (i) fund all or any portion of its funding obligations hereunder within five (5) Business Days of the date required to be funded by it hereunder (provided, that, such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (a) upon such Purchaser actually funding its funding obligations), (b) has notified the Issuer or the Collateral Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (provided, that, such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (b) upon written notice to the Issuer and the Collateral Agent that it intends to comply with its funding obligations), (c) has failed, within five (5) Business Days after written request by the Collateral Agent or the Issuer, to confirm in writing to the Collateral Agent and the Issuer that it will comply with its prospective funding obligations hereunder (provided, that, such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Collateral Agent and the Issuer), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any Equity Interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Collateral Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.15(b)) as of the date established therefor by the Collateral Agent in a written notice of such determination, which shall be delivered by the Collateral Agent to the Issuer and each other Purchaser promptly following such determination. Notwithstanding anything to the contrary in the foregoing or herein, if all Purchasers consist of BioPharma Credit PLC, BioPharma Credit Investments V (Master), LP, Pharmakon Advisors, LP and/or any of their respective Controlled Investment Affiliates, and each of such Purchasers would be a Defaulting Purchaser, then no such Purchaser shall be a Defaulting Purchaser hereunder and the provisions relating to “Defaulting Purchasers” shall have no force or effect.
“Delayed Draw Note” and “Delayed Draw Notes” means the First Delayed Draw Notes, the Second Delayed Draw Notes and the Third Delayed Draw Notes, individually, collectively or in any combination, as appropriate.
“Delayed Draw Note Closing Date” means the First Delayed Draw Note Closing Date, the Second Delayed Draw Closing Date or the Third Delayed Draw Closing Date, as the context dictates.
“Delayed Draw Note Commitment” means for each Purchaser, the amount set forth opposite such Purchaser’s name on Schedule II with respect to each of the First Delayed Draw Notes, Second Delayed Draw Notes and Third Delayed Draw Notes, as the same may be terminated pursuant to the terms of this Agreement or adjusted from time to time as a result of assignments to or from such Purchaser.
“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account (including securities accounts) or other account in which funds are held or invested to or for the credit or account of any Note Party.
“Deposit Account Control Agreement” means (a) in respect of any United States Deposit Account, any account control agreement by and among a Note Party, the applicable depository bank (or securities intermediary, as the case may be) and the Collateral Agent, (b) in respect of any Norwegian Deposit Account, a pledge agreement in respect of such Deposit Account, perfected by notification to the relevant Deposit Account manager, and (c) in respect of any Deposit Account outside the United States or Norway, any similar agreement, instrument or document required or customarily delivered under the laws of such jurisdiction to perfect a security interest in Deposit Accounts in such jurisdiction, in each case in form and substance reasonably satisfactory to the Required Purchasers.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any comprehensive Sanction that is territorial in nature (for avoidance of doubt, as of the Closing Date, Cuba, Iran, North Korea, Syria and the Crimea region).
“Disclosure Letter” means that certain disclosure letter dated as of the Closing Date containing certain schedules delivered by the Note Parties to the Collateral Agent and the Purchasers.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Note Party or any Subsidiary of Parent, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Note Party and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Note Party or any Subsidiary; provided, that, if the transferor of such property is a Note Party, (i) the transferee thereof must be a Note Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) the abandonment or other disposition of IP Rights that are not material and are no longer used or useful in any material respect in the business of Parent and its Subsidiaries, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the Businesses, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business or otherwise in transactions permitted hereunder, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) Permitted Licenses, (j) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Note Party in order to qualify members of the governing body of such Foreign Subsidiary if required by applicable Law, (k) the sale of any Product by a Note Party or any of its Subsidiaries to any Subsidiary or a Note Party, as applicable, or to end users (through wholesalers or other typical sales channels) or to distributors in the ordinary course of business, (l) any disposition or other transfer of any Product, without the payment or provision of consideration to any Note Party or any of its Subsidiaries for such Product (other than expense reimbursement), reasonably necessary for the conduct of any then on-going clinical trial or other development or regulatory activities associated with such Product, (m) any disposition or other transfer of any Product as promotional support in the ordinary course of business or in consideration of services in the ordinary course of business, (n) to the extent constituting a sale, assignment, conveyance, transfer or other disposition hereunder, any transaction permitted by Section 8.04, Liens permitted by Section 8.01, Investments permitted by Section 8.02 (c), (d), (g), (l) or (p), and Restricted Payments permitted by Section 8.06(a), (b) or (g), (o) the termination of Swap Contracts permitted hereunder, and (p) a disposition of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds (determined on an after-tax basis) of such disposition are applied to the purchase price of such replacement.
“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date (other than (x) settlements, conversions, redemptions and payments made solely in the form of Qualified Capital Stock and (y) cash in lieu of fractional shares), (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Maturity Date (other than the payment of cash in lieu of fractional shares), (c) contains any repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to payment in full of all Obligations (other than (x) any obligation for repurchases solely made with Qualified Capital Stock and (y) cash in lieu of fractional shares), or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st)

day after the Maturity Date ; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because such employee may deliver such Equity Interests to Parent and its Subsidiaries (or Parent or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests.
“Dollar” and “$” mean lawful money of the United States.
“Domain Names” means all domain names and URLs that are registered and/or owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
“Drug Application” means (a) New Drug Application (NDA) or an Abbreviated New Drug Application (ANDA) as those terms are defined in section 505 of the FDCA, or (b) a Biologics License Application (BLA) (including a biosimilar application), as that term is defined in section 351 of the PHSA, for any Product, as appropriate, in each case of Parent or any Subsidiary.
“Earn Out Obligations” means, with respect to an Acquisition, all obligations of Parent or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition, excluding any such payments, the amount of which is not upon achieving a contingency upon which payment is conditioned, a fixed amount or a range of fixed amounts, but is determined based on a percentage of revenue or sales or similar metric (e.g. a royalty). For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway, and the United Kingdom (if and to the extent it remains a member of the European Economic Area after it has ceased to be a member state of the European Union).
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means assets (other than current assets) that are used or useful in any line of business of Parent and its Subsidiaries not prohibited by Section 8.07.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06 (subject to such consents, if any, as may be required under Section 12.06).
“English Debenture” means the English law governed debenture dated on or about the date hereof between Norwegian Guarantor and the UK Guarantor, as chargors, and the Collateral Agent creating: (i) a fixed and floating charge over all the present and future assets of the UK Guarantor; and (ii) security over the shares held by Norwegian Guarantor in the UK Guarantor.
“English Security Documents” means (a) the English Debenture; and (b) any other security documents governed by English law as may be executed and delivered by any Note Parties pursuant to the terms of Section 7.14 or otherwise designated as Collateral Documents.
“ENT Field” means the diagnosis, prevention, mitigation and treatment of any disease or condition primarily affecting the ear, nose and/or throat, as promoted to ear, nose and throat specialists (for the avoidance of doubt, including allergy specialists) other than primary care physicians.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent, any other Note Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include any Permitted Convertible Bond Indebtedness.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Parent or any

ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means each Event of Default set forth in Section 9.01(a) through (o).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Account” means any Deposit Account: (i) used exclusively for trust, payroll, payroll taxes or other employee wage or employee benefit payments to or for the benefit of any Note Party’s employees; (ii) that is a zero balance account (including any such account where payments pursuant to Medicaid, Medicare, TRICARE or other state or federal healthcare payor programs are deposited); (iii) which constitutes cash collateral in respect of a Permitted Lien of the type described in any of Sections 8.01 (e), (f), (p), (r), (u), (v) or (w); or (iv) in which the amount on deposit, together with any other Deposit Account that constitutes an “Excluded Account” in reliance on this clause (iv),does not exceed $100,000 in the aggregate for all such accounts at any time.
“Excluded Property” means, with respect to any Note Party, including any Person that becomes a Note Party after the Closing Date as contemplated by Section 7.12:
(a)    any owned or leased real or personal property which is located outside of the United States and the jurisdiction where such Note Party is organized unless reasonably requested by the Collateral Agent or Required Purchasers (other than, for the avoidance of doubt, any Equity Interests of a Foreign Subsidiary required to be pledged pursuant to Section 7.14);
(b)    any personal property located in the United States (including motor vehicles) in respect of which perfection of a Lien is not either (x) governed by the Uniform Commercial Code or (y) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Collateral Agent or the Required Purchasers;
(c)    any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Note Party from granting any other Liens in such property;
(d)    (i) any leasehold interest of any Note Party in real property and (ii) any fee owned real property of any Note Party with a fair market value of less than $1,000,000;
(e)    any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be deemed to be Collateral for all purposes under the Note Documents;

(f)    any general intangible, permit, lease, license, contract or other instrument of a Note Party if the grant of a security interest therein in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law or regulation, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Note Party’s rights, titles and interests therein, thereto and thereunder (including upon the giving of notice or lapse of time or both); provided, that, (x) any such limitation described in this clause (f) on the security interests granted in such general intangible, permit, lease, license, contract or other instrument under the Collateral Documents shall only be applicable hereunder if any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity, and (y) immediately upon the ineffectiveness, lapse, termination, unenforceability or elimination of any such Law or regulation, prohibition or requirement for consent, approval or waiver, if and to the extent sufficient to permit any such general intangible, permit, lease, license, contract or other instrument to become Collateral, or the obtaining of any such consent, approval or waiver, a security interest therein shall be automatically and simultaneously granted under the applicable Collateral Document and such general intangible, permit, lease, license, contract or other instrument shall no longer constitute “Excluded Property” and shall be deemed to be Collateral for all purposes under the Note Documents;
(g)    any other assets with respect to which the granting of security interests therein would be prohibited by applicable Law or regulation (other than to the extent that any such Law, regulation or prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity) or would require the consent, approval or waiver of any Governmental Authority (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law or principles of equity); provided, that, immediately upon the ineffectiveness, lapse, termination, unenforceability or elimination of any such Law, regulation, prohibition or requirement, if and to the extent sufficient to permit any such assets to become Collateral, or the obtaining of any such consent, approval or waiver, a security interest therein shall be automatically and simultaneously granted under the applicable Collateral Document and such assets shall no longer constitute “Excluded Property” and shall be deemed to be Collateral for all purposes under the Note Documents;
(h)    any real or personal property reasonably identified by Parent to the Collateral Agent as to which, after reasonable and good faith discussion between the Collateral Agent and Parent, the Collateral Agent and Parent reasonably agree in writing that the costs or other consequences (including adverse tax consequences) of obtaining a security interest therein or the perfection thereof are excessive in view of the benefits to be obtained by the Purchasers therefrom;
(i)    Equity Interests in any Person that is not a Subsidiary to the extent the pledge thereof is not permitted by the terms of such Person’s Organization Documents or any agreement governing Indebtedness of such Person, solely if such Person’s business and operations do not relate to XHANCE or the ENT Field;
(j)    any Excluded Account described in clauses (i), (ii) (solely to the extent payments pursuant to Medicaid, Medicare, TRICARE, CHAMPUS, CHAMPVA or other state or federal healthcare payor programs are deposited therein) or (iii) thereof; and
(k)    any treasury stock of Parent that constitutes margin stock (within the meaning of Regulation U issued by the FRB).
“Excluded Subsidiary” means any Subsidiary that is not a Wholly-Owned Subsidiary of Parent; provided that, in the case of any Subsidiary that is not a Wholly-Owned Subsidiary for which Parent directly or indirectly owns 70% or more of such Subsidiary’s Equity Interests, the Note Parties shall have used commercially reasonable efforts, promptly following the acquisition or formation of such Subsidiary, to cause such Subsidiary to become a Guarantor by obtaining any necessary consents, approvals or waivers from Third Parties for such Subsidiary to become a Guarantor and to the extent any such approvals or waivers could not be obtained, the Note Parties shall have delivered evidence reasonably satisfactory to the Purchasers of the foregoing (it being understood that (x) the failure of the Note Parties to obtain such consents, approvals or waivers after exercising commercially reasonable efforts shall not constitute a Default or Event of Default hereunder and (y) no Note Party shall be required to offer any financial incentive or other material concession in order to obtain such consents, approvals or waivers).
“Existing Athyrium Credit Facility” means, collectively, the Note Purchase Agreement, dated as of December 29, 2017, among the Issuer, the Norwegian Guarantor, Parent, the UK Guarantor, the purchasers party thereto and Athyrium Opportunities III Acquisition LP, together with each other Note Document (as such term is defined in such Note Purchase Agreement).

“Export and Import Laws” means any applicable law, regulation, order or directive that applies to the import, export, re-export, transfer, disclosure or provision of goods, software, technology or technical assistance including, without limitation, restrictions or controls administered pursuant to the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, administered by the U.S. Department of Commerce, Bureau of Industry and Security; U.S. Customs regulations; export and import laws of the UK, export and import control laws of Norway; and similar import and export laws, regulations, orders and directives of other jurisdictions to the extent applicable.

“Extended Availability Notice” has the meaning set forth in Section 2.01(b)(iv).

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Note Party or any Subsidiary.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into thereunder.
“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.
“First Availability Period” means that period commencing on and including the date that is fifteen (15) days after the Closing Date and ending on the earliest of (i) the date on which no Notes remain outstanding, (ii) the First Delayed Draw Note Closing Date, and (iii) February 15, 2020 (which date shall be extended by up to fifteen (15) days in order to provide sufficient time for closing if Issuer delivers the Notice of Issuance of the First Delayed Draw Notes between February 1, 2020 and February 15, 2020).
“First Delayed Draw Note” and “First Delayed Draw Notes” have the meanings set forth in Section 2.01(b)(i).
“First Delayed Draw Note Closing Date” means (a) before the issuance, sale and purchase of the First Delayed Draw Notes, the date proposed by the Issuer as the First Delayed Draw Note Closing Date in the Notice of Issuance in accordance with the terms hereof, which, for purposes of clarity, shall be subject to the satisfaction of the conditions precedent to the obligation of each Purchaser to purchase the First Delayed Draw Notes set forth in Sections 5.02, 5.03(a) and 5.03(d); and (b) after the issuance, sale and purchase of the First Delayed Draw Notes (if any), the date when such issuance, sale and purchase occurred; provided, that, in no event shall the First Delayed Draw Note Closing Date be earlier than the beginning of the First Availability Period or later than the expiration of the First Availability Period; provided, further, that, notwithstanding the foregoing, the First Delayed Draw Note Closing Date may occur on the Second Delayed Draw Note Closing Date or the Third Delayed Draw Note Closing Date as and to the extent expressly provided in Section 2.01(b)(iv).

“Foreign Purchaser” has the meaning set forth in Section 3.01.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, loans and/or similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all purchase money Indebtedness;
(c)    the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(d)    all reimbursement or payment obligations due and payable and arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(e)    all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable or other accounts payable in the ordinary course of business and not past due more than 90 days after the date on which such account payable was created or otherwise being contested in good faith, and (ii) any Earn Out Obligations unless such Earn Out Obligations have not been paid after becoming due and payable);
(f)    the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
(i)    all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
(j)    all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, including state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Licenses” means all applications to and requests for approval from a Governmental Authority to manufacture, test, develop, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, including, without limitation, all Drug Applications, and all authorizations issuing from a Governmental Authority based upon or as a result of such applications and requests, of which in each case are owned by Parent or any Subsidiary, acquired by Parent or any Subsidiary via assignment, purchase or otherwise or that Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to.
“Governmental Payor Programs” means all governmental third party payor programs in which any Note Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE or any other federal or state health care programs.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, the Norwegian Guarantor, Parent and the UK Guarantor, together with each other Person that joins as a Guarantor pursuant to Section 7.12 (and “Guarantor” shall mean, as the context may require, each of them individually), together with their respective successors and permitted assigns.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Collateral Agent and the Purchasers pursuant to Article IV.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.
"Immaterial Subsidiary" means each Subsidiary of Parent that has assets with a value of less than $100,000.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all Funded Indebtedness;
(b)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    the Swap Termination Value of any Swap Contract;
(d)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable or other accounts payable in the ordinary course of business and not past due more than 90 days after the date on which such account payable was created or otherwise being contested in good faith,), including Earn Out Obligations;
(e)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of any other Person; and
(f)    all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.
For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.
For the avoidance of doubt, “Indebtedness” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Indemnified Taxes” has the meaning set forth in Section 3.01(b).
“Indemnitee” has the meaning set forth in Section 11.04(b).
“Indirect Purchaser” means any Person that is not a U.S. Person and either (1) directly holds equity interests in a Purchaser that is treated as a partnership or disregarded entity for United States federal income tax purposes or (2) directly holds equity interests in a U.S. Person that is treated as a partnership or disregarded entity for U.S. federal income tax purposes that, directly, or indirectly through entities each of which is treated a partnership or a disregarded entity for U.S. federal income tax purposes, holds equity interests in a Purchaser.
“Information” has the meaning set forth in Section 12.07.
“Infringement” and “Infringe” mean the infringement, misappropriation or other violation of know-how, trade secrets, confidential information and/or other IP Rights.
“Initial Note” has the meaning specified in Section 2.01(a).
“Intercompany License Agreement” means that certain License Agreement with respect to Certain Intellectual Property, dated December 31, 2018, between the Norwegian Guarantor, as licensor, and the Issuer, as licensee, as amended pursuant to that certain Amendment to License Agreement, dated January 30, 2019 and as may be further amended or modified from time to time in accordance with the terms thereof.
“Intercompany Loan Agreement” means that certain Intercompany Loan Agreement, dated as of December 31, 2018, between the Norwegian Guarantor, as lender, and the Issuer, as borrower, as may be amended or modified from time to time in accordance with the terms thereof.
“Intercreditor Agreement” has the meaning specified in Section 8.03(r).
“Interest Payment Date” means (a) the 15th day of each March, June, September and December; provided, that, if any such 15th day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day following such 15th day, and (b) the Maturity Date.
“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the Initial Notes or Delayed Draw Notes, as applicable, are issued and purchased hereunder and ending on (and including) the next following Interest Payment Date, and (b) thereafter, the period beginning on (and including) the first day immediately following such Interest Payment Date and ending on the earlier of (and including) (i) the next following Interest Payment Date and (ii) the Maturity Date.
“Interim Financial Statements” means the unaudited consolidated financial statements of Parent and its Subsidiaries for the fiscal quarter ended June 30, 2019, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986.
“Internal Revenue Service” means the United States Internal Revenue Service.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), less the amount of cash and Cash Equivalents or the fair market value (as determined by such Person in good faith) of any other property received, returned or repaid as a result of dispositions, distributions or liquidations of all or a portion of such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Note Party or any of their Subsidiaries.
“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Drug Applications, all Governmental Licenses, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites and all Website Agreements.
“Issuer” is defined in the preamble hereof.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Joint Venture” means a joint venture, partnership or other similar arrangement, in corporate, partnership or similar legal form with a Person other than Parent or its Subsidiaries.
“Junior Debt” means (a) any Indebtedness that is contractually subordinated in right of payment to the Obligations, (b) any Indebtedness secured by Liens on any Collateral contractually junior to those created under the Collateral Documents and (c) any unsecured Indebtedness for borrowed money.
“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including all Laws applicable to the research, development, manufacturer, production, use, commercialization, marketing, importation, exportation, storage, transport, offer for sale, distribution or sale of the Product, such as the FDCA, the CSA and any foreign equivalents.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Make-Whole Amount” means, on any date of determination, as and to the extent applicable, individually, collectively or in any combination, as appropriate:
(g)    with respect to any amount of the Initial Notes that is prepaid or required to be prepaid before the 30th month anniversary of the Closing Date, an amount equal to the sum of all interest that would have accrued on the principal amount of the Initial Notes prepaid or required to be prepaid from the date of prepayment through and including the 30th month anniversary of the Closing Date but for such prepayment or requirement to prepay;
(h)    with respect to any amount of the First Delayed Draw Notes that is prepaid or required to be prepaid before the 30th month anniversary of the First Delayed Draw Note Closing Date, an amount equal to the sum of all interest that would have accrued on the principal amount of the First Delayed Draw Notes prepaid or required to be prepaid from the date of prepayment through and including the 30th month anniversary of the First Delayed Draw Note Closing Date but for such prepayment or requirement to prepay;
(i)    with respect to any amount of the Second Delayed Draw Notes that is prepaid or required to be prepaid before the 30th month anniversary of the Second Delayed Draw Note Closing Date, an amount equal to the sum of all interest that would have accrued on the principal amount of the Second Delayed Draw Notes prepaid or required to be prepaid from the date of prepayment through and including the 30th month anniversary of the Second Delayed Draw Note Closing Date but for such prepayment or requirement to prepay; and
(j)    with respect to any amount of the Third Delayed Draw Notes that is prepaid or required to be prepaid before the 30th month anniversary of the Third Delayed Draw Note Closing Date, an amount equal to the sum of all interest that would have accrued on the principal amount of the Third Delayed Draw Notes prepaid or required to be prepaid from the date of prepayment through and including the 30th month anniversary of the Third Delayed Draw Note Closing Date but for such prepayment or requirement to prepay.
“Market Capitalization” means, as of any date of determination, the product of (a) the number of issued and outstanding shares of common stock of Parent as of such date (exclusive of any shares of common stock issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (b) the volume weighted average price per share for Parent’s shares of common stock for the ten (10) immediately preceding Trading Days on the Current Market.
“Market Withdrawal” means the removal or correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, such as normal stock rotation practices and routine equipment adjustments and repairs, as this term is defined in FDA’s regulations at 21 CFR 7.3(j).
“Material Adverse Effect” means (a) any material adverse change in, or any material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of Parent and its Subsidiaries taken as a whole, (b) any material impairment of the rights and remedies of the Collateral Agent or any Purchaser under any Note Document to which it is a party or any material impairment in the perfection or priority of the Collateral Agent’s security interests in the Collateral, (c) any material impairment of the ability of the Note Parties, taken as a whole, to perform their material obligations under any Note Document, or (d) any material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any material provision of any Note Document to which it is a party.
“Material Contracts” has the meaning set forth in Section 6.24(a).
“Material IP Rights” means IP Rights that (a) are material to the operations, assets, business, property or financial condition of Parent and its Subsidiaries taken as a whole or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
“Material Product” means (a) XHANCE, and (b) any other Product, which, in the case of this clause (b), is material to the operations, business, property or financial condition of Parent and its Subsidiaries, taken as a whole.
“Maturity Date” means the date that is the 5-year anniversary of the Closing Date.
“Maximum Rate” has the meaning set forth in Section 11.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the Purchasers, a security interest in the freehold interest or fee interest of any Note Party in real property (other than Excluded Property).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Consenting Purchaser” means any Purchaser that does not approve any consent, waiver or amendment that (a) requires the approval of all Purchasers or all affected Purchasers in accordance with the terms of Section 12.01 and (b) has been approved by the Required Purchasers.
“Norwegian Companies Act” means the Norwegian Private Limited Companies Act of 13 June 1997 no 44 (No. aksjeloven).
“Norwegian Guarantor” is defined in the preamble hereof.

“Norwegian Security Documents” means (a) a share pledge agreement over the shares in the Norwegian Guarantor granted by Parent and (b) a security agreement granted by the Norwegian Guarantor, pledging certain monetary claims, inventory, operating assets, patents and trade receivables.
“Note” or “Notes” means the Initial Notes and the Delayed Draw Notes, individually or collectively, as appropriate.
“Note Documents” means this Agreement, each Note, the Disclosure Letter, each Joinder Agreement and the Collateral Documents. For the avoidance of doubt, “Note Documents” shall not include the Warrant Agreement or any warrants issued pursuant thereto.
“Note Parties” means, collectively, the Issuer and each Guarantor.
“Notice of Issuance” means a notice of the Issuer, executed by a Responsible Officer thereof, with respect to the proposed issuance of any Delayed Draw Notes setting forth (i) the proposed Delayed Draw Note Closing Date with respect to such issuance of such Delayed Draw Notes (which date may be no earlier than fifteen (15) days from the date on which such notice is delivered to the Purchasers and the applicable conditions precedent in Sections 5.02 and 5.03 have been satisfied), (ii) the aggregate principal amount of such Delayed Draw Notes proposed to be issued to each Purchaser with a Delayed Draw Note Commitment with respect to such Delayed Draw Notes, and (iii) the aggregate purchase price payable by each Purchaser with such a Delayed Draw Note Commitment in respect of such Delayed Draw Notes to be acquired by each such Purchaser.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws of such corporation, (b) with respect to the Norwegian Guarantor, the certificate of registration and articles of association of such company, (c) with respect to the UK Guarantor, the certificate of incorporation, the memorandum of association and the articles of association of such company, (d) with respect to any other limited liability company, the certificate or articles of formation or organization and operating agreement of such company, and (e) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such entity, including in each case equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks and Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, show-how, software (other than commercially available, off-the-shelf software), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which is used by Parent or any other Person to advertise, develop, manufacture, import, market, promote, offer for sale, sell, use and/or otherwise distribute a Product.
“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental Licenses, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Rights, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Parent” is defined in the preamble hereof.
“Participant” has the meaning set forth in Section 12.06(k).
“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.
“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, extensions, supplementary protection certificates, renewals, divisions, separations and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto, which are owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which is used by Parent or any other Person to advertise, develop, manufacture, import, market, promote, offer for sale, sell, use and/or otherwise distribute a Product.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Parent or any ERISA Affiliate and that either is covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.
“Permits” means licenses (including Governmental Licenses), certificates, accreditations, provider numbers or provider authorizations, other authorizations, registrations, permits or consents required in connection with the conduct of Parent’s or any Subsidiary’s Business or to comply with any applicable Laws or regulations, including drug listings and drug establishment registrations under 21 U.S.C. Section 360, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by state governments for the conduct of Parent’s or any Subsidiary’s Business.
“Permitted Acquisitions” means an Investment consisting of an Acquisition by any Note Party or Wholly-Owned Subsidiary of a Note Party; provided, that: (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition; (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as Parent and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (c) the Collateral Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition as and when required to be delivered by the terms of Section 7.12 and/or Section 7.14; (d) in the case of an Acquisition of the Equity Interests of another Person, the Board of Directors of such other Person shall have duly approved such Acquisition; (e) Parent shall have delivered to the Purchasers pro forma financial statements for Parent and its Subsidiaries after giving effect to such Acquisition for the twelve (12) month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Required Purchasers; (f) the representations and warranties made by the Note Parties in each Note Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date; and (g) the aggregate consideration (including cash and non-cash consideration, deferred purchase price and any Earn Out Obligations but excluding consideration paid in the form of Qualified Capital Stock of Parent or from the proceeds of any substantially contemporaneous issuance of Qualified Capital Stock of Parent (to the extent not constituting a Change of Control)) paid by the Note Parties for (x) any individual Acquisition does not exceed an amount equal to, 2.50% (or up to 10% if either (1) the Consolidated EBITDA for the four-fiscal quarter period most recently ended prior to the Permitted Acquisition Disclosure Date was at least $20,000,000, for which Parent shall deliver to the Purchasers on the Permitted Acquisition Disclosure Date a certificate signed by a Responsible Officer of Parent certifying to such fact together with a reasonably detailed calculation of Consolidated EBITDA for such period (the “EBITDA Test Condition”) or (2) with respect to that portion of the aggregate consideration for such Acquisition in excess of 2.50% of Parent’s Market Capitalization (as reasonably determined by Parent in good faith) at the Permitted Acquisition Disclosure Date, the cash used for such Acquisition is from the proceeds of one or more issuances of Qualified Capital Stock of Parent (to the extent not constituting a Change of Control) received within the 18-month period prior to the closing of such Acquisition in an amount not to exceed (x) the aggregate amount of such proceeds minus (y) $35,000,000 (the “Equity Issuance Condition”)) in each case, of Parent’s Market Capitalization (as reasonably determined by Parent in good faith) at the Permitted Acquisition Disclosure Date and (y) all such Acquisitions do not exceed an aggregate amount equal to 7.50% (and if either (1) the EBITDA Test Condition, or (2) with respect to that portion of the aggregate consideration for all such Acquisitions in excess of 7.50% of Parent’s Market Capitalization (as reasonably determined by Parent in good faith) at the Permitted Acquisition Disclosure Date, the Equity Issuance Condition, are met at the time of the relevant Acquisition, 25.00%), in each case, of Parent’s Market Capitalization (as reasonably determined by Parent in good faith) at the Permitted Acquisition Disclosure Date).
“Permitted Acquisition Disclosure Date” means the date that such Acquisition is first disclosed to the Purchasers (which shall be no earlier than thirty (30) Business Days and no later than five (5) Business Days prior to entering into any definitive acquisition agreement in respect thereof).
“Permitted Bond Hedge Transaction” means any call, call spread or capped call option (or substantively equivalent derivative transaction) relating to the Parent’s common stock (or other securities or property following a fundamental change of Parent or other change of, or adjustment with respect to, the common stock of Parent, in each case to the extent not constituting a Change of Control) purchased or otherwise entered into by Parent in connection with the issuance of any Permitted Convertible Bond Indebtedness; provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Parent from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium), does not result in the incurrence of additional Indebtedness by Parent (other than Indebtedness from the issuance of Permitted Convertible Bond Indebtedness in connection with such Permitted Bond Hedge Transaction).
“Permitted Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of Parent; provided, that (i) such Permitted Convertible Bond Indebtedness shall be unsecured, (ii) no Subsidiary of Parent shall guarantee Permitted Convertible Bond Indebtedness, (iii) Permitted Convertible Bond Indebtedness shall not include any financial maintenance covenants and shall only include covenants and defaults that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act), as determined by Parent in its good faith judgment, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Bond Indebtedness or would result therefrom, (v) such Permitted Convertible Bond Indebtedness does not have a scheduled maturity date earlier than 180 calendar days after the Maturity Date, and (vi) Parent shall have delivered to the Purchasers a certificate of a Responsible Officer of Parent certifying as to the foregoing.
“Permitted Holders” means, collectively, Avista Capital Partners II, LP and its Controlled Investment Affiliates; “Permitted Holder” means any one of them.
“Permitted Licenses” means, collectively, (a) licenses of over-the-counter software that is commercially available to the public, (b) intercompany licenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution among the Note Parties, (c) any non-exclusive or exclusive license of (or covenant not to sue with respect to) IP Rights or technology or a grant of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution, in each case existing as of the date hereof, and (d) any non-exclusive and exclusive licenses for the use of (or covenant not to sue with respect to) the IP Rights of Parent or any of its Subsidiaries or a grant of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion or distribution; provided, that, with respect to each such license described in clause (d) above, (i) no Event of Default has occurred or is continuing at the time of such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any intellectual property and the Note Parties shall comply, if applicable, with Section 7.18 with respect to such license, (iii) in the case of any exclusive license, (A) Parent delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Purchasers and delivers to the Purchasers copies of the final executed licensing documents in connection with the exclusive license promptly upon the execution and delivery thereof by the parties thereto, all of which shall constitute “Information” as described in Section 12.07 regardless of whether marked confidential, (B) any such license could not result in a legal transfer of title of the licensed property and (C) in the case of any such license relating to the commercialization (including commercial sales to end users), development, manufacture, production, marketing, co-promotion or distribution of XHANCE, such license may be exclusive as to the United States (or any territory therein) but only with respect to a particular market segment or indication which is outside the ENT Field (each such license described in this clause (C), a “Permitted XHANCE Exclusive US License”) (for the avoidance of doubt, licenses of XHANCE may be exclusive, including as to territory outside of the United States, pursuant to clause (d) above to the extent such licenses otherwise meet the requirements of such clause (d) above and the other clauses of this proviso), and (iv) all upfront payments, royalties, milestone payments, sublicense revenues or other proceeds arising from the licensing agreement that are payable to Parent or any of its Subsidiaries are paid to a Deposit Account that is governed by a Deposit Account Control Agreement.
“Permitted XHANCE Exclusive US License” has the meaning set forth in the definition of “Permitted License”.
“Permitted Liens” means, at any time, Liens in respect of property of any Note Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.
“Permitted Revolving Credit Documents” means each agreement, instrument and document entered into by Parent or any Subsidiary in connection with the Permitted Revolving Credit Facility, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of the Intercreditor Agreement entered into by the Collateral Agent in connection therewith.
“Permitted Revolving Credit Facility” means a Revolving Credit Facility permitted under the terms of Section 8.03(r) hereof.
“Permitted Transfers” has the meaning set forth in the definition of “Disposition”.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent to the extent not constituting a Change of Control) sold by Parent substantially contemporaneously with any purchase by Parent of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PHSA” means the United States Public Health Service Act, 42 U.S.C. Section 201 et seq., and all regulations promulgated thereunder.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Parent or any ERISA Affiliate or any such Plan to which Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees or otherwise has any liability.
“Pre-Default Rate” means an interest rate equal to ten and three-quarters percent (10.75%) per annum.
“Pledge Agreement” means the New York law governed pledge agreement dated as of the Closing Date executed in favor of the Collateral Agent, for the benefit of the Purchasers, by each of the Note Parties, as may be amended or modified from time to time in accordance with the terms hereof.
“Prepayment Premium” means, on any date of determination, as and to the extent applicable, individually, collectively or in any combination, as appropriate: (i) with respect to any prepayment paid or required to be paid before the third anniversary of the Closing Date, two percent (2.00%) of the principal amount of the Notes prepaid or required to be prepaid; (ii) with respect to any prepayment paid or required to be paid on or after the third anniversary, but before the fourth anniversary, in each case of the Closing Date, 1.00% of the principal amount of the Notes prepaid or required to be prepaid; and (iii) with respect to any prepayment paid or required to be prepaid on or after the fourth anniversary of the Closing Date, 0.00% of the principal amount of the Notes prepaid or required to be prepaid.
“Principal Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.
“Product” means (a) XHANCE, and (b) any other prescription drug, medical device or combination product advertised, developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested, used or otherwise distributed by Parent or any Subsidiary in connection with or that embody, in whole or in part, the IP Rights, including those products set forth on Schedule 1.01(b) to the Disclosure Letter (as updated from time to time in accordance with the terms of this Agreement).
“Proprietary Databases” means any material non-public proprietary database that is owned by Parent or any Subsidiary or that Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product.
“Proprietary Software” means any proprietary software owned, licensed or otherwise used, other than any software that is generally commercially available, off-the-shelf and/or open source including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product.
“Purchaser” means each Person signatory hereto as a “Purchaser”, in its capacity as a purchaser under any of the Note Documents and not in any other capacity thereunder, and its successors and assigns.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.
“Real Property Security Documents” means with respect to the freehold interest or fee interest of any Note Party in any real property (other than Excluded Property) located in the United States (or in the case of any such real property located in Norway or England, as otherwise required pursuant to the terms of the English Security Documents or Norwegian Security Documents, and in the case of any such real property located outside the United States, Norway or England, similar documents as customary or required under the laws of such jurisdiction):
(a)    a fully executed and notarized Mortgage encumbering the freehold interest or fee interest and/or leasehold interest of such Note Party in such real property (provided, however, that the Collateral Agent’s right to recover under such Mortgage shall be limited to not more than 110% of the fair market value of such real property in order to limit any documentary stamp taxes and intangible taxes due on the recording of the applicable Mortgage);

(b)    if requested by the Collateral Agent in its reasonable discretion, maps or plats of an as-built survey of the sites of such real property certified to the Collateral Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Collateral Agent and such title insurance company, dated a date satisfactory to each of the Collateral Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016;

(c)    ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Collateral Agent with respect to such real property (to the extent available for a commercially reasonable cost in an amount not to exceed 110% of the fair market value of such real property, assuring the Collateral Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such endorsements as are reasonably requested by the Collateral Agent (but not including zoning endorsements; provided, that, in lieu thereof, the Collateral Agent may require either a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent or a report issued by Planning and Zoning Resources Corp. or another professional firm reasonably acceptable to the Collateral Agent);

(d)    evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Note Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of Parent and its Subsidiaries evidencing flood insurance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent and its successors and/or assigns as sole loss payee on behalf of the Purchasers;

(e)    if requested by the Collateral Agent in its reasonable discretion, a Phase I environmental assessment report, as to such real property, in form and substance and from professional firms reasonably acceptable to the Collateral Agent;

(f)    if requested by the Collateral Agent in its sole discretion, evidence reasonably satisfactory to the Collateral Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws; and

(g)    if requested by the Collateral Agent in its sole discretion, an opinion of legal counsel to the Note Party granting the Mortgage on such real property, addressed to the Collateral Agent and each Purchaser, in form and substance reasonably acceptable to the Collateral Agent.

“Recall” means, as this term is defined in FDA’s regulations at 21 CFR 7.3(g), the removal or correction of a marketed product that the FDA considers to be in violation of the Laws it administers and against which the agency would initiate legal action, e.g., seizure. For the avoidance of doubt, Recall does not include a Market Withdrawal.

“Recipient” means any Purchaser and any other recipient of any payment by or on account of any obligation of any Note Party under any Note Document.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates; provided, however, that with respect to BioPharma Credit PLC in its capacity as the Collateral Agent, BioPharma Credit Investments V (Master) LP shall be deemed not to be a Related Party.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Reporting Date” means the date on which the financial statements required by Section 7.01(a) or (b) are delivered or required to be delivered to Collateral Agent and the Purchasers.
“Required Permit” means a Permit material to the operations, business, property or financial condition of the Parent and its Subsidiaries, taken as a whole, that is (a) issued or required under Laws or regulations applicable to the business of Parent or any Subsidiary and necessary in the manufacturing, testing, developing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of any Product under Laws or regulations applicable to the business of Parent or any Subsidiary or any Drug Application (including at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, development, manufacture, marketing or sale of any Product by Parent or any Subsidiary as such activities are being conducted by Parent or such Subsidiary with respect to such Product at such time), and (b) issued by any Person from which Parent or any Subsidiary has, as of the Closing Date, received a required accreditation.
“Required Purchasers” means, as of any date, the Purchasers holding at least 51% of the aggregate principal amount of (i) the Notes outstanding on such date, and (ii) all undrawn Delayed Draw Note Commitments outstanding on such date, voting as a single class; provided, that any Notes held by Parent or any of its Subsidiaries shall be excluded; provided, further, that the Notes held by, and Delayed Draw Note Commitments of, any Defaulting Purchaser shall be disregarded in determining Required Purchasers at any time.
“Responsible Officer” means the chief executive officer, president, chief financial officer, chief legal officer or chief operating officer, or vice president of finance of a Note Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding.
“Revolving Credit Facility” has the meaning set forth in Section 8.03(r).
“Revolving Credit Priority Collateral” has the meaning set forth in Section 8.03(r).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.
“Safety Notices” has the meaning set forth in Section 6.25.
“Sale and Leaseback Transaction” means, with respect to any Note Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Note Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, the Kingdom of Norway, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Availability Period” means that period commencing on and including the date that is fifteen (15) days after the First Delayed Draw Note Closing Date and ending on the earliest of (i) the date on which no Notes remain outstanding, (ii) the Second Delayed Draw Note Closing Date, and (iii) August 15, 2020 (which date shall be extended by up to thirty (30) days in order to provide sufficient time for closing if Issuer delivers the Notice of Issuance of the Second Delayed Draw Notes between July 15, 2020 and August 15, 2020).
“Second Delayed Draw Note” and “Second Delayed Draw Notes” have the meanings set forth in Section 2.01(b)(ii).
“Second Delayed Draw Note Closing Date” means (a) before the issuance, sale and purchase of the Second Delayed Draw Notes, the date proposed by the Issuer as the Second Delayed Draw Note Closing Date in the Notice of Issuance in accordance with the terms hereof, which, for purposes of clarity, shall be subject to the satisfaction of the conditions precedent to the obligation of each Purchaser to purchase the Second Delayed Draw Notes set forth in Sections 5.02, 5.03(b) and 5.03(d); and (b) after the issuance, sale and purchase of the Second Delayed Draw Notes (if any), the date when such issuance, sale and purchase occurred; provided, that, in no event shall the Second Delayed Draw Note Closing Date be earlier than the beginning of the Second Availability Period or later than the expiration of the Second Availability Period; provided, further, that, notwithstanding the foregoing, the Second Delayed Draw Note Closing Date may occur on the Third Delayed Draw Note Closing Date as and to the extent expressly provided in Section 2.01(b)(iv).
“Secured Parties” means each Purchaser, each other Indemnitee and each other holder of any Obligation of a Note Party.
“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Security Agreement” means the New York law governed security agreement dated as of the Closing Date executed in favor of the Collateral Agent, for the benefit of the Purchasers, by each of the Note Parties, as may be amended or modified from time to time in accordance with the terms hereof.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities as they become absolute and matured in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities become absolute and matured in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person on a going concern basis is greater than the total amount of liabilities of such Person and (e) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business.
“Specified Disputes” has the meaning set forth in Section 6.17(h).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Purchaser or any Affiliate of a Purchaser).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Taxes” has the meaning set forth in Section 3.01(a).
“Third Availability Period” means that period commencing on and including the date that is fifteen (15) days after the Second Delayed Draw Note Closing Date and ending on the earliest of (i) the date on which no Notes remain outstanding, (ii) the Third Delayed Draw Note Closing Date, and (iii) February 15, 2021 (which date shall be extended by up to thirty (30) days in order to provide sufficient time for closing if Issuer delivers the Notice of Issuance of the Third Delayed Draw Notes between January 15, 2021 and February 15, 2021).
“Third Delayed Draw Note” and “Third Delayed Draw Notes” have the meanings set forth in Section 2.01(b)(iii).
“Third Delayed Draw Note Closing Date” means (a) before the issuance, sale and purchase of the Third Delayed Draw Notes, the date proposed by the Issuer as the Third Delayed Draw Note Closing Date in the Notice of Issuance in accordance with the terms hereof, which, for purposes of clarity, shall be subject to the satisfaction of the conditions precedent to the obligation of each Purchaser to purchase the Third Delayed Draw Notes set forth in Sections 5.02, 5.03(c) and 5.03(d); and (b) after the issuance, sale and purchase of the Third Delayed Draw Notes (if any), the date when such issuance, sale and purchase occurred; provided, that, in no event shall the Third Delayed Draw Note Closing Date be earlier than the beginning of the Third Availability Period or later than the expiration of the Third Availability Period.
“Third Party” means any entity other than Parent, any Subsidiary thereof or any Affiliate thereof.
“Threshold Amount” means $2,000,000.
“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.
“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and which are used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product.
“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to.
“Trading Day” means any day on which the shares of common stock of Parent are traded for at least six (6) hours on the Current Market.
“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“UK Guarantor” is defined in the preamble hereof.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Note Documents relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Upfront Fee” has the meaning set forth in Section 2.10(a).
“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Warrants” means, collectively, each Common Stock Purchase Warrant issued pursuant to Section 2.10(b) hereof.
“Websites” means all websites that Parent or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitations, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.
“Website Agreements” means all agreements between Parent and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to Parent and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.
“Wholly-Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by Parent, directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by Parent.
“Withholding Agent” means any Note Party, and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Note Party under any Note Document.
“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“XHANCE” means XHANCE® (fluticasone propionate) nasal spray, 93 mcg.
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Note Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in an Note Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts, contract rights and IP Rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

1.03    Accounting Terms.
(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by Parent in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Note Document, and either Parent or the Required Purchasers shall so request, the Collateral Agent, the Purchasers and Parent shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Parent shall provide to the Purchasers financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in this Agreement, any generally accepted accounting principles requiring leases that were previously accounted for as operating leases prior to the adoption of FASB ASC 842 to be recorded on the balance sheet as a lease liability and the corresponding right of use under FASB ASC 842 shall be disregarded.

1.04    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
1.05    Currency Generally.
For purposes of determining compliance with Article VIII with respect to the amount of any Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

ARTICLE II

THE NOTES
2.01    Authorization and Issuance of Notes.
(a)    Initial Notes. The Issuer has duly authorized the issuance, sale and delivery of its Senior Secured Notes due 2024 in the aggregate principal amount of $80,000,000, to be dated the Closing Date, to mature on the Maturity Date, and to be substantially in the form of Exhibit A-1 hereto. All such notes originally issued pursuant to this clause (a), or delivered in substitution or exchange for any thereof, being collectively called the “Initial Notes” and individually an “Initial Note”. Notwithstanding anything to the contrary set forth herein, the Initial Notes will, upon the occurrence of the Closing Date, be immediately separable and transferable in accordance with the terms hereof.
(b)    Delayed Draw Notes.
(i)    The Issuer has duly authorized the issuance, sale and delivery of its additional Senior Secured Notes due 2024 in the aggregate principal amount of $30,000,000, to be dated the First Delayed Draw Note Closing Date (except as and to the extent expressly provided in clause (iv) below), to mature on the Maturity Date, and to be substantially in the form of Exhibit A-2 hereto (all such notes originally issued pursuant to this clause (b)(i), or delivered in substitution or exchange for any thereof, being collectively called the “First Delayed Draw Notes” and individually a “First Delayed Draw Note”). Notwithstanding anything to the contrary set forth herein, the First Delayed Draw Notes, upon their issuance, will be immediately separable and transferable in accordance with the terms hereof.

(ii)    The Issuer has duly authorized the issuance, sale and delivery of its additional Senior Secured Notes due 2024 in the aggregate principal amount of $20,000,000, to be dated the Second Delayed Draw Note Closing Date (except as and to the extent expressly provided in clause (iv) below), to mature on the Maturity Date, and to be substantially in the form of Exhibit A-3 hereto (all such notes originally issued pursuant to this clause (b)(ii), or delivered in substitution or exchange for any thereof, being collectively called the “Second Delayed Draw Notes” and individually a “Second Delayed Draw Note”). Notwithstanding anything to the contrary set forth herein, the Second Delayed Draw Notes, upon their issuance, will be immediately separable and transferable in accordance with the terms hereof.
(iii)    The Issuer has duly authorized the issuance, sale and delivery of its additional Senior Secured Notes due 2024 in the aggregate principal amount of $20,000,000, to be dated the Third Delayed Draw Note Closing Date, to mature on the Maturity Date, and to be substantially in the form of Exhibit A-4 hereto (all such notes originally issued pursuant to this clause (b)(iii), or delivered in substitution or exchange for any thereof, being collectively called the “Third Delayed Draw Notes” and individually a “Third Delayed Draw Note”). Notwithstanding anything to the contrary set forth herein, the Third Delayed Draw Notes, upon their issuance, will be immediately separable and transferable in accordance with the terms hereof.
(iv)    Notwithstanding anything in this Agreement to the contrary, in the event the Issuer is unable to issue, sell and deliver the First Delayed Draw Notes and/or the Second Delayed Draw Notes because of the failure to satisfy the conditions precedent to the obligation of each Purchaser to purchase such Delayed Draw Notes set forth in Section 5.03(a) and/or Section 5.03(b), as the case may be, the Issuer, in its sole discretion, may request the issuance of the First Delayed Draw Notes and/or the Second Delayed Draw Notes, as applicable, in the Notice of Issuance (in compliance with Section 2.06) with respect to the issuance of the Second Delayed Draw Notes or the Third Delayed Draw Notes, as the case may be; provided, that the Purchasers shall have the right, but not the obligation, exercisable in their sole discretion, to purchase the entire amount or any lesser amount (including no amount) of such First Delayed Draw Notes or Second Delayed Draw Notes. If the Purchasers agree, in their sole discretion, to purchase the entire amount or any lesser amount of such First Delayed Draw Notes and/or Second Delayed Draw Notes on the Second Delayed Draw Closing Date and/or the Third Delayed Draw Closing Date, as the case may be, the Required Purchasers shall notify the Issuer and the Collateral Agent of such determination (such notice, an “Extended Availability Notice”) promptly, and in any event not later than fifteen (15) days after the receipt by Purchasers of such Notice of Issuance and upon the issuance, sale and purchase of such First Delayed Draw Notes and/or Second Delayed Draw Notes, as applicable, the aggregate principal amount of such First Delayed Draw Notes and/or Second Delayed Draw Notes shall be as set forth in the applicable Extended Availability Notice and the First Delayed Draw Closing Date and/or the Second Delayed Draw Closing Date, as applicable, shall be the Second Delayed Draw Closing Date or the Third Delayed Draw Closing Date, as the case may be, for all purposes hereunder (including, for purposes of clarity, for purposes of calculating any Make-Whole Amount)].
(c)    Repayment of Notes; Prepayment of Notes. After repayment or prepayment (in whole or in part) of any Notes, such amount repaid or prepaid (or any portion thereof) may not be re-borrowed.
2.02    Commitments to Purchase Delayed Draw Notes.
(a)    Subject to and upon the terms and conditions set forth herein, each Purchaser severally (and not jointly) agrees on the applicable Delayed Draw Note Closing Date to purchase Delayed Draw Notes (such Delayed Draw Notes to have a purchase price in the aggregate not greater than such Purchaser’s undrawn Delayed Draw Note Commitment with respect to such Delayed Draw Notes at such time) from the Issuer at a purchase price equal to 100% of the aggregate principal amount of the Delayed Draw Notes so purchased, provided that under no circumstances shall the aggregate purchase price of the Delayed Draw Notes required to be purchased by any Purchaser, together with the aggregate purchase price of any Delayed Draw Notes previously purchased by such Purchaser, exceed the amount of such Purchaser’s Delayed Draw Note Commitment with respect to all such Delayed Draw Notes at such time. Once drawn, no Delayed Draw Note Commitment may be redrawn, whether or not the Delayed Draw Notes related thereto have been repaid or prepaid. Except as expressly provided in Section 2.01(b)(iv), (i) upon the expiration of the First Availability Period, the Delayed Draw Note Commitments with respect to the First Delayed Draw Notes shall automatically, without action by the Issuer or any Purchaser, be reduced to zero, (ii) upon the expiration of the Second Availability Period, the Delayed Draw Note Commitments with respect to the Second Delayed Draw Notes shall automatically, without action by the Issuer or any Purchaser, be reduced to zero and (iii) upon the expiration of the Third Availability Period, the Delayed Draw Note Commitments with respect to the Third Delayed Draw Notes shall automatically, without action by the Issuer or any Purchaser, be reduced to zero.
(b)    (i) The aggregate principal amount of First Delayed Draw Notes, if any, purchased by the Purchasers hereunder shall be equal to $30,000,000.
(ii)    The aggregate principal amount of Second Delayed Draw Notes, if any, purchased by the Purchasers hereunder shall be equal to $20,000,000.
(iii)    The aggregate principal amount of Third Delayed Draw Notes, if any, purchased by the Purchasers hereunder shall be equal to $20,000,000.
(c)    All issuances of Delayed Draw Notes under this Agreement shall be made to the Purchasers pro rata on the basis of their Delayed Draw Note Commitments with respect to such Delayed Draw Notes. It is understood that no Purchaser shall be responsible for any default by any other Purchaser of its obligation to purchase Delayed Draw Notes hereunder and that each Purchaser shall be obligated to purchase the Delayed Draw Notes required to be purchased by it hereunder regardless of the failure of any other Purchaser to fulfill its obligations under this Agreement.
2.03    Issuance and Sale of Securities.
(a)    On the Closing Date. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Issuer will issue and sell the Initial Notes to be issued and sold by each of them hereunder to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, shall purchase from the Issuer the Initial Notes to be purchased by each of them, in each case in amounts equal to the respective amounts set forth on Schedule II hereto opposite such Purchaser’s name, and in each case at the purchase prices set forth on Schedule II hereto.
(b)    On any Delayed Draw Note Closing Date. Subject to the terms and conditions set forth in this Agreement, on each Delayed Draw Note Closing Date, the Issuer shall issue and sell Delayed Draw Notes in the aggregate amount specified in the Notice of Issuance (in compliance with Section 2.06) to each of the Purchasers, severally and not jointly, allocated on a pro rata basis in accordance with their respective Delayed Draw Note Commitments with respect to such Delayed Draw Notes, and each of the Purchasers, severally and not jointly, shall on such date purchase (for an aggregate purchase price not greater than such Purchaser’s undrawn Delayed Draw Note Commitment with respect to such Delayed Draw Notes) such Delayed Draw Notes from the Issuer on the Delayed Draw Note Closing Date specified in the Notice of Issuance, in each case at an aggregate purchase price equal to 100% of the aggregate principal amount of such Delayed Draw Notes, provided that under no circumstances shall the aggregate principal amount of Delayed Draw Notes so purchased by any Purchaser exceed the amount of such Purchaser’s Delayed Draw Note Commitment with respect to such Delayed Draw Notes at such time.

(c)    The Issuer and Purchasers hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of each Note is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the aggregate issue price of the Initial Notes issued by the Issuer within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $76,625,000.00 and the aggregate issue price of the Warrants is equal to $2,250,000.00, each determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations. The parties hereto agree to report all income tax matters with respect to the issuance of the Notes consistent with the provisions of this Section 2.03(c) unless otherwise required due to a change in applicable Law.
2.04    Notes. The Notes issued pursuant hereto shall evidence the principal amounts of all Notes sold hereunder, and the date and principal amount of each purchase and the sale of the Notes to the Purchasers by the Issuer, as well as each payment or prepayment made on account of the principal thereof, and, in each case, the resulting aggregate unpaid principal balance thereof, shall be recorded by each Purchaser on its books; provided, that failure by any Purchaser to make any such recordation shall not affect the obligations of the Issuer hereunder or under any Note. Each such recordation by a Purchaser shall be conclusive and binding for all purposes in the absence of manifest error.
2.05    The Closing Date; Delayed Draw Note Closing Date.
(a)    Closing Date. The sale and delivery of the Initial Notes to be issued pursuant to Section 2.01(a) shall take place at the offices of Akin Gump Straus Hauer & Feld LLP, One Bryant Avenue, New York, NY 10036, at 10:00 A.M. New York City time, on the Closing Date (or such other time and place as the parties hereto shall agree). On the Closing Date, subject to satisfaction of the conditions set forth herein, the Issuer will deliver to each Purchaser an Initial Note or Initial Notes registered in such Purchaser’s name or in the name of its nominee, such Initial Notes to be duly executed and dated the Closing Date, in the aggregate principal amount of the Initial Notes allocated to such Purchaser as shown on Schedule II hereto, such Initial Notes to be in such denominations as such Purchaser may specify by two (2) Business Days’ prior written notice to the Issuer (or, in the absence of such notice, one Initial Note registered in such Purchaser’s name in such aggregate principal amount), against such Purchaser’s delivery to the Issuer of immediately available funds in the amount of such Purchaser’s portion of the aggregate purchase price of the Initial Notes so purchased.
(b)    Delayed Draw Note Closing Date. The sale and delivery of any Delayed Draw Notes to be issued pursuant to Section 2.01(b) shall take place at the offices of Akin Gump Straus Hauer & Feld LLP, One Bryant Avenue, New York, NY 10036, at 10:00 A.M. New York City time on the Delayed Draw Note Closing Date specified for such issuance in the Notice of Issuance (or such other time and place as the parties hereto shall agree). On any Delayed Draw Note Closing Date, subject to satisfaction of the conditions set forth herein, the Issuer will deliver to each Purchaser holding an undrawn Delayed Draw Note Commitment with respect to such Delayed Draw Notes, a Delayed Draw Note or Delayed Draw Notes registered in such Purchaser’s name or in the name of its nominee, such Delayed Draw Notes to be duly executed and dated the applicable Delayed Draw Note Closing Date, in an aggregate principal amount equal to the amount of Delayed Draw Notes allocated to such Purchaser on a pro rata basis in accordance with its respective Delayed Draw Note Commitment with respect to such Delayed Draw Notes (which in no event shall exceed the amount of such Purchaser’s Delayed Draw Note Commitment with respect to such Delayed Draw Notes at such time), such Delayed Draw Notes to be in such denominations as such Purchaser may specify by two (2) Business Days’ prior written notice to the Issuer (or, in the absence of such notice, one Delayed Draw Note registered in such Purchaser’s name in such aggregate principal amount), against such Purchaser’s delivery to the Issuer of immediately available funds in an amount equal to the aggregate principal amount of such Delayed Draw Notes so purchased by such Purchaser.
2.06    Notice of Issuance.

(a)    If the Issuer has determined in good faith that the conditions precedent to the obligation of each Purchaser to purchase the First Delayed Draw Notes set forth in Sections 5.02(a), 5.02(b) and 5.03(a) have been satisfied, the Issuer shall deliver to the Purchasers an irrevocable Notice of Issuance with respect to the issuance of the First Delayed Draw Notes, which shall be for the entire amount of such Delayed Draw Notes and must be given (a) not earlier than the beginning of the First Availability Period and (b) not later than 11:00 a.m. at least fifteen (15) days in advance of the requested First Delayed Draw Note Closing Date.
(b)    If the Issuer determines, in its sole discretion, to request the issuance of the Second Delayed Draw Notes or Third Delayed Draw Notes, the Issuer shall deliver to the Purchasers an irrevocable Notice of Issuance with respect to such proposed issuance, which shall be for the entire amount of such Delayed Draw Notes and must be given (a) not earlier than the beginning of the Second Availability Period or the Third Availability Period, as applicable, and (b) not later than 11:00 a.m. at least fifteen (15) days in advance of the requested Delayed Draw Note Closing Date; provided, however, that if such Notice of Issuance also includes a request for the issuance of the First Delayed Draw Notes (in addition to the request for the issuance of the Second Delayed Draw Notes) or the issuance of one or both of the First Delayed Draw Notes and the Second Delayed Draw Notes (in addition to the request for the issuance of the Third Delayed Draw Notes), in each case pursuant to Section 2.01(b)(iv), then such Notice of Issuance shall be for the entire amount of such Delayed Draw Notes and must be given (x) not earlier than the beginning of the Second Availability Period or the Third Availability Period, as applicable, and (y) not later than 11:00 a.m. at least thirty (30) days in advance of the requested Delayed Draw Note Closing Date.
2.07    Prepayments.
(a)    Voluntary Prepayments. Subject to the payment of any Make-Whole Amount and/or Prepayment Premium as required under Section 2.07(d) and any other fees or amounts payable hereunder at such time, the Issuer may, upon notice to the Purchasers, voluntarily prepay the Initial Notes and/or any Delayed Draw Notes, in each case, in whole or in part; provided, that: (i) such notice must be received not later than 11:00 a.m. (Eastern time) three (3) Business Days prior to the date of prepayment; (ii) any such prepayment must be applied (A) first, to the Initial Notes, (B) then, to the First Delayed Draw Notes (if any), (C) then, to the Second Delayed Draw Notes (if any), and (D) then, to the Third Delayed Draw Notes (if any), in that order, and (iii) any such prepayment shall be in a principal amount of $20,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment (which, for purposes of clarity, shall be applied to the Notes in the order described in clause (ii) above). The Issuer shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such a notice expressly states that it is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, such notice may be revoked by the Issuer (by written notice to the Purchasers on or prior to the specified effective date) only if such condition is not satisfied. Any prepayment pursuant to this Section 2.07(a) shall be accompanied by (x) all accrued interest on the principal amount of the Notes prepaid, (y) any Make-Whole Amount and/or Prepayment Premium required under Section 2.07(d), if and to the extent applicable, in respect of the Notes prepaid and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied (1) first, to all costs, expenses, indemnities and other amounts due and payable hereunder, (2) then, to payment of default interest, if any, (3) then, to payment of any Prepayment Premium required by Section 2.07(d), if and to the extent applicable, (4) then, to payment of any Make-Whole Amount required by Section 2.07(d), if and to the extent applicable, (5) then to payment of accrued interest, and (6) thereafter, to the payment of principal (which may be applied to reduce the quarterly payments of principal on the Notes being repaid pursuant to Section 2.08, in such order as Issuer may direct).

(b)    [Reserved].
(c)    Mandatory Prepayment upon Change of Control. Upon the occurrence of a Change of Control, the Issuer shall prepay all of the Notes together with all accrued and unpaid interest thereon, plus any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), if and to the extent applicable, plus all other Obligations then due and owing. In connection with any prepayment pursuant to this Section 2.07(c), the Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with such prepayment.
(d)    Make-Whole Amount; Prepayment Premium. If all or any portion of the Notes is prepaid, or required to be prepaid pursuant to this Section 2.07, Article IX or otherwise, then, in all cases, the Issuer shall pay to the Purchasers, on the date on which such prepayment is prepaid or required to be prepaid, in addition to the other Obligations so prepaid or required to be prepaid, a Make-Whole Amount and/or a Prepayment Premium, in each case as and to the extent applicable.
2.08    Repayment of Notes; Delayed Amortization; Voluntary Termination of Delayed Draw Note Commitments.
(a)    Subject to delayed amortization provisions provided in Section 2.08(b) and any application of a voluntary or mandatory prepayment pursuant to Section 2.07, the Issuer shall make eight (8) equal quarterly payments of the principal amount of the Notes commencing on the first Interest Payment Date on or following the 39th month anniversary of the Closing Date and continuing on the Interest Payment Date of each successive fiscal quarter thereafter (each such payment date, a “Payment Date”).
(b)    Delayed Amortization. So long as no Default or Event of Default under any Note Document has occurred and is continuing, the Issuer may elect by written notice to the Collateral Agent and each Purchaser (such notice, a “Delayed Amortization Notice”) to postpone making in its entirety any quarterly amortization payments otherwise due pursuant to clause (a) above until the Maturity Date; provided, that: (A) as of the applicable Payment Date, Consolidated Net Sales for the trailing four-quarter period ended as of the last date of the Fiscal Quarter ending immediately prior to such Payment Date is at least equal to the Amortization Threshold for such trailing four-quarter period; and (B) the Collateral Agent and each Purchaser receives, together with such Delayed Amortization Notice, (1) a certificate signed by a Responsible Officer of Issuer certifying as to such Consolidated Net Sales and (2) evidence of such Consolidated Net Sales in form and substance reasonably satisfactory to the Required Purchasers.
(c)    All unpaid principal amount of the Notes, together with all accrued and unpaid interest thereon and all other outstanding Obligations, are due and payable in full on the Maturity Date.
(d)    The Notes may be prepaid only in accordance with Section 2.07, except as provided in Article IX.
(e)    The Issuer may, upon written notice to the Purchasers, at any time prior to the end of the Second Availability Period or Third Availability Period, terminate in full the Second Delayed Draw Commitments or the Third Delayed Draw Commitments, respectively; provided, that: any such notice shall be received by the Purchasers not later than 11:00 a.m. one (1) Business Day prior to the date of termination set forth therein; provided, further, that the effectiveness of such notice may be expressly conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, and such notice may be revoked by the Issuer (by written notice to the Purchasers on or prior to the specified effective date) only if such condition is not satisfied and the applicable Availability Period has not expired.
2.09    Interest.

(a)    Pre-Default Rate. Subject to the provisions of subsection (b) below, during any Interest Period, the Notes shall bear interest during such Interest Period on the outstanding principal amount thereof at a rate per annum at all times equal to the Pre-Default Rate.
(b)    Default Rate.
(i)    Upon the occurrence of and during the continuance of any Event of Default under Section 9.01(a) (without regard to any applicable grace periods) or Section 9.01(f), during any Interest Period all outstanding Obligations shall thereafter bear interest during such Interest Period at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws,
(ii)    upon the request of the Required Purchasers, while any Event of Default exists, the Issuer shall, following such request, pay interest on all outstanding Notes at an interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws, and
(iii)    accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.
(c)    Interest Generally. Interest on the Notes shall be due and payable in cash in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.10    Upfront Fee; Warrants.
(a)    Upfront Fee. The Issuer and each Purchaser agrees that on the Closing Date, the Issuer shall pay to each Purchaser its ratable portion of an upfront fee in an aggregate amount equal to $1,125,000.00 (the “Upfront Fee”). The Issuer agrees that the Upfront Fee shall be (i) paid in Dollars, (ii) fully earned upon the Closing Date, (iii) nonrefundable and (iv) in addition to, and not creditable against, any other fee, cost or expense payable under the Note Documents.
(b)    Warrants. Parent and each Purchaser agrees that on the Closing Date, Parent shall issue the Warrants to each of the Purchasers, in each case in form and substance reasonably satisfactory to the Purchasers.
2.11    Computation of Interest.
All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on the Notes for the day on which the Notes are issued, and shall not accrue on the Notes, or any portion thereof, for the day on which the Notes or such portion is paid.
2.12    Payments Generally.
(a)    General. All payments to be made by the Issuer shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, any applicable Make-Whole Amount, any applicable Prepayment Premium and fees on the Notes and all other Obligations payable by any Note Party under the Note Documents shall be due, without any presentment thereof, directly to the Purchasers, at such office or bank account as may be specified by each Purchaser from time to time by written notice to the Issuer, with the Obligations paid on a pro rata basis (subject to the ultimate sentence of Section 2.07(a)); provided, that, if at the time of any such payment a Purchaser is a Defaulting Purchaser, such Defaulting Purchaser’s pro rata share of such payment shall be made directly to the Collateral Agent. The Note Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other office or account as the Purchasers may from time to time direct in writing. All payments received by the Purchasers after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
(b)    Obligations of Purchasers are Several. The obligations of the Purchasers hereunder to purchase the Notes are several and not joint. The failure of any Purchaser to purchase the aggregate principal amount of the Initial Notes or Delayed Draw Notes to be purchased by it on any date required hereunder shall not relieve any other Purchaser of its corresponding obligation to do so on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to purchase the aggregate principal amount of the Initial Notes or Delayed Draw Notes to be purchased by it.
(c)    Funding Source. Nothing herein shall be deemed to obligate any Purchaser to obtain the funds to purchase any Note in any particular place or manner or to constitute a representation by any Purchaser that it has obtained or will obtain the funds to purchase any Note in any particular place or manner.
2.13    No Purchase of Notes. No Note Party or any of their respective Affiliates may acquire directly or indirectly any of the outstanding Notes, without the prior written consent of the Required Purchasers.
2.14    Sharing of Payments by Purchasers.
If any Purchaser shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any Note or any applicable Make-Whole Amount and/or Prepayment Premium in connection therewith resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of the Note and accrued interest thereon and any applicable Make-Whole Amount and/or Prepayment Premium in connection therewith, greater than its pro rata share thereof as provided herein, then such Purchaser shall (a) notify the other Purchasers of such fact and (b) purchase for cash at face value, but without recourse, ratably from each of the other Purchasers such amount of the Notes held by each such other Purchaser (or interest therein), so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of, accrued interest on and any Make-Whole Amount and/or Prepayment Premium in connection with, their respective portions of the Notes and other amounts owing them; provided, that:
(i)    if any such purchase is made by any Purchaser, and if such excess payment or part thereof is thereafter recovered from such purchasing Purchaser, the related purchases from the other Purchasers shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; and
(ii)    the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of the Issuer pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Purchaser) or (y) any payment obtained by a Purchaser as consideration for the assignment of any of its portion of the Notes to any assignee, other than an assignment to Parent or any Subsidiary (as to which the provisions of this Section 2.14 shall apply).
2.15    Defaulting Purchasers.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as that Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable Law:

(i)    Waivers and Amendment. The Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amount received for the account of that Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Collateral Agent by that Defaulting Purchaser pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Collateral Agent as follows: first, to the payment of any amounts owing by that Defaulting Purchaser to the Collateral Agent hereunder; second, as the Issuer may request (so long as no Default or Event of Default exists), to the purchase of any Notes in respect of which that Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Collateral Agent; third, if so determined by the Collateral Agent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Purchaser to purchase the Notes under this Agreement; fourth, to the payment of any amounts owing to the Purchasers as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser against that Defaulting Purchaser as a result of that Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Issuer as a result of any judgment of a court of competent jurisdiction obtained by such Issuer against that Defaulting Purchaser as a result of that Defaulting Purchaser’s breach of its obligations under this Agreement; and sixth, to that Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Notes in respect of which that Defaulting Purchaser has not fully funded its appropriate share and (y) such Notes were purchased at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Notes of all non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Notes of that Defaulting Purchaser. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Purchaser, and each Purchaser irrevocably consents hereto.
(b)    Defaulting Purchaser Cure. If a Defaulting Purchaser is no longer a Defaulting Purchaser pursuant to the definition thereof, or the Issuer and the Collateral Agent agree in writing in their sole discretion that a Defaulting Purchaser should no longer be deemed to be a Defaulting Purchaser, the Collateral Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Purchaser will cease to be a Defaulting Purchaser; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Issuer while that Purchaser was a Defaulting Purchaser; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.
ARTICLE III

TAXES
3.01    Taxes.
(a)    All payments of principal and interest pursuant to any Note Document and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any Governmental Authority, excluding (x) taxes imposed on or measured by net income imposed by the jurisdiction under which a Recipient is organized or in which its principal office or applicable lending office is located, (y) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in any Note or Delayed Draw Note Commitment pursuant to a Law in effect on the date on which such Recipient acquires such interest in the Note or Delayed Draw Note Commitment (unless such acquisition occurs at the request of the Issuer pursuant to Section 10.04), except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable by such Recipient’s assignor immediately before such Recipient became a party hereto and (z) U.S. federal withholding tax imposed under FATCA (all non-excluded items being called “Taxes”). If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Note Party hereunder is required in respect of any Taxes pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Recipient an official receipt or other documentation satisfactory to the Recipient evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Note Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.
(b)    The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Taxes with respect to any Note Document or any payment thereunder, (“Indemnified Taxes”) (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(c)    Each Purchaser that is not a U.S. Person that purports to become an assignee of an interest pursuant to Section 12.06 after the Closing Date (each such Purchaser a “Foreign Purchaser”) shall execute and deliver to the Issuer on or prior to the date that such Purchaser becomes a party hereto (and from time to time thereafter upon the reasonable request of the Issuer), one or more (as the Issuer may reasonably request) duly completed and executed copies of Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by the Issuer certifying as to such Purchaser’s entitlement to any available exemption from or reduction of withholding or deduction of taxes. Each Purchaser that is a U.S. Person shall execute and deliver to the Issuer on or prior to the date such Purchaser becomes a party hereto (and from time to time thereafter upon the reasonable request of the Issuer), one or more (as the Issuer may reasonably request) duly completed and executed copies of Internal Revenue Service Form W-9 certifying that such Purchaser is not subject to United States backup withholding. The Issuer shall not be required to pay additional amounts to any Purchaser pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Purchaser to comply with this paragraph.
(d)    Each Purchaser agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Issuer of its inability to do so.
(e)    If, due to a change in Sections 871(h) or 881(c) of the Internal Revenue Code (or any successor provisions) after the date a Person becomes an Indirect Purchaser under this Agreement, any withholding is required to be made by a Purchaser or any Affiliate thereof to such Indirect Purchaser attributable to payments made by any Note Party hereunder, such Note Party shall pay to such Purchaser such additional amount or amounts as is necessary to ensure that the net amount actually received by any Indirect Purchaser will equal the full amount such Indirect Purchaser would have received had no such withholding or deduction been required; provided that in the event additional amounts are due in respect of an Indirect Purchaser, immediately before such Indirect Purchaser transfers a direct or indirect interest in a Purchaser to a transferee and withholding is required to be made by a Purchaser or any Affiliate to such transferee Indirect Purchaser attributable to payments made by any Note Party hereunder, a Note Party shall be required to pay additional amounts pursuant to this Section in an amount not exceeding the additional amounts payable prior to the transfer by the transferor Indirect Purchaser; provided, further that no such additional amounts shall be payable by a Note Party to the extent such withholding could have been avoided by any Indirect Purchaser and each entity in the chain of ownership between such Indirect Purchaser and the Purchaser providing Internal Revenue Service Forms W-9, W-8ECI, W-8BEN, W-8BEN-E or W-8IMY (as applicable) or any successor forms thereto, to the Purchaser or other entity in the chain of ownership between such Indirect Purchaser and the Purchaser, as applicable.
3.02    Survival.
All of the Note Parties’ obligations under this Article III shall survive any transfer of the Notes, the termination of the Delayed Draw Note Commitments, the repayment, satisfaction or discharge of the Obligations hereunder and the resignation or replacement of the Collateral Agent.
ARTICLE IV

GUARANTY
4.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Purchaser and the Collateral Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations of the Issuer and any other Guarantor in respect of the Notes issued by the Issuer in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Note Documents, the obligations of each Guarantor under this Agreement and the other Note Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state or federal law.
4.02    Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Note Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Issuer or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and all Delayed Draw Note Commitments have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Collateral Agent or any Purchaser as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Collateral Agent or any Purchaser exhaust any right, power or remedy or proceed against any Person under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03    Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Collateral Agent and each Purchaser on demand for all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Collateral Agent and the Purchasers (taken as a whole), and, of a single local counsel to the Collateral Agent and the Purchasers (taken as a whole) in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected parties (taken as a whole))) incurred by the Collateral Agent or such Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Collateral Agent and the Purchasers, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Purchasers may exercise their remedies thereunder in accordance with the terms thereof.
4.06    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Note Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and all Delayed Draw Note Commitments have expired or been terminated.
4.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
4.08    Limitation of Liability of the Norwegian Guarantor.
The obligations and liabilities of the Norwegian Guarantor under this Agreement shall be limited to the extent necessary to comply with the mandatory provisions of law applicable to it, including sections 8-7 to 8-10 cf. section 1-3 of the Norwegian Companies Act regarding unlawful financial assistance and other restrictions on a Norwegian limited liability company’s ability to grant security in favor of other group companies. The obligations of the Norwegian Guarantor under this Agreement shall always be interpreted so as to make the Norwegian Guarantor liable to the fullest extent permitted by the Norwegian Companies Act.
ARTICLE V

CONDITIONS PRECEDENT
5.01    Conditions to Effectiveness of Agreement and Purchase of Initial Notes.
This Agreement shall become effective upon, and the obligation of each Purchaser to purchase the Initial Notes to be purchased by it on the Closing Date is subject to, satisfaction of the following conditions precedent:
(a)    Note Documents. Receipt by the Purchasers of executed counterparts of this Agreement and the other Note Documents, including, for purposes of clarity, the Collateral Documents other than as expressly described in Section 7.20, each properly executed by a Responsible Officer of the signing Note Party, in each case in form and substance satisfactory to the Purchasers.
(b)    Opinions of Counsel. Receipt by the Collateral Agent and the Purchasers of favorable opinions (i) of legal counsel to the Issuer, and (ii) of legal counsel to the Collateral Agent and the Purchasers with respect to Norwegian law and English law, in each case (x) addressed to the Collateral Agent and the Purchasers, (y) dated as of the Closing Date, and (z) in form and substance reasonably satisfactory to the Collateral Agent and the Purchasers and their counsel.
(c)    Financial Statements. The Purchasers shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as any Purchaser shall request.

(d)    No Material Adverse Change. There shall not have occurred since December 31, 2018 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(e)    Litigation. There shall not exist any action, suit, investigation, claim, audit or proceeding pending or to the knowledge of any Responsible Officer of any Note Party, threatened, in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and to the knowledge of any Responsible Officer of any Note Party, there is no fact, circumstance or condition which is reasonably expected to form the basis for any such investigation, claim, audit, action or proceeding.
(f)    Organization Documents, Resolutions, Etc. Receipt by the Purchasers of the following, each of which shall be originals or facsimiles, in form and substance satisfactory to the Purchasers and their legal counsel:
(i)    copies of the Organization Documents of each Note Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by the chief executive officer or a secretary or assistant secretary of such Note Party to be true and correct as of the Closing Date;
(ii)    copies of the Borrowing Resolutions and such other certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Purchasers may reasonably require, evidencing the approval of this Agreement and the other Note Documents to which such Note Party is a party and the transactions contemplated thereby (including the issuance, sale and delivery of the Initial Notes), and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party; and
(iii)    certificates of good standing or equivalent status to the extent available in such jurisdictions certified by the Secretary of State of the equivalent thereof as of a date no earlier than thirty (30) days prior to the Closing Date, and such other documents and certifications as the Purchasers may reasonably require, evidencing that each Note Party is duly organized or formed, and is validly existing, in good standing (or equivalent status) and qualified to engage in business in its jurisdiction of organization or formation.
(g)    Perfection and Priority of Liens. Receipt by the Purchasers of the following:
(i)    results of searches of Uniform Commercial Code filings in the jurisdiction of formation of each Note Party or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions, and evidence that no Liens exist other than Permitted Liens reasonably satisfactory to the Purchasers;
(ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent’s sole discretion, to perfect the Collateral Agent’s first priority security interest in the Collateral, in form and substance reasonably satisfactory to the Collateral Agent;
(iii)    all certificates evidencing any certificated Equity Interests pledged to the Collateral Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)    results of searches of ownership of, and Liens on, the IP Rights of each Note Party in the appropriate United States governmental offices;
(v)    duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Collateral Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the IP Rights of the Note Parties.
(vi)    duly executed consent of each of (A) the Norwegian Guarantor to the pledge and potential future assignment of all of its right, title and interest in, to and under the Intercompany License Agreement to the Collateral Agent for the benefit of the Purchasers and the other Secured Parties and (B) the Issuer to the pledge and potential future assignment of all of its right, title and interest in, to and under the Intercompany License Agreement to the Collateral Agent for the benefit of the Purchasers and the other Secured Parties, in each case in form and substance reasonably satisfactory to the Collateral Agent;
(vii)    [Reserved];
(viii)    the Norwegian Security Documents shall have been duly executed, and all notices, acknowledgements and registration forms required for the perfection of the first priority security interest thereunder shall have been duly executed and delivered to the Collateral Agent for filing on or immediately following the Closing Date, in form and substance reasonably satisfactory to the Collateral Agent; and
(ix)    such documents or evidence as are required to be delivered on the execution of the English Debenture pursuant to the English Debenture, including all documents required to be delivered pursuant to clause 8.1 (Deposit of title documents) , in form and substance reasonably satisfactory to the Collateral Agent.
(h)    Know-Your-Customer. Receipt by the Collateral Agent and the Purchasers of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act.
(i)    Evidence of Insurance. Receipt by the Collateral Agent of copies of certificates of insurance of the Note Parties, evidencing product liability, general liability and casualty insurance meeting the requirements set forth in the Note Documents and which are in full force and effect, and appropriate evidence naming the Collateral Agent as additional insured (in the case of product liability and general liability insurance) or lender loss payee (in the case of property insurance) on behalf of the Purchasers (such evidence to be in form and substance reasonably satisfactory to the Purchasers).
(j)    Closing Certificate. Receipt by the Purchasers of a certificate signed by a Responsible Officer of Parent certifying, as of the Closing Date, (i) that the conditions specified in Sections 5.01(d), (e), and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that Parent and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that any and all Indebtedness under the Existing Athyrium Credit Facility will be repaid in full concurrently with the issuance, sale and delivery of the Initial Notes on the Closing Date and that Parent and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted to exist under Section 8.03(b), (iv) that neither Parent nor any Subsidiary has outstanding any Disqualified Capital Stock and (v) as true and complete an attached description of all intercompany Indebtedness of Parent and its Subsidiaries (both before and after giving effect to the application of the proceeds of the Initial Notes).

(k)    Existing Indebtedness. Any and all Indebtedness under the Existing Athyrium Credit Facility, shall be repaid in full and any and all Liens and security interests related thereto shall be released and discharged on or prior to the Closing Date, and the Collateral Agent and the Purchasers shall have received (i) a copy of the payoff letter in respect of the Indebtedness outstanding under the Existing Athyrium Credit Facility from Athyrium Opportunities III Acquisition LP, fully executed by the parties thereto, evidencing the repayment in full of such Indebtedness pursuant thereto concurrently with the issuance, sale and delivery of the Initial Notes on the Closing Date, and (ii) evidence of the release and discharge of any and all Liens and security interests related thereto.
(l)    Governmental and Third Party Approvals. Parent and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Note Documents, each of which is in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on Parent or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have any such effect.
(m)    Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of Parent on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Note Documents, shall be reasonably satisfactory to the Purchasers.
(n)    Letter of Direction. Receipt by the Purchasers of a satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Initial Notes on the Closing Date.
(o)    Fees. Receipt by the Collateral Agent and the Purchasers of any fees required to be paid on or before the Closing Date.
(p)    Attorney Costs; Due Diligence Expenses. The Issuer shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Purchasers and Collateral Agent and their respective Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Note Documents dated as of the Closing Date and the issuance and purchase of the Initial Notes, and all reasonable and documented out-of-pocket due diligence expenses of the Collateral Agent and the Purchasers and their respective Affiliates, in each case, incurred prior to the Closing Date, plus such additional amounts of such reasonable and documented out-of-pocket fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Issuer, the Collateral Agent and the Purchasers), it being understood and agreed that the Issuer’s obligations under this Section 5.01(p) shall not exceed $250,000.
(q)    Completion of Due Diligence. The Purchasers shall have (i) completed their due diligence, in form and scope satisfactory to the Purchasers, on Parent and its Subsidiaries and (ii) received investment committee or similar approval for the transactions contemplated by this Agreement.
(r)    Other. Receipt by the Purchasers of the Warrants, duly executed by Parent, and the receipt by the Collateral Agent and the Purchasers of such other documents, instruments, agreements and information as reasonably requested by the Collateral Agent or any Purchaser, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of Parent and its Subsidiaries; such information may include, if requested by the Collateral Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Purchaser that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser unless the other Purchasers shall have received notice from such Purchaser prior to the proposed Closing Date specifying its objection thereto.
5.02    Conditions to all Purchases of Notes.
The obligation of each Purchaser to purchase any Notes to be purchased by it is subject to the following conditions precedent:
(a)    The representations and warranties of the Issuer and each other Note Party contained in Article VI or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Closing Date or on and as of the Delayed Draw Note Closing Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 as of the Closing Date or as of the Delayed Draw Note Closing Date, as applicable.
(b)    No Default shall exist, or would result from such proposed issuance of the Initial Notes or the Delayed Draw Notes, as applicable, or from the application of the proceeds thereof.
(c)    Receipt by the Purchasers of (i) with respect to the purchase of the Initial Notes, the certificate described in Section 5.01(j), and (ii) with respect to the purchase of the Delayed Draw Notes, a certificate signed by a Responsible Officer of Parent certifying, as of the applicable Delayed Draw Note Closing Date, that the conditions specified in Sections 5.02(a) and (b) above have been satisfied.
By issuing and delivering the Notes, the Issuer shall be deemed to represent and warrant that the conditions specified in Sections 5.02(a) and (b) above have been satisfied on and as of the Closing Date or on and as of the Delayed Draw Note Closing Date, as applicable.
5.03    Conditions to Purchase of Delayed Draw Notes.
The obligation of each Purchaser to purchase the Delayed Draw Notes to be purchased by it hereunder is subject to the following conditions precedent (in addition to those in Section 5.02):

(a)    First Delayed Draw Notes. In the case of the First Delayed Draw Notes, Consolidated Net Sales for the fiscal quarter ended December 31, 2019 shall have been at least $9,000,000, and the Purchasers shall have received on or before the date of delivery of a valid Notice of Issuance pursuant to Section 5.03(d), a certificate signed by a Responsible Officer of Parent certifying as to the Consolidated Net Sales for such fiscal period and the satisfaction of the conditions specified in this Section 5.03(a).
(b)    Second Delayed Draw Notes. In the case of the Second Delayed Draw Notes, either (x) Consolidated Net Sales for the fiscal quarter ended March 31, 2020 shall have been at least $11,000,000 or, alternatively, (y) Consolidated Net Sales for the six (6) months ended June 30, 2020 shall have been at least $25,000,000, and the Purchasers shall have received on or before the date of delivery of a valid Notice of Issuance pursuant to Section 5.03(d), a certificate signed by a Responsible Officer of Parent certifying as to the Consolidated Net Sales for such fiscal period and the satisfaction of the conditions specified in this Section 5.03(b).

(c)    Third Delayed Draw Notes. In the case of the Third Delayed Draw Notes, either (x) Consolidated Net Sales for the fiscal quarter ended September 30, 2020 shall have been at least $14,500,000 or, alternatively, (y) Consolidated Net Sales for the six (6) months ended December 31, 2020 shall have been at least $31,000,000, and the Purchasers shall have received on or before the date of delivery of a valid Notice of Issuance pursuant to Section 5.03(d), a certificate signed by a Responsible Officer of Parent certifying as to the Consolidated Net Sales for such fiscal period and the satisfaction of the conditions specified in this Section 5.03(c).
(d)    Notice of Issuance; Related Notices. The Purchasers shall have received a valid Notice of Issuance meeting the requirements of Section 2.06 with respect to the issuance of the Delayed Draw Notes to be effected on the Delayed Draw Note Closing Date applicable thereto.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
The Note Parties, jointly and severally, represent and warrant to the Collateral Agent and the Purchasers, that, as of the Closing Date after giving effect to the issuance and sale of the Initial Notes and as of each Bringdown Date (both with and without giving effect to the issuance and sale of any Notes issued on such date, if any):
6.01    Existence, Qualification and Power.
Each Note Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and (to the extent applicable under any such laws) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own, license, operate or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease, license or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.02    Authorization; No Contravention.
The execution and delivery by each Note Party of, and the performance by each Note Party of its obligations under, each Note Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with in any material respect or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, judgment, injunction, writ, decree, determination or award of any Governmental Authority or any arbitral award to which such Person or any of its properties are subject, or (c) violate in any material respect any Law or regulation (including Regulation U or Regulation X issued by the FRB).
6.03    Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery by any Note Party of, and the performance by any Note Party of its obligations under, this Agreement or any other Note Document, other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens and security interests created by the Collateral Documents and (c) the filing of any applicable notices under securities laws.

6.04    Binding Effect.
Each Note Document has been duly executed and delivered by each Note Party that is party thereto. Each Note Document constitutes a legal, valid and binding obligation of each Note Party that is party thereto, enforceable against each such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.
6.05    Financial Statements; No Material Adverse Effect; Exchange Act Documents.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent (to the extent required by GAAP), of Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
(b)    The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent (to the extent required by GAAP), of Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
(c)    From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Note Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of the Note Parties and their respective Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Note Parties and their respective Subsidiaries taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Purchasers on or prior to the Closing Date or publicly filed under applicable securities laws.
(d)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the dates thereof and for the periods covered thereby.
(e)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06    Litigation.
There are no actions, suits, proceedings, claims, investigations, audits or disputes pending or, to the knowledge of any Responsible Officer of any Note Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Note Party or any of its Subsidiaries or against any of their properties or revenues (including involving allegations of sexual harassment or misconduct by any officer of Parent or any Subsidiary) that (a) challenge the legality, validity or enforceability of this Agreement or any other Note Document, or the consummation of any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.07    No Default.
(a)    Neither any Note Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
6.08    Ownership of Property; Liens.
(a)    Each Note Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of any and all Liens except Permitted Liens, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each Note Party and its Subsidiaries (i) is the legal and beneficial owner of, or has the rights it purports to have, to use, and, except as permitted by Section 8.09, has the power to transfer, each item of personal property upon which it purports to grant a Lien under any Collateral Document, free and clear of any and all Liens except Permitted Liens, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii)(A) as of the Closing Date, has no Deposit Accounts other than the Deposit Accounts described in the perfection certificates delivered to the Purchasers pursuant to Section 5.01(a), and (B) subject to Section 7.16(b), as of any Bringdown Date, has no Deposit Accounts other than (1) Deposit Accounts that are governed by a Deposit Account Control Agreement and (2) Excluded Accounts.
6.09    Environmental Compliance.
Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and, to the knowledge of any Responsible Officer of any Note Party, there are no conditions relating to the Facilities or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws.
(b)    None of the Facilities contains, or, to the knowledge of any Responsible Officer of any Note Party, has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws.
(c)    Neither any Note Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Note Party have knowledge that any such notice is being threatened.
(d)    Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or at the direction of any Note Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of any Note Party, threatened, under any Environmental Law to which any Note Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Note Party, any Subsidiary, the Facilities or the Businesses.
(f)    There has been no release or, to the knowledge of any Responsible Officer of any Note Party, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Note Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10    Insurance.
(a)    The properties of the Note Parties and their Subsidiaries are insured with property and general liability insurance (including products liability insurance) from financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Note Party or the applicable Subsidiary operates. Such insurance coverage of the Note Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, coverage amounts and deductibles on Schedule 6.10 to the Disclosure Letter.
(b)    Parent and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Collateral Agent or the Required Purchasers.
6.11    Taxes.
The Note Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Note Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Note Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Note Party.
6.12    ERISA Compliance.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. As of the Closing Date, each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has a favorable opinion letter on which it is entitled to rely. To the knowledge of any Responsible Officer of any of the Note Parties, nothing has occurred that could reasonably be expected to cause the loss of tax-qualified status of any Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code.
(b)    There are no pending or, to the knowledge of any Responsible Officer of any Note Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred and neither Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither Parent nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the next valuation date, (iv) neither Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither Parent nor any ERISA Affiliate has established or otherwise has any liability with respect to a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that either provides post-employment welfare benefits other than as required by Section 4980B of the Internal Revenue Code (or similar state law) or is a health or life insurance plan that is not fully insured by a third party insurance company.
6.13    Subsidiaries and Capitalization.
Set forth on Schedule 6.13 to the Disclosure Letter is a complete and accurate list as of the Closing Date of each Subsidiary of any Note Party, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) percentage of outstanding shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary and the certificate numbers(s) for the same (if any), (iv) the name of such Note Party or Subsidiary and (v) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.
6.14    Margin Regulations; Investment Company Act.
(a)    No Note Party is engaged and no Note Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose, whether immediately or ultimately, of purchasing or carrying margin stock. Following the application of the proceeds of each issuance and sale of Notes, not more than 25% of the value of the assets either of Parent only or of Parent and its Subsidiaries on a consolidated basis will be margin stock. Neither Parent nor any Subsidiary has taken or permitted to be taken any action that might cause any Note Document to violate Regulation T, U or X issued by the FRB.
(b)    No Note Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    Disclosure.
Each Note Party has disclosed or otherwise made available (including on the SEC’s EDGAR system) to the Purchasers for use in connection with the transactions contemplated hereby and the negotiation of this Agreement all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case of the foregoing, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (other than financial projections, estimates and other forward-looking information, and information of a general economic or industry specific nature) furnished by or on behalf of any Note Party or otherwise made available (including on the SEC’s EDGAR system) to any Purchaser for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished, and when taken as a whole) contains, when furnished, any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Note Parties represent only that such information was prepared in good faith based upon assumptions believed by the Note Parties to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of Parent and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).
6.16    Compliance with Laws.
(a)    Each Note Party and each Subsidiary is in compliance with the requirements of all Laws (including Export and Import Laws) and regulations and all judgments, orders, writs, injunctions and decrees applicable to it or to its business or to its properties, except in such instances in which (i) such requirement of Law or regulation or judgment, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    To the knowledge of any Responsible Officer of any Note Party, neither any Note Party nor any Subsidiary or Related Party is: (x) as of the Closing Date, (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations; (ii) “suspended” or “debarred” from selling any products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable Laws or regulations; (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid, or any other Governmental Payor Program or is listed on the General Services Administration list of excluded parties; (iv) debarred by the FDA; or (v) a party to any other action or proceeding by any Governmental Authority that would prohibit the applicable Note Party, Subsidiary, or Related Party from distributing or selling a Product or providing any services to any governmental or other purchaser pursuant to any Laws or regulations and (y) as of any Bringdown Date, is debarred, disqualified, suspended, excluded or prohibited in the manner described in clauses (i) through (v) above, except where such status could not reasonably be expected to have a Material Adverse Effect.
6.17    Intellectual Property; Licenses, Etc.
(a)    Schedule 6.17(a) to the Disclosure Letter sets forth a complete and accurate list of the following IP Rights as of the Closing Date: (i) all Copyrights and all Trademarks of any Note Party that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of any Note Party that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, and (iii) each Copyright License, each Patent License and each Trademark License of any Note Party that is, in the case of this clause (iii), material to the Businesses, taken as a whole.
(b)    All Material IP Rights are valid, subsisting, enforceable and in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned. Each of Parent and the Subsidiaries have, since taking title to the Material IP Rights, performed all acts and have paid all required annuities, fees, costs, expenses and taxes necessary to maintain the Material IP Rights in full force and effect or have caused others to do the same. All documents filed or recorded with a patent office or other relevant intellectual property registry for registration, recordation or issuance of Material IP Rights have been duly and properly filed and recorded, except where the failure to do so could not reasonably be expected to affect the validity or enforceability of such Material IP Rights. Except for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, none of the Material IP Rights are subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that materially adversely restricts, or when any such pending dispute is concluded would reasonably be expected to materially adversely restrict, the use, transfer, registration, licensing or other exploitation of any such Material IP Rights, or otherwise materially adversely affects the validity, use, right to use, registrability, or enforceability of such Material IP Rights. Except as otherwise described on Schedule 6.17(b) to the Disclosure Letter or for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, to the knowledge of any Responsible Officer of any Note Party, no action or proceeding is pending that could result in any of the foregoing.
(c)    Parent or a Subsidiary owns and possesses valid title to, or has a valid license to, all Material IP Rights, free and clear of any and all Liens other than Permitted Liens. To the extent any of the Material IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of Parent or a Subsidiary by any Person, then Parent or such Subsidiary, as applicable, has entered into a written agreement with such Person in which such Person has assigned all of its right, title and interest in and to such Material IP Rights to Parent or such Subsidiary, except where the failure to do so could not reasonably be expected to affect the validity, enforceability or ownership by Parent or such Subsidiary of such Material IP Rights. Each of Parent and each Subsidiary is the sole and exclusive owner of all right, title and interest in and to all such Material IP Rights that are owned by it, subject only to Permitted Liens.
(d)    As of the Closing Date, except as described in Schedule 6.17(d) to the Disclosure Letter, and except for software that is commercially available to the public, no Note Party is a party to nor is bound by, any inbound license or other similar agreement in respect of Material IP Rights, the breach or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts the Note Parties from granting a Lien on and security interest in the applicable Note Party’s interest in such license or agreement or any other property.
(e)    (i) To the knowledge of any Responsible Officer of any Note Party, except as described in Schedule 6.17(e) to the Disclosure Letter, no Third Party is committing an act of Infringement of any Material IP Rights, and (ii) no Note Party has given notice to any Third Party alleging that such Third Party is committing an act of Infringement of any Material IP Rights, except in each case of clauses (i) and (ii) above, as of any Bringdown Date, where such Infringement could not reasonably be expected to have a Material Adverse Effect.
(f)    With respect to each Copyright License, Trademark License and Patent License in respect of Material IP Rights listed on Schedule 6.17(a) to the Disclosure Letter, such agreement (i) is in full force and effect and is binding upon and enforceable against Parent and the Subsidiaries party thereto and, to the knowledge of any Responsible Officer of any Note Party, all other parties thereto in accordance with its terms, (ii) as of the Closing Date, has not been amended or otherwise modified and (iii)(x) is not as of the Closing Date currently subject to any material default or breach by Parent or any Subsidiary thereunder or, to the knowledge of any Responsible Officer of any Note Party, by any other party thereto, and (y) is not as of any Bringdown Date currently subject to any material default or breach by Parent or any Subsidiary thereunder or, to the knowledge of any Responsible Officer of any Note Party, by any other party thereto, where in each case of clauses (x) and (y) above, any such default or breach could reasonably be expected to result in the termination, rescission or non-renewal of such agreement or the loss of the material benefits to or material rights of a Note Party or Subsidiary thereunder.
(g)    Except as set forth on Schedule 6.17(g) to the Disclosure Letter, no written claim or threat, and no other claim or threat known to any Responsible Officer of a Note Party, has been made by a Third Party against Parent or any Subsidiary alleging that any of the Material IP Rights are invalid or unenforceable or that the conduct or operation of the business of Parent or the Subsidiaries, including the development, manufacture, use, sale, offer for sale, importation or other commercialization of any Product, Infringes (or in the past six (6) years Infringed) on any IP Rights of that Third Party, except as of any Bringdown Date, to the extent such invalidlity, unenforceability or Infringement could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.17(g) to the Disclosure Letter, the development, manufacture, use, sale, offer for sale, importation or other commercialization of any Product does not (and in the past six (6) years did not), to the knowledge of any Responsible Officer of any Note Party, Infringe any Material IP Rights of any Third Party, except, solely as of any Bringdown Date, where such Infringement could not reasonably be expected to have a Material Adverse Effect.
(h)    Except as set forth on Schedule 6.17(h) to the Disclosure Letter, and except, solely as of any Bringdown Date, where such Specified Dispute could not reasonably be expected to have a Material Adverse Effect, there is no pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter partes review proceeding, post-grant review proceeding, covered business method patent review proceeding, cancellation proceeding, injunction, lawsuit, paragraph IV patent certification or lawsuit under the Hatch-Waxman Act, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to Parent or any Subsidiary (collectively referred to hereinafter as “Specified Disputes”), nor to the knowledge of a Responsible Officer of any Note Party, has any such Specified Dispute been threatened in writing, in each case challenging the validity, enforceability or ownership of any Material IP Rights.
(i)    Parent and the Subsidiaries have used commercially reasonable efforts and precautions to protect their interests in, and the value and confidentiality of their respective Confidential Information and Trade Secrets, including any source code for Proprietary Software, except to the extent such failure to maintain or protect could not reasonably be expected to have a Material Adverse Effect.

6.18    Solvency. (a) The Issuer and the Guarantors are Solvent, on a consolidated basis, and (b) Parent and its Subsidiaries are Solvent, on a consolidated basis.
6.19    Perfection of Security Interests in the Collateral.
The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.
6.20    Business Locations.

(a)    Set forth on Schedule 6.20(a) to the Disclosure Letter is a list of all real property that is owned or leased by the Note Parties as of the Closing Date (with (x) the mailing address of such real property, (y) a description of each real property that is Excluded Property and (z) a designation of whether such real property is owned or leased).
(b)    Set forth on Schedule 6.20(b) to the Disclosure Letter is the taxpayer identification number and organizational identification number of each Note Party as of the Closing Date. The exact legal name, type of organization and jurisdiction of organization of (i) the Issuer is (x) as set forth on the perfection certificates delivered to the Purchasers pursuant to Section 5.01(a) and on the signature pages hereto or (y) as may otherwise be disclosed by the Issuer to the Collateral Agent in accordance with Section 8.12(c) and (ii) each Guarantor is (x) as set forth on the perfection certificates delivered to the Purchasers pursuant to Section 5.01(a) and on signature pages hereto, (y) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (z) as may otherwise be disclosed by the Note Parties to the Collateral Agent in accordance with Section 8.12(c).
(c)    Except as set forth on Schedule 6.20(c) to the Disclosure Letter, no Note Party has during the five (5) years preceding the Closing Date (i) changed its legal name, (ii) changed its type of organization, jurisdiction of organization or any organizational identification number, or (iii) been party to a merger, amalgamation, consolidation or other change in structure.
6.21    Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.
(a)    Sanctions Concerns. No Note Party nor any Subsidiary nor, to the knowledge of any Responsible Officer of any Note Party, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned (at a 50% or greater level individually or in the aggregate) or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) organized or resident in a Designated Jurisdiction.
(b)    Anti-Corruption Laws. The Note Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other applicable jurisdictions, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such Laws.
(c)    PATRIOT Act. To the extent applicable, each Note Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.
6.22    Limited Offering of Notes.
None of the Note Parties nor anyone acting on their behalf has offered or will offer to sell the Notes to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person other than the Purchasers, so as to require the issuance and sale of the Notes to be registered under the Securities Act or applicable securities laws of any other jurisdiction. None of the Note Parties nor anyone acting on their behalf has engaged, directly or indirectly, in any form of general solicitation or general advertising with respect to the offering of the Notes (as those terms are used in Regulation D) or otherwise in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Assuming the accuracy and completeness of the representations and warranties of the Purchasers set forth in Article VI-A below, the offer and sale of the Notes are exempt from registration under the Securities Act and any applicable securities laws of any other jurisdiction.
6.23    Registration Rights; Issuance Taxes.
(a)    No Issuer is under any requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.
(b)    As of the Closing Date and each Delayed Draw Notes Closing Date, all taxes imposed on the Issuer in connection with the issuance, sale and delivery of the Notes have been or will be fully paid, and all Laws imposing such taxes have been or will be fully satisfied by the Issuer.
6.24    Material Contracts.
(a)    Except for the Organization Documents and other agreements set forth on Schedule 6.24, as of the Closing Date there are no (i) commercial manufacturing or supply agreements relating to XHANCE or any other Material Product, (ii) agreements constituting clause (b) of the definition of Permitted Licenses or (iii) agreements constituting clauses (c) or (d) of the definition of Permitted Licenses involving XHANCE, in each case of clauses (i) and (ii) above to which Parent or any Subsidiary is a party requiring payment, or under which Parent or any Subsidiary is expected to pay, more than $500,000 in any year (solely for purposes of this representation and as of the Closing Date) and $2,000,000 in any year (for all other purposes hereunder, including reporting obligations and compliance with applicable covenants), or other agreements or instruments to which Parent or any Subsidiary is a party and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect (collectively with the Organization Documents, the “Material Contracts”).
(b)    After giving effect to the consummation of the transactions contemplated by this Agreement and except, solely as of any Bringdown Date, as could not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is a valid and binding obligation of Parent or any Subsidiary that is a party thereto, and, to the knowledge of any Responsible Officer of any Note Party, each other party thereto, and is in full force and effect, and (ii) neither Parent or any Subsidiary party thereto, as applicable, nor, to the knowledge of any Responsible Officer or any Note Party, any other party thereto, is in material breach thereof or default thereunder, except where such breach or default (which default has not been cured or waived) could not reasonably be expected to give rise to any cancellation, termination or acceleration right of the applicable counterparty thereto or result in the invalidation thereof. Neither Parent nor any Subsidiary has received any written notice from any party thereto asserting or, to the knowledge of any Responsible Officer of any Note Party, threatening to assert, circumstances that could reasonably be expected to give rise to any cancellation, termination or invalidation of any Material Contract or the acceleration of Parent’s or any Subsidiary’s (as applicable) obligations thereunder, except, solely as of any Bringdown Date, to the extent such cancellation, termination or invalidation could not reasonably be expected to have a Material Adverse Effect.
6.25    Regulatory Compliance.
(a)    The Note Parties, jointly and severally, represent and warrant to the Collateral Agent and the Purchasers:
(i)    that (A) Parent and its Subsidiaries have obtained all Required Permits, or have contracted with third parties holding Required Permits to obtain any and all rights, in each case necessary for the conduct of the Businesses or for compliance with all applicable Laws and regulations and (B) all such Required Permits or rights thereto are in full force and effect, except in each case of clauses (A) and (B) above where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;
(ii)    that Parent and its Subsidiaries have not received any written communication or to the knowledge of any Responsible Officer of any Note Party, any other communication, from any Governmental Authority regarding, and, to the knowledge of any Responsible Officer of a Note Party, there are no such notices being contemplated by a Governmental Authority regarding: (A)(1) as of the Closing Date, any adverse change in, limitation or modification of, any Required Permit, or any failure to comply with any Laws or regulations or any term or requirement of any Required Permit, and (2) as of any Bringdown Date, any adverse change in, limitation or modification of, any Required Permit, or any failure to comply with any Laws or regulations or any term or requirement of any Required Permit, to the extent such change, limitation, modification or failure (x) could reasonably be expected to have a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit XHANCE or any other Material Product or (y) otherwise could reasonably be expected to result in a Material Adverse Effect; or (B)(1) as of the Closing Date, any revocation, withdrawal, suspension, cancellation, or termination of any Required Permit, and (2) as of any Bringdown Date, any revocation, withdrawal, suspension, cancellation, or termination of any Required Permit that could reasonably be expected to result in a Material Adverse Effect;
(iii)    that none of the officers, directors, employees, agents, or Affiliates of Parent or any Subsidiary or, to the knowledge of any Responsible Officer of a Note Party, any other Person involved in the development of (including seeking regulatory approval for) (A) as of the Closing Date, any Product and (B) as of any Bringdown Date, any Material Product, has been debarred pursuant to 21 U.S.C. Section 335a;
(iv)    that none of the officers, directors, employees, agents, or Affiliates of Parent or any Subsidiary or, to the knowledge of any Responsible Officer of a Note Party, any consultant or independent contractor engaged by the Note Parties for services related to the development of (A) as of the Closing Date, a Product and (B) as of any Bringdown Date, a Material Product, has made an untrue statement of material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, committed an act, or failed to make a statement, in each case that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991);
(v)    that all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Required Permit from the FDA or other Governmental Authority by or on behalf of Parent or any Subsidiary, their Businesses and Material Products, when submitted to the FDA or other Governmental Authority, were true, complete and correct in all material respects as of the date of submission, and any necessary or required material updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions have been properly and timely submitted to the FDA or other Governmental Authority. The Required Permits issued by the FDA and other Governmental Authorities for the Material Products are, to the knowledge of any Responsible Officer of any Note Party, valid and supported by proper research, design, testing, analysis and disclosure;
(vi)    that all preclinical and clinical trials that have been conducted and/or are being conducted by or on behalf of Parent and its Subsidiaries for the Material Products, including those trials for which results and data have been submitted to any Governmental Authority, including the FDA, are being or have been conducted in compliance in all material respects with applicable protocols, procedures and controls and Laws, including, as applicable, current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices, as those terms are defined by the FDA. (x) As of the Closing Date, neither Parent nor any Subsidiary has received any written notice from FDA relating to the imposition of a full or partial clinical hold, as that term is defined by FDA, on any such ongoing clinical trial, and (y) as of any Bringdown Date, neither Parent nor any Subsidiary has received any written notice from FDA relating to the imposition of a full or partial clinical hold, as that term is defined by FDA, on any such ongoing clinical trial that could reasonably be expected to result in a Material Adverse Effect;
(vii)    that neither Parent nor any Subsidiary has received any written notice or to the knowledge of any Responsible Officer of any Note Party, any other notice, that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or to the knowledge of any Responsible Officer of any Note Party, threatened to initiate any action against Parent or any Subsidiary or their respective officers, directors, employees, shareholders, agents or Affiliates, or to the knowledge of any Responsible Officer of a Note Party, their licensees, manufacturers and contractors with respect to the Products, (x) as of the Closing Date, seeking to enjoin the conduct of business at any facility owned or used by any of them (including the Facilities) or for any material civil penalty, injunction, seizure or criminal action, and (y) as of any Bringdown Date, seeking to enjoin the conduct of business at any facility owned or used by any of them (including the Facilities) or for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected to have a Material Adverse Effect;
(viii)    that neither Parent nor any Subsidiary nor, to the knowledge of any Responsible Officer of any Note Party, any applicable third party, has received from the FDA a Warning Letter, Form FDA-483, Untitled Letter, other written correspondence or notice setting forth allegedly objectionable observations or alleged violations of Laws enforced by the FDA, or any comparable correspondence from any state or local authority with regard to any Product or the manufacture, testing, processing, packaging, promotion, sale, distribution, or holding thereof, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority, in each case, which remains unresolved, with regard to (A) as of the Closing Date, any Product or the manufacture, testing, processing, packing, promotion, sale, distribution or holding thereof, and (B) as of any Bringdown Date, any Material Product or the manufacture, testing, processing, packing, promotion, sale, distribution or holding thereof, that could reasonably be expected to have a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit any Material Product or otherwise have a Material Adverse Effect; and
(ix)    that (A) neither Parent nor any Subsidiary has engaged in any Recalls, field notifications or alerts, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action, including as a result of any Risk Evaluation and Mitigation Strategy proposed by the FDA, relating to an alleged lack of safety or regulatory compliance of the Material Products issued by Parent or any Subsidiary (“Safety Notices”) (1) as of the Closing Date, solely with respect to XHANCE, other than safety alerts, adverse events, product complaints and other notices received and/or reported by the Company in the ordinary course of business, and field alert reports required to be submitted to the FDA, in each case, that Parent or such Subsidiary does not reasonably believe in good faith to be material, and (2) as of any Bringdown Date, that could reasonably be expected to (x) have a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit any Material Product or (y) otherwise have a Material Adverse Effect; (B) no Responsible Officer of any Note Party has knowledge of any complaints with respect to (1) as of the Closing Date, the Products and (2) as of any Bringdown Date, the Material Products which, in either case of clauses (B)(1) or (B)(2) above if true, could reasonably be expected to have a Material Adverse Effect; and (C) no Responsible Officer of any Note Party has knowledge of any facts that would be reasonably likely to result in (1) a Safety Notice with respect to (x) as of the Closing Date, the Products and (y) as of any Bringdown Date, the Material Products, (2) a change in the labeling of any of (x) as of the Closing Date, the Products and (y) as of any Bringdown Date, the Material Products, or (3) a termination or suspension of development and testing of any of (x) as of the Closing Date, the Products and (y) as of any Bringdown Date, the Material Products, that in each case of clauses (C)(1)(x), (C)(2)(x) and (C)(3)(x) above, could reasonably be expected to have a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit such Product, and in each case of clauses (C)(1)(y), (C)(2)(y) and (C)(3)(y) above, could reasonably be expected to have a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit such Product or have a Material Adverse Effect.
(b)    With respect to the Products, the Note Parties, jointly and severally, represent and warrant to the Collateral Agent and the Purchasers that:
(i)    all Products are listed on Schedule 1.01(b) to the Disclosure Letter and the Issuer has delivered to the Purchasers on or prior to the Closing Date copies of all Required Permits relating to any Material Products issued or outstanding as of the Closing Date;
(ii)    no material portion of the Material Products are adulterated or misbranded within the meaning of the FDCA, except for such adulterations or misbrandings that could not reasonably be expected to have (x) a material adverse effect on the ability of Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit such Material Products or (y) have a Material Adverse Effect;
(iii)    each Product is not an article prohibited from introduction into interstate commerce under any provisions of the FDCA or PHSA, except where such introduction of a prohibited Product could not reasonably be expected to have a Material Adverse Effect;
(iv)    with respect to each Material Product, (a) each such Material Product has been tested, manufactured, imported, held, owned, warehoused, promoted, sold, labeled, furnished, distributed and marketed by or on behalf of Parent and its Subsidiaries in accordance with applicable Required Permits and Laws, including current Good Manufacturing Practices, (b) all reports, notices, or other submissions required to be submitted to Governmental Authorities under applicable Law or regulation have been timely submitted, and (c) all records required to be maintained under applicable Law or regulation have been and are being lawfully maintained, except in each case where a failure to do so could not reasonably be expected to have a Material Adverse Effect;
(v)    without limiting the generality of Section 6.25(a)(i) and (ii) above, with respect to any Material Product being developed, tested or manufactured by or on behalf of Parent and its Subsidiaries, Parent and its Subsidiaries and any applicable third parties, have received, and such Material Product shall be the subject of, all Required Permits necessary in connection with the development, testing or manufacture of such Material Product currently being conducted by or on behalf of Parent or such Subsidiary, and, neither Parent nor any Subsidiary, nor to the knowledge of any Responsible Officer of any Note Party, any third party, has received any notice from any applicable Government Authority, specifically including the FDA, (A) that such Government Authority is conducting an investigation or review of Parent’s or its Subsidiaries’ or any applicable third party’s manufacturing facilities and processes for such Material Product that has found deficiencies or violations of Laws or regulations or the Required Permits related to the manufacture of such Material Product, that in each case of clause (A) above, could reasonably be expected to result in a Material Adverse Effect, or (B) that any such Required Permit has been revoked or withdrawn or that any such

Governmental Authority has issued an order or recommendation stating that the development, testing or manufacturing of such Material Product by or on behalf of Parent or its Subsidiaries should cease;
(vi)    without limiting the generality of Section 6.25(a)(i) and (ii) above, with respect to any Material Product marketed, sold or commercialized by or on behalf of Parent or any of its Subsidiaries, Parent and its Subsidiaries, and any applicable third parties have received, and such Material Product is the subject of, all Required Permits necessary in connection with the marketing, sale and commercialization of such Material Product as currently being marketed, sold or commercialized by or on behalf of Parent and its Subsidiaries, and neither Parent nor any Subsidiary nor to the knowledge of any Responsible Officer of any Note Party, any third party, has received any notice from any applicable Governmental Authority, specifically including the FDA, (A) that such Governmental Authority is conducting a non-routine investigation or review of any such Required Permit that, if it finds deficiencies or violations of Laws or regulations or a Required Permit, could reasonably be expected to result in a Material Adverse Effect or (B) that any such Required Permit has been revoked or withdrawn or that any such Governmental Authority has issued any order or recommendation stating that the marketing, sale or commercialization of such Material Product cease or that such Material Product be withdrawn from the marketplace; and
(vii)    neither Parent nor any Subsidiary has experienced any material failures in the commercial manufacturing of any Material Product such that the amount of such Material Product commercially manufactured in accordance with specifications thereof in any two-month period decreased significantly with respect to the quantities of such Material Product produced in the prior two-month period, other than any such failures in the commercial manufacturing of such Material Product as would not reasonably be expected to result in an interruption of the supply of such Material Product.
6.26    Cybersecurity and Data Protection. Parent and its Subsidiaries have implemented and maintain reasonable and appropriate administrative, physical, and technical controls to protect the confidentiality and integrity of information subject to Data Protection Laws and information, data, and other materials in which Parent or any of its Subsidiaries has IP Rights (including Confidential Information and Trade Secrets). Parent and its Subsidiaries have implemented a commercially reasonable enterprise-wide privacy and information security program, including policies and procedures for privacy, physical and cybersecurity, disaster recovery, business continuity, and incident response. Except as could not reasonably be expected to have a Material Adverse Effect, each of Parent and its Subsidiaries is in compliance with the requirements of all (i) applicable Data Protection Laws, (ii) Material Contracts regarding privacy, confidentiality, or the security of customer, consumer, research subject, patient, employee and other personal data, and (iii) its published privacy policies and codes of conduct. Neither Parent nor any Subsidiary has received any written notice of any claims, investigations, or alleged violations of any applicable Data Protection Law that could reasonably be expected to have a Material Adverse Effect.
6.27    Labor Matters.
There are no existing or threatened strikes, work stoppages, lockouts or other labor disputes involving Parent or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, hours worked by and payment made to employees of Parent and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
6.28    EEA Financial Institution.
No Note Party or any of their Subsidiaries is an EEA Financial Institution.
6.29    Ranking of Notes.

The Indebtedness represented by the Notes and the other Obligations under the applicable Note Documents of each Note Party is intended to constitute senior secured Indebtedness, and accordingly is, and shall be, at all times while the Notes and the other Obligations remain outstanding or the Purchasers have any outstanding Delayed Draw Note Commitments hereunder, pari passu or senior in right of payment with all other Indebtedness of such Note Party (if any), except as may be expressly provided under any Intercreditor Agreement entered into by the Collateral Agent in connection with a Permitted Revolving Credit Facility.
6.30    Guaranty by OptiNose UK.
Each Note Party incorporated or existing under the laws of England and Wales has received sufficient corporate benefit in connection with the transactions contemplated by this Agreement and the other Note Documents such that its provision of the guaranty contemplated by this Agreement and none of the security provided by the English Security Documents is a transaction at an undervalue.
6.31    Guaranty by OptiNose AS.
Each Note Party incorporated or existing under the laws of Norway has received sufficient corporate benefit in connection with the transactions contemplated by this Agreement and the other Note Documents such that its provision of the guaranty contemplated by this Agreement and none of the security provided by the Norwegian Security Documents is a transaction at an undervalue.
6.32    Existing Indebtedness.
Immediately following the issuance, sale and delivery of the Initial Notes on the Closing Date, the only existing Indebtedness for borrowed money of each Note Party and its Subsidiaries shall be Indebtedness permitted under Sections 8.03(a), (b), (c), (f) and (q). As of any Bringdown Date, the only existing Indebtedness for borrowed money of each Note Party and its Subsidiaries shall be Indebtedness permitted under Section 8.03.
ARTICLE VI-A.

REPRESENTATIONS OF THE PURCHASERS.
Each Purchaser represents and warrants to the Issuer that:
(a)    such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and not with a view to any distribution thereof or with any present intention of offering or selling any of the Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction;
(b)    such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and such Purchaser is capable of bearing the economic risks of such investment and acknowledges that the Notes as of the date hereof, have not been registered under the Securities Act or the securities laws of any state or other jurisdiction; and
(c)    each Purchaser acknowledges that the Issuer and, for purposes of the opinions to be delivered to the Collateral Agent and the Purchasers pursuant hereto, counsel to the Issuer and its Affiliates will rely upon the accuracy and truth of the foregoing representations and in this Article VI-A and hereby consents to such reliance.
ARTICLE VII

AFFIRMATIVE COVENANTS
So long as any Purchaser shall have any Delayed Draw Commitment hereunder, or any Note or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Note Parties shall and shall cause each Subsidiary to:

7.01    Financial Statements.
Deliver to the Collateral Agent and each Purchaser:
(a)    as soon as available, and in any event within ninety-five (95) days after the end of each fiscal year of Parent (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Purchasers, which report and opinion shall be unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Parent’s independent public accountants) and prepared in accordance with generally accepted auditing standards. For purposes of clarity, a “going concern” statement or explanatory note shall not be a qualification for purposes hereof; and
(b)    as soon as available, and in any event within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
7.02    Certificates; Other Information.
Deliver to the Collateral Agent and each Purchaser:
(a)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief operating officer or vice president of finance of Parent, certifying, among other things, compliance with the covenants set forth in Section 8.16 and setting forth calculations of (i) from and after the Closing Date commencing with the delivery of the financial statements referred to in Section 7.01(a) with respect to the fourth fiscal quarter of the fiscal year ended December 31, 2019, Consolidated Net Sales for the fourth fiscal quarter period or the fiscal quarter period, as applicable, covered thereby, and (ii) from and after the Closing Date, Consolidated Liquidity as of the last day of each month covered thereby;
(b)    as soon as practicable, and in any event not later than fifty (50) days after the commencement of each fiscal year of Parent, an annual business plan and budget of Parent and its Subsidiaries for the then current fiscal year containing, among other things, projections (including sales forecasts for XHANCE) for each quarter of such fiscal year;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication (other than ministerial or administrative in nature) sent to the equityholders of any Note Party, and copies of all annual, regular, periodic and special reports and registration statements which a Note Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Collateral Agent pursuant hereto;

(d)    [Reserved];
(e)    promptly after any request by the Collateral Agent or any Purchaser, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;
(f)    promptly after the furnishing thereof, copies of any statement or report (other than ministerial or administrative in nature) furnished to any holder of debt securities of any Note Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement with an aggregate principal amount outstanding in excess of the Threshold Amount and not otherwise required to be furnished to the Purchasers pursuant to Section 7.01 or any other clause of this Section 7.02;
(g)    promptly, and in any event within five (5) Business Days after receipt thereof by any Note Party or any Subsidiary thereof, copies of any initial notice or other initial written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Note Party or any Subsidiary thereof;
(h)    promptly, such additional information regarding the business, financial or corporate affairs of any Note Party or any Subsidiary, or compliance with the terms of the Note Documents, as the Collateral Agent or any Purchaser may from time to time reasonably request; and
(i)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of Parent (i) listing (A) all applications with either the United States Copyright Office, the United States Patent and Trademark Office or upon the reasonable request of the Collateral Agent, in each case, such comparable Governmental Authority in Norway, England or in any other jurisdiction by any Note Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters with either the United States Copyright Office, the United States Patent and Trademark Office or, upon the reasonable request of the Collateral Agent, in each case, such comparable Governmental Authority in Norway, England or in any other jurisdiction on existing applications by any Note Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses in respect of Material IP Rights entered into by any Note Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) with respect to any insurance coverage of any Note Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, such updated information with respect to such insurance coverage as is required to be included on Schedule 6.10 to the Disclosure Letter.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 12.02, or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Collateral Agent have access (whether a commercial, third-party website or whether sponsored by the Collateral Agent); provided, that, in each case of clause (i) and (ii) above, Parent shall notify the Collateral Agent and each Purchaser (by facsimile or electronic mail) of the posting of any such documents and if requested by the Collateral Agent, provide to the Collateral Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Collateral Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery by a Purchaser, and each Purchaser shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03    Notices.
(a)    Promptly (and in any event, within five (5) Business Days) upon any Responsible Officer of any Note Party obtaining knowledge thereof, notify the Collateral Agent and each Purchaser of the occurrence of any Default, including, for purposes of clarity, (i) any occurrence of the results of any minimum Consolidated Net Sales test conducted pursuant to Section 8.16(a) which indicates that Consolidated Net Sales for the applicable fiscal quarter are below the Net Sales Threshold applicable to such fiscal quarter, and (ii) any occurrence of the results of any minimum Consolidated Liquidity test conducted pursuant to Section 8.16(b) which indicates that Parent and its Subsidiaries that are Note Parties have Consolidated Liquidity as of the applicable date of determination of less than $30,000,000.
(b)    Promptly (and in any event, within five (5) Business Days) upon any Responsible Officer of any Note Party obtaining knowledge thereof, notify the Collateral Agent and each Purchaser of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Promptly (and in any event, within ten (10) Business Days) upon any Responsible Officer of any Note Party obtaining knowledge thereof, notify the Collateral Agent and each Purchaser of the occurrence of any ERISA Event.
(d)    Promptly (and in any event, on the next Reporting Date) notify the Collateral Agent and each Purchaser of any material change in accounting policies or financial reporting practices by Parent or any Subsidiary.
(e)    (i) Promptly (and in any event, within five (5) Business Days) notify the Collateral Agent and each Purchaser of any material litigation, arbitration or governmental investigation or proceeding not previously disclosed by Parent which has been instituted or, to the knowledge of any Responsible Officer of any Note Party, is threatened against Parent or any other Note Party or to which any of the properties of any thereof is subject and (ii) promptly (and in any event, on the next Reporting Date) notify the Collateral Agent and each Purchaser of any other litigation, arbitration or governmental investigation or proceeding not previously disclosed by Parent which has been instituted or, to the knowledge of any Responsible Officer of any Note Party, is threatened against Parent or any other Note Party or to which any of the properties of any thereof is subject, which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.
(f)    Promptly (and in any event, on the next Reporting Date), notify the Collateral Agent and each Purchaser after (i) any Note Party enters into a new Material Contract or (ii) an existing Material Contract is materially amended or terminated.
(g)    Promptly (and in any event, within ten (10) Business Days of any Responsible Officer of any Note Party learning thereof) notify the Collateral Agent and each Purchaser of: (i) any Governmental Authority, including but not limited to the FDA, is conducting or has conducted (A) an investigation of any of the Facilities of any Note Party or any Subsidiary thereof and/or manufacturing processes for any Material Product that has found material deficiencies or material violations of Laws or regulations and/or the Required Permits related to such Material Product, or (B) a non-routine investigation or review of any Required Permit (other than routine reviews in the ordinary course of business associated with the renewal of a Required Permit, routine pre-approval inspections and similar FDA or other Governmental Authority visits and which could not reasonably be expected to result in a Material Adverse Effect); (ii) that any Governmental Authority, including the FDA, or any institutional review board or ethics committee has issued an order or recommendation that development, testing, manufacturing, marketing, sale and/or provision of any Material Product should cease, be suspended, or be interrupted; (iii) if a Material Product has been approved for marketing and sale, if (A) any marketing or sales of such Material Product should cease or be interrupted, (B) such Material Product should be withdrawn from the marketplace, or (C) the FDA should provide written notice ordering or recommending any such cessation, interruption, or withdrawal, (iv) any Required Permit has been revoked, withdrawn, suspended, cancelled, materially limited, terminated or materially modified; (v) adverse clinical test results with respect to any Material Product has occurred; (vi) that Parent or any Subsidiary has conducted, including at the request of the FDA, any Recall or other forms of retrieval from any market of any Material Product (other than a Market Withdrawal or retrieval or discrete batches or lots that are not material in amount or quantity and are not made in conjunction with a larger Recall); (vii) any failures in the manufacturing of any Material Product such that the amount of such Material Product successfully manufactured in accordance with specifications thereof and the required payments to be made by or to the applicable Note Party or Subsidiary therefor in any two-month period shall decrease significantly with respect to the quantities of such Material Product and payments produced in the prior two-month period, except for such failures not reasonably expected to have a material adverse effect on Product supply levels; or (viii) any receipt by Parent or any Subsidiary, or to the knowledge of any Responsible Officer of any Note Party, any applicable third party, from the FDA or any state or local authority or any foreign counterpart thereof, of a Warning Letter, Form FDA-483, Untitled Letter, import hold, or any other written correspondence, inquiry or notice setting forth allegedly objectionable observations or alleged violations of Laws with regard to any Material Product or the manufacture, testing, processing, packing, promotion, sale, distribution, importation, or exportation or holding thereof, that in each case, could reasonably be expected to have a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to develop or commercially exploit such Material Product (each event described in the foregoing clauses (i) through (viii), a “Regulatory Reporting Event”); provided, that, if after the Closing Date, Parent or any Subsidiary wishes to manufacture, sell, develop, test or market any new Product, the Issuer shall promptly (but in any event no later than the next Reporting Date) provide to the Purchasers a copy of an updated Schedule 1.01(b) to the Disclosure Letter and copies of all Required Permits relating to any such new Product that is a Material Product and/or Parent’s or the applicable Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice.
Each notice pursuant to this Section 7.03(a) through (e), and (g) shall be accompanied by a statement of a Responsible Officer of Parent setting forth details of the occurrence referred to therein and stating what action the applicable Note Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached or with which there has been noncompliance. With respect to any Regulatory Reporting Event, the Note Parties shall provide to the Collateral Agent and the Purchasers such further information (including copies of such documentation) as the Collateral Agent or any Purchaser shall reasonably request with respect to such Regulatory Reporting Event, including copies of any material notice or other correspondence received from or delivered to Parent, any Subsidiary or any third party (including the FDA or other federal, state or local Governmental Authority or any foreign counterpart thereof).
7.04    Payment of Obligations.
Pay and discharge, as the same shall become due and payable, (a) all national, federal and state income and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Note Party or Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens).
7.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, except in a transaction permitted by Section 8.04 or Section 8.05.

(b)    Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Preserve or renew all of its registered IP Rights or IP Rights in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.06    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition(ordinary wear and tear and casualty and condemnation events excepted), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.07    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies not Affiliates of Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Collateral Agent or (in relation to Collateral or insurance subject to a Lien created pursuant to the English Debenture, maintain insurance in accordance with the English Debenture), (ii) furnish to the Collateral Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Collateral Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.
(c)    Cause the Collateral Agent and its successors and/or assigns to be named as Purchaser’s loss payee, assignee, chargee or mortgagee as its interest may appear, with respect to any such insurance providing property coverage and/or additional insured with respect to any such insurance providing general liability or products liability coverage, and cause each provider of such required insurance to agree, by endorsement upon the policy or policies issued by it, that it will give the Collateral Agent thirty (30) days (or such lesser amount as the Collateral Agent may agree to in its sole discretion) prior written notice before any such policy or policies shall be materially altered or canceled. So long as no Event of Default shall have occurred and be continuing, subject to Section 2.07(b), Parent and its Subsidiaries may retain all or any portion of the proceeds of any insurance of Parent and its Subsidiaries (and the Collateral Agent shall promptly remit to Parent or the applicable Subsidiary any proceeds with respect to such insurance received by the Collateral Agent).

7.08    Compliance with Laws.
Comply with the requirements of all Laws and regulations and all judgments, orders, writs, injunctions and decrees applicable to it or to its business or properties, except in such instances in which (a) such requirement of Law or regulation or judgment, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
7.09    Books and Records.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Note Party or such Subsidiary, as the case may be.
(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Note Party or such Subsidiary, as the case may be.
7.10    Inspection Rights.
Permit representatives and independent contractors of the Collateral Agent and each Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as a representative of the Note Parties is provided a reasonable opportunity to participate in any such discussion with accountants), all at the expense of the Issuer and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Issuer; provided, however, the Issuer shall only be required to reimburse the Collateral Agent (but not any Purchaser) for its reasonable out-of-pocket costs and expenses in connection with one (1) such visit and inspection in any fiscal year; provided, further, however, when an Event of Default exists, the Collateral Agent or any Purchaser (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Issuer at any time during normal business hours, as often as desired and without advance notice. All such visits and examinations pursuant to this Section 7.10 shall comply with Parent’s or such Subsidiary’s policies and protocols for safety for visitors to its facilities, including visits to any manufacturing areas. Notwithstanding anything to the contrary in this Section 7.10 or any other provision of the Note Documents, none of Parent nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Collateral Agent or a Purchaser (or its respective representatives or contractors) is prohibited by law or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
7.11    Use of Proceeds.
Use the proceeds of the Notes (a) solely for the Initial Notes, to repay any and all Indebtedness under the Existing Athyrium Credit Facility, and for other general corporate purposes, and (b) for the Delayed Draw Notes, for general corporate purposes, provided, that, in no event shall the proceeds of the Notes be used in contravention of any Note Document.
7.12    Additional Subsidiaries.
Prior to or upon the acquisition or formation of any Subsidiary:
(a)    notify the Purchasers thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by Parent or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto;
(b)    if such Subsidiary (other than an Immaterial Subsidiary) is not an Excluded Subsidiary, cause such Person to become a Guarantor by executing and delivering to the Purchasers a Joinder Agreement or such other documents as the Required Purchasers shall reasonably request for such purpose, and deliver to the Collateral Agent documents of the types referred to in Sections 5.01(f) and (g) and if requested by the Required Purchasers, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above, as applicable), all in form, content and scope reasonably satisfactory to the Required Purchasers.
7.13    ERISA Compliance.
Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan, both in form and operation, in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case of clauses (a) through (c) above except as could not reasonably be expected to have a Material Adverse Effect.
7.14    Pledged Assets.
(a)    Equity Interests. To secure each Note Party’s Obligations, cause (i) 100% of the issued and outstanding Equity Interests of each Subsidiary to be subject at all times, subject to Section 7.12(b), to a first priority, perfected Lien in favor of the Collateral Agent, for the benefit of the Purchasers, pursuant to the terms and conditions of the Collateral Documents, subject to Permitted Liens and to the extent not constituting Excluded Property, together with opinions of counsel (if requested by the Collateral Agent in connection with the entering into of a Collateral Document in connection with any such pledge) and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers.
(b)    Other Property. (i) Cause all property (other than Excluded Property) of the Issuer and each Guarantor to be subject at all times to first priority, perfected and, in the case of owned real property, title insured, Liens (provided that, in the case of owned real property located outside of the United States, title insurance shall be required only to the extent consistent with customary practice in the jurisdiction where such real property is located) in favor of the Collateral Agent for the benefit of the Purchasers and the other Secured Parties to secure each Note Party’s Obligations pursuant to (and subject to the limitations, timing requirements and exceptions set forth in) the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date (with respect to which (x) the Collateral Agent’s Lien does not automatically attach under then-existing Collateral Documents or (y) the then-existing Collateral Documents do not automatically create a Lien in favor of the Collateral Agent for the benefit of the Purchasers and the other Secured Parties), such other additional security documents as the Collateral Agent or Required Purchasers shall reasonably request (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Collateral Agent such other documentation as the Collateral Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person (if requested by the Collateral Agent or Required Purchasers in connection with the entering into of a Collateral Document in connection with the granting of any such Lien and security interest), all in form, content and scope reasonably satisfactory to the Collateral Agent and the Required Purchasers (provided that, in the case of owned real property located outside of the United States, real estate title insurance policies and other deliverables specific to such owned real property shall be required only to the extent consistent with customary practice in the jurisdiction where such real property is located). Notwithstanding anything to the contrary in the Note Documents, the Note Parties shall have sixty (60) days (or such longer period as the Required Purchasers shall agree in their sole discretion) to comply with this Section 7.14(b) with respect to any owned real property acquired after the Closing Date (such period to be measured from the date of acquisition of such real property).
7.15    Compliance with Material Contracts.
Comply with each Material Contract of such Person, except as could not reasonably be expected to have a Material Adverse Effect.
7.16    Deposit Accounts.
(a)    Prior to or upon the acquisition or establishment of any Deposit Account (other than any Excluded Account) by any Note Party, provide written notice thereof to the Collateral Agent; provided, that the Note Parties shall provide written notice to the Collateral Agent of the acquisition or establishment of any Excluded Account on or before the first Reporting Date to occur after the acquisition or establishment thereof.
(b)    Cause all Deposit Accounts of the Note Parties (other than Excluded Accounts) at all times to be subject to Deposit Account Control Agreements, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that the Note Parties shall have ninety (90) days after the acquisition or establishment of a Deposit Account (or such longer period as the Collateral Agent shall agree in its sole discretion) to comply with this Section 7.16(b) with respect to any such Deposit Account acquired or established after the Closing Date in connection with a Permitted Acquisition or other Investment permitted by Section 8.02 (such period to be measured from the date of acquisition or establishment)).
7.17    Products and Required Permits.
Without limiting the generality of Section 7.08, in connection with the development, testing, manufacture, marketing or sale of each and any Material Product by Parent or any Subsidiary, Parent or such Subsidiary shall comply in all material respects with all Required Permits, except where such non-compliance could not reasonably be expected to result in (i) the revocation of termination of such Required Permit or (ii) a Material Adverse Effect.
7.18    Consent of Licensors.
Promptly (but in any event no later than the next Reporting Date) after entering into or becoming bound by any license or agreement (other than over-the-counter software that is commercially available to the public) after the date hereof, the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Note Parties shall (a) provide written notice to the Purchasers of the material terms of such license or agreement, all of which shall constitute “Information” pursuant to Section 12.07, regardless of whether marked confidential, and (b) in good faith take such commercially reasonable actions as the Collateral Agent or Required Purchasers may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Note Party’s interest in such licenses or contract rights to be deemed Collateral and for the Collateral Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Collateral Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Collateral Agent’s rights and remedies under this Agreement and the other Note Documents, subject to such Collateral remaining subject to such license or other agreement notwithstanding such disposal; provided, that, the failure to obtain any such consent or waiver shall not by itself constitute a Default.
7.19    Anti-Corruption Laws.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions which are applicable to such Person and maintain policies and procedures designed to promote and achieve compliance with such Laws.
7.20    Post-Closing Deliverables.
Notwithstanding anything to the contrary herein or in the Note Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or event of default in this Agreement or any other Note Document to be in breach, the Collateral Agent and the Purchasers hereby waive such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 7.20), the Note Parties shall deliver or cause to be delivered the following items to the Collateral Agent no later than the dates set forth below (or such later date agreed to by the Collateral Agent in its sole discretion), and each such item shall be in form and substance reasonably satisfactory to the Collateral Agent:
(a)    No later than thirty (30) days after the Closing Date, insurance certificates and endorsements as required by and in compliance with Section 7.07;
(b)    No later than ninety (90) days after the Closing Date, Deposit Account Control Agreements as required by and in compliance with Section 7.16(b) for all Deposit Accounts in existence as of the Closing Date;
(c)    Use all reasonable efforts to deliver Collateral Access Agreements for each applicable property as required by the definition of “Collateral Access Agreement” and otherwise under the Note Documents within ninety (90) days after the Closing Date or such later date as may be determined by the Required Purchasers; and
(d)    No later than thirty (30) days after the Closing Date, receipt by the Collateral Agent of evidence of the termination of the Intercompany Loan Agreement in form and substance reasonably satisfactory to the Required Purchasers.
7.21    Further Assurances. Promptly upon the reasonable written request of the Collateral Agent, duly execute, acknowledge and/or deliver such further instruments or documents and do such other acts and things that may be necessary or desirable or that the Collateral Agent may reasonably request in order to effectuate or carry out more effectively the purposes of this Agreement and the other Note Documents and to enable the Collateral Agent and the Purchasers to exercise and enforce their respective rights and remedies hereunder and thereunder, including, after the Closing Date and subject to the limitations set forth in the definition of Excluded Property, taking such actions or steps as are reasonably deemed necessary or desirable by the Collateral Agent to maintain, perfect, protect and enforce the Collateral Agent’s security interests in and Liens (subject to Permitted Liens) on, in favor and for the benefit of Purchasers and the other Secured Parties, Collateral securing the Obligations created under the Security Agreement, the Pledge Agreement and the other Collateral Documents, in each case in accordance with the terms thereof.
ARTICLE VIII

NEGATIVE COVENANTS
So long as any Purchaser shall have any Delayed Draw Note Commitment hereunder, any Note or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Note Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Note Document;
(b)    Liens existing on the date hereof and listed on Schedule 8.01 to the Disclosure Letter;
(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts (i) not yet due and payable, (ii) if due, not overdue by more than thirty (30) days, or (iii) that if overdue by more than thirty (30) days are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and Liens disclosed on any Mortgage that are reasonably acceptable to Collateral Agent;
(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
(i)    (x) Liens securing Indebtedness permitted under Section 8.03(e)(x); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof and (y) Liens securing Indebtedness permitted under Section 8.03(e)(y) on any assets or property prior to the acquisition thereof and not created in contemplation of or in connection with such acquisition or Investment; provided, that, such Liens do not at any time encumber any assets or property other than the assets or property financed by such Indebtedness and such Liens do not apply to any other assets or property of Parent or any Subsidiary;
(j)    licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Note Party or any of its Subsidiaries;
(k)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement and the filing of UCC financing statements as a precautionary measure with respect thereto;

(l)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, in each case incurred in the ordinary course of business;
(m)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(n)    Liens of sellers of goods to Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(o)    Permitted Licenses;
(p)    Liens on cash collateral in an aggregate principal amount not to exceed $2,000,000 outstanding at any one time pledged to secure Indebtedness (i) in respect of corporate credit cards, purchase cards or bank card products permitted pursuant to Section 8.03(f) and (ii) of the type permitted by Section 8.03(i);
(q)    Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;
(r)    pledges and deposits in the ordinary course of business securing liability to insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary (including obligations in respect of letters of credit or bank guarantees for the benefit of such insurance carriers);
(s)    rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any Joint Venture or other Persons that are not Subsidiaries;
(t)    any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;
(u)    to the extent constituting a Lien, cash escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 8.02;
(v)    Liens solely on cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other Investment permitted under Section 8.02;
(w)    Liens on cash and Cash Equivalents securing Indebtedness permitted under Section 8.03(h), in an aggregate principal amount not to exceed $6,250,000 outstanding at any one time;
(x)    Liens securing Indebtedness permitted under Section 8.03(r) hereof; and
(y)    other Liens securing Indebtedness or other obligations, in an aggregate amount not to exceed $250,000 outstanding at any one time.
8.02    Investments.

Make any Investments, except:
(a)    Investments held by a Note Party or a Subsidiary in the form of cash or Cash Equivalents;
(b)    Investments existing as of the Closing Date and set forth in Schedule 8.02 to the Disclosure Letter;
(c)    (i) Investments in any Person that is a Note Party prior to giving effect to such Investment and (ii) Investments permitted under Section 8.03(c)(iv);
(d)    Investments by any Subsidiary of Parent that is not a Note Party in any other Subsidiary of Parent that is not a Note Party;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(f)    Permitted Acquisitions and earnest money deposits in connection therewith and Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;
(g)    (i) loans and advances to officers, directors and employees of Parent and/or its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) Investments in an aggregate amount not to exceed $1,000,000 consisting of non-cash loans to employees, officers, or directors relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors;
(h)    Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(i)    Investments consisting of the non-cash portion of the sales consideration received by Parent or any of its Subsidiaries in connection with any Disposition permitted under Section 8.05;
(j)    Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business;
(k)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(l)    (i) Joint Ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, and (ii) other Joint Ventures; provided, that any capital contribution or other Investment in any such Joint Ventures by Parent and its Subsidiaries in reliance on this Section 8.02(l) shall be limited to the entering into a Permitted License with such Joint Venture;
(m)    Investments in respect of obligations under Swap Contracts permitted under Section 8.03;
(n)    to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are expressly permitted under Section 8.03;

(o)    to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Bond Indebtedness permitted by Section 8.03(q); and
(p)    other Investments not exceeding $1,500,000 in the aggregate in any fiscal year, provided, that the portion of such amount that is not used by Parent or its Subsidiaries in any fiscal year shall be carried forward and added to the amounts available for Investments in the succeeding fiscal years.
8.03    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Note Documents;
(b)    Indebtedness of Parent and its Subsidiaries existing on the Closing Date and described on Schedule 8.03 to the Disclosure Letter;
(c)    (i) intercompany Indebtedness permitted under Section 8.02, (ii) intercompany Indebtedness between Note Parties, (iii) intercompany Indebtedness between Subsidiaries that are not Note Parties and (iv) intercompany Indebtedness owed by Subsidiaries that are not Note Parties to Note Parties in an amount not to exceed $10,000,000 at any time outstanding;
(d)    obligations (contingent or otherwise) of Parent or any Subsidiary existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
(e)    (x) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by Parent or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) the total of all such Indebtedness incurred in reliance on this clause (x) for all such Persons taken together, together with the total of all Indebtedness assumed by Parent and its Subsidiaries in reliance on clause (y) of this Section 8.03(e), shall not exceed an aggregate principal amount of $10,000,000 at any time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (other than by an amount equal to unpaid interest and premium thereon, and any underwriting discounts, fees, commissions and expenses associated with such refinancing); and (y) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) assumed in connection with a Permitted Acquisition or other Investment permitted by Section 8.02, that was incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) the total of all such Indebtedness assumed in reliance on this clause (y) for all such Persons taken together, together with the total of all Indebtedness incurred by Parent and its Subsidiaries in reliance on clause (x) of this Section 8.03(e), shall not exceed an aggregate principal amount of $10,000,000 at any time outstanding, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (other than by an amount equal to unpaid interest and premium thereon, and any underwriting discounts, fees, commissions and expenses associated with such refinancing), and (iii) such Indebtedness shall not have been incurred in contemplation of or in connection with such Permitted Acquisition or other Investment;
(f)    Indebtedness in respect of obligations relating to corporate credit cards, purchase cards or bank card products, not to exceed $2,000,000 in the aggregate at any one time outstanding;

(g)    Guarantees of Indebtedness otherwise permitted under this Section 8.03;
(h)    Indebtedness with respect to outstanding letters of credit, banker’s acceptances or similar instruments posted in the ordinary course of business, provided, the outstanding principal amount of such Indebtedness shall not exceed $6,250,000 in the aggregate at any time;
(i)    Indebtedness in respect of any agreement providing for treasury, depositary, or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, securities settlements, foreign exchange contracts, assumed settlement, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements, in each case in the ordinary course of business;
(j)    advances or deposits in the ordinary course of business from customers, vendors or partners and not constituting Indebtedness for borrowed money;
(k)    workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the ordinary course of Parent’s or its Subsidiaries’ business;
(l)    Indebtedness and related guarantees incurred solely as a result of endorsing negotiable instruments in the ordinary course of business;
(m)    Indebtedness constituting Earn Out Obligations or obligations in respect of working capital adjustment requirements under the agreements used to consummate a Permitted Acquisition or other Investment permitted under Section 8.02;
(n)    other unsecured Indebtedness in an aggregate amount not to exceed $2,000,000 at any one time outstanding;
(o)    Indebtedness in respect of (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations incurred in the ordinary course of business and (ii) customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 8.05;
(p)    Indebtedness owed to any Person in respect of the purchase price for property, casualty, liability, or other insurance to any Note Party or to any of their Subsidiaries, or to a premium finance company with respect only to such insurance premiums;
(q)    Permitted Convertible Bond Indebtedness; provided, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (q) (i) shall not exceed, when multiplied by the per annum cash interest rate applicable to such Indebtedness, $6,750,000 at any time outstanding and (ii) shall not exceed at the time such Indebtedness is incurred an amount equal to Consolidated Net Sales for the trailing twelve-month period ended immediately prior to the date such Indebtedness is incurred multiplied by a factor of 3; and
(r)    Indebtedness of Parent or any other Note Party in the form of a working capital or revolving credit facility with a maximum credit line of no more than the lesser of (x) 20% of Consolidated Net Sales for the trailing twelve-month period ended immediately prior to the closing date of such facility and (y) $50,000,000 (the “Revolving Credit Facility”); provided, that that as of the closing date of such Revolving Credit Facility, Consolidated Net Sales, for the trailing twelve-month period ended immediately prior to such date, are equal to or exceed $75,000,000; provided, further, that such Indebtedness may be secured on a first priority basis by Liens on any Collateral constituting accounts receivable, inventory, cash, and any Deposit Account established and maintained with the lender under such Revolving Credit Facility to hold such cash, supporting obligations and all proceeds of the foregoing and, in the sole discretion of the Collateral Agent, other assets over which an asset-based revolving lender would customarily have a first priority Lien to secure the obligations under such facility, to secure the obligations under such Revolving Credit Facility (collectively, the “Revolving Credit Priority Collateral”), and such Liens may be senior in rank, order of priority and enforcement to the security interests and Liens of the Collateral Agent (in favor and for the benefit of the Purchasers and the other Secured Parties) in the Revolving Credit Priority Collateral to secure the Obligations pursuant to an intercreditor, subordination or other similar agreement among such Note Party, the holder (or agent or representative of the holders) of such Indebtedness and the Collateral Agent, in form and substance reasonably satisfactory to each of such holder, agent or representative and the Collateral Agent (the “Intercreditor Agreement”); provided, finally, that no Subsidiary shall Guarantee, or provide a Lien to secure, the obligations under such Revolving Credit Facility if such Subsidiary is not a Guarantor (and does not pledge its assets in support thereof) in accordance with the terms of the Note Documents.
8.04    Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) Parent or Issuer may merge or consolidate with any Subsidiary, provided that Parent or Issuer shall be the continuing or surviving entity, (b) any Note Party (other than Parent or Issuer) may merge or consolidate with any other Note Party (other than Parent or Issuer), (c) any Subsidiary that is not a Note Party may be merged or consolidated with or into any Note Party, provided that the continuing or surviving Person shall be such Note Party or concurrently therewith becomes a Note Party, (d) any Subsidiary that is not a Note Party may be merged or consolidated with or into any other Subsidiary that is not a Note Party, (e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Note Party or, solely in the case of a Subsidiary that is not a Note Party, another Subsidiary that is not a Note Party prior to or concurrently with such dissolution, liquidation or winding up, and (f) in connection with any Permitted Acquisition or other Investment permitted under Section 8.02, Parent or any Subsidiary of Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect Wholly-Owned Subsidiary of Parent, (ii) in the case of any such merger to which Parent or the Issuer is a party, Parent or the Issuer, as applicable, is the surviving Person, and (iii) in the case of any such merger to which a Note Party (other than Parent or the Issuer) is a party, the surviving Person is such Note Party or concurrently therewith becomes a Note Party; provided that in the case of clauses (a) through (d) and clause (f) above, no entity organized in any political subdivision of the United States may merge or consolidate with and into, or be merged or consolidated with or into, an entity organized in a jurisdiction other than another political subdivision of the United States.
8.05    Dispositions.
Make any Disposition (which for the avoidance of doubt shall not include any Permitted Transfer) unless (a) the consideration paid in connection with such Disposition shall be at least 75% cash or Cash Equivalents paid contemporaneously with consummation thereof and shall be in an amount not less than the fair market value (as reasonably determined by Parent in good faith) of the assets disposed of, (b) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such Disposition does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (d) such Disposition does not involve a sale, transfer, license (other than Permitted License) or other disposition of XHANCE or any rights related thereto in the United States or any state or political subdivision thereof, and (e) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition, taken together with the aggregate fair market value of all assets sold or otherwise disposed of by Parent and its Subsidiaries in all Dispositions permitted under this Section 8.05 and occurring during the term of this Agreement, does not exceed $5,000,000.

8.06    Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, except that:
(a)    each Subsidiary that is a Note Party may make Restricted Payments to any Note Party, and (ii) each Subsidiary that is not a Note Party may make Restricted Payments to a Note Party and to another Subsidiary that is not a Note Party and pro rata Restricted Payments to minority stockholders of any such Subsidiary;
(b)    Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person (including in connection with the conversion of Permitted Convertible Bond Indebtedness or Equity Interests of Parent);
(c)    (i) Parent may make cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants and (ii) to the extent constituting a Restricted Payment, Parent may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and Parent may make deemed repurchases in connection with the exercise of stock options;
(d)    Parent may make payments of cash in lieu of fractional shares of Equity Interests arising out of stock dividends, splits or combinations in connection with exercises or conversions of options, warrants and other convertible securities;
(e)    [Reserved];
(f)    Parent and each Subsidiary may make payments in respect of the repurchase of Equity Interests from former officers, directors, employees, consultants or other holders of Equity Interests of Parent and its Subsidiaries in connection with the termination of such Persons’ services or pursuant to stock repurchase plans or agreements, employee stock option agreements, restricted stock agreements, equity incentive plans or other similar agreements or plans, not to exceed an aggregate amount of $1,000,000 in any fiscal year (it being agreed that, to the extent constituting an Investment permitted by Section 8.02(g)(ii), the amount of any Indebtedness of such Persons owing to Parent or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (f)); provided that the portion of such basket that is not used by Parent or its Subsidiaries in any fiscal year shall be carried-forward and shall increase such basket for succeeding fiscal years;
(g)    Parent and each Subsidiary may effect the distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;
(h)    Parent and each Subsidiary may make any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof;
(i)    Parent and each Subsidiary may make payments to redeem or repurchase the Equity Interests held by any minority shareholder in any Joint Venture or Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent such redemption or repurchase constitutes an Investment permitted under Section 8.02(p) and the amount then-available under Section 8.02(p) is equal to or exceeds the amount of such payment; and
(j)    Parent and each Subsidiary may make any payment or delivery in connection with a Permitted Warrant Transaction by (i) delivery of shares of the Parent’s common stock upon net share settlement thereof and any related purchase of such common stock required to be made in connection with such delivery, (ii) set-off or payment of an early termination payment or similar payment thereunder, in each case, in Parent’s common stock upon any early termination thereof or (iii) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount.
8.07    Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by Parent and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or which constitutes a reasonable extension or expansion thereof.
8.08    Transactions with Affiliates and Insiders.
Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions among Note Parties or among Subsidiaries that are not Note Parties, (b) transfers of cash and assets to any Note Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements) and other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and reimbursement of expenses of officers and directors in the ordinary course of business, (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, (f) transactions set forth on Schedule 8.08 to the Disclosure Letter and (g) transactions including consideration of less than $10,000.
8.09    Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Note Party, (ii) pay any Indebtedness or other obligations owed to any Note Party, (iii) make loans or advances to any Note Party, (iv) transfer any of its property to any Note Party, (v) pledge its property pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, or (vi) act as a Note Party pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (vi) above) for (1) this Agreement and the other Note Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any agreement entered into in the ordinary course of business, (6) customary provisions in joint venture agreements and other similar agreements applicable to, and agreements evidencing Indebtedness of, Joint Ventures permitted under Section 8.02 and applicable solely to the assets of such Joint Venture and the Equity Interests in such Joint Venture, so long as such provisions and restrictions remain in effect, (7) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary that is not a Wholly-Owned Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets, and (z) such restrictions or encumbrances only exist for so long as such Subsidiary is not required to become a Note Party pursuant to the terms hereof, (8) restrictions or encumbrances of the type described in clause (iv) above in any agreement evidencing Permitted Convertible Bond Indebtedness that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, Parent, and (9) the Permitted Revolving Credit Documents entered into in connection with a Revolving Credit Agreement permitted under Section 8.03(r), including the Intercreditor Agreement entered into by the Collateral Agent in connection therewith.
8.10    Use of Proceeds.
Use the proceeds of any Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11    Prepayment of Junior Indebtedness,
Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Junior Debt of any Note Party or any Subsidiary (other than (a) intercompany Indebtedness of Parent and its Subsidiaries permitted by Section 8.03, (b) unsecured Indebtedness incurred in reliance on Section 8.03(f) or Section 8.03(i), (c) any prepayment, redemption or conversion of any Permitted Convertible Bond Indebtedness that is made or settled in Qualified Capital Stock of Parent or, in respect of any fractional shares to be issued, in cash, (d) any prepayment or redemption of any Permitted Convertible Bond Indebtedness pursuant to an exchange for other Permitted Convertible Bond Indebtedness or with the proceeds from the substantially contemporaneous incurrence of any Permitted Convertible Bond Indebtedness or (e) any prepayment or repayment of any Indebtedness permitted under Section 8.03(r) if and to the extent such prepayment or repayment is permitted under the Intercreditor Agreement entered into by the Collateral Agent in connection with the Permitted Revolving Credit Facility relating thereto) or make any payment in violation of any subordination provision applicable to such Junior Debt.
8.12    Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity.
(a)    Amend, modify or change its Organization Documents in a manner materially adverse to the Purchasers.
(b)    Change its fiscal year without the written consent of the Collateral Agent.
(c)    Without providing ten (10) days prior written notice to the Collateral Agent, change its name, jurisdiction of organization or form of organization.
8.13    Ownership of Subsidiaries.
Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Note Party or any Wholly-Owned Subsidiary of Parent) to own any Equity Interests of any Subsidiary of any Note Party in existence as of the Closing Date, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Note Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Note Party, except for Permitted Liens.
8.14    Sale Leasebacks.
Enter into any Sale and Leaseback Transaction.
8.15    Sanctions; Anti-Corruption Laws.

(a)    Directly or indirectly, use the proceeds of any Note, or lend, contribute or otherwise make available such proceeds of any Note to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions such that funding is prohibited by applicable Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transactions hereunder, whether as a Purchaser, Collateral Agent or otherwise) of Sanctions.
(b)    Directly or indirectly, use the proceeds of any Note for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.
8.16    Financial Covenants.
(a)    Minimum Consolidated Net Sales. Permit trailing twelve-month Consolidated Net Sales, tested for each fiscal quarter commencing with the fiscal quarter ending December 31, 2019, to fall below the amount under the applicable column titled “Net Sales Threshold (for any fiscal quarter in which the only Notes issued hereunder are the Initial Notes)” or “Net Sales Threshold (for any fiscal quarter in which the Notes issued hereunder include any Delayed Draw Notes)” set forth opposite the period in the table below:

Twelve Month Period Ending	Net Sales Threshold (for any fiscal quarter in which the only Notes issued hereunder are the Initial Notes)	Net Sales Threshold (for any fiscal quarter in which the Notes issued hereunder include any Delayed Draw Notes)
December 31, 2019	$15,000,000	$18,000,000
March 31, 2020	$20,000,000	$25,000,000
June 30, 2020	$27,000,000	$32,000,000
September 30, 2020	$33,000,000	$40,000,000
December 31, 2020	$40,000,000	$48,000,000
March 31, 2021	$48,000,000	$58,000,000
June 30, 2021	$58,000,000	$70,000,000
September 30, 2021	$68,000,000	$82,000,000
December 31, 2021	$79,000,000	$95,000,000
March 31, 2022	$86,750,000	$98,750,000
June 30, 2022	$94,500,000	$102,500,000
September 30, 2022	$102,250,000	$106,250,000
December 31, 2022	$110,000,000	$110,000,000
March 31, 2023	$113,750,000	$113,750,000
June 30, 2023	$117,500,000	$117,500,000
September 30, 2023	$121,250,000	$121,250,000
December 31, 2023	$125,000,000	$125,000,000

(b)    Minimum Consolidated Liquidity. At any and all times from and after the Closing Date, after giving effect to the transactions contemplated hereunder and the other Note Documents, permit Parent and its Subsidiaries that are Note Parties to have Consolidated Liquidity, tested as of the end of each Business Day, of less than $30,000,000; provided, that solely until the earlier of (i) date that is ninety (90) days after the Closing Date (or such longer period as Collateral Agent shall agree in its sole discretion) and (ii) the date when all required Deposit Account Control Agreements under Section 7.20(b) have been executed and delivered, the Note Parties shall not be required to maintain such amount in Deposit Accounts for which the Collateral Agent has received Deposit Account Control Agreements but may rather maintain such amount in Deposit Accounts in existence as of the Closing Date for which the Collateral Agent has not received a Deposit Account Control Agreement. For the avoidance of doubt, no Note Party shall be required to maintain a restricted account for purposes of complying with this Section 8.16(b).
ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES
9.01    Events of Default.
Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Issuer or any other Note Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Note, or (ii) within three (3) Business Days after the same becomes due, any interest on any Note, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Note Document; or
(b)    Specific Covenants. Any Note Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 7.01, 7.02(a), (b), (e), (h) or (i), 7.03(a), 7.05(a) (solely as to any Note Party), 7.10, 7.11, 7.12, 7.14(a), 7.16, 7.20 or Article VIII or (ii) Section 7.02(c), (f), or (g), and such failure specified in this clause (ii) continues for fifteen (15) days after the earlier of the date on which (A) a Responsible Officer of any Note Party becomes aware of such failure and (B) written notice thereof shall have been given to any Note Party by the Collateral Agent or any Purchaser; or
(c)    Other Defaults. Any Note Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Note Party becomes aware of such failure and (ii) written notice thereof shall have been given to any Note Party by the Collateral Agent or any Purchaser; or
(d)    Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Issuer or any other Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) Any Note Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and subject to any applicable grace periods) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that, clause (i)(B) above shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness and (y) the conversion of Permitted Convertible Bond Indebtedness permitted pursuant to Section 8.11(c) or (ii) there occurs under any Swap Contract (other than a Permitted Bond Hedge Transaction or Permitted Warrant Transaction) an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Note Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, administrator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, administrator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Note Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
(h)    Judgments. There is entered against any Note Party or any Subsidiary one or more final judgments, orders or decrees for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute or deny coverage) or (ii) any one or more non-monetary final judgments, orders or decrees that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) calendar days from entry thereof; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Note Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Note Documents. Any material provision of any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect or ceases to be valid and binding on or enforceable against any Note Party; or any Note Party or any Permitted Holder contests in any manner the validity or enforceability of any Note Document; or any Note Party denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate or rescind any Note Document; or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason other than as expressly permitted hereunder or thereunder cease to be a perfected and first priority security interest in any material portion of the Collateral subject thereto, subject only to Permitted Liens, in each case, other than as a direct result of any action by the Collateral Agent or the Purchasers or failure of the Collateral Agent or the Purchasers to perform an obligation thereof under the Note Documents; or
(k)    Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or
(l)    Change of Control. There occurs any Change of Control; or
(m)    Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Note Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
(n)    Regulatory Events. (i) The FDA shall revoke, withdrawal, cancel or terminate marketing approval of XHANCE in the U.S. and such action remains undischarged or unstayed for more than sixty (60) days; or (ii)(1) any Governmental Authority (including the FDA) shall revoke, withdrawal, cancel, terminate, suspend, materially limit or materially modify any Required Permit relating to XHANCE, (2) the marketing of XHANCE is voluntarily suspended by any Note Party or Subsidiary or (3) any Note Party or any Subsidiary shall initiate any recall of XHANCE or any Safety Notice is issued in connection therewith (each of the foregoing clauses (1), (2) and (3), a “Regulatory Event”), and, the occurrence of the Regulatory Event is (x) reasonably expected to prevent the marketing of XHANCE in the U.S. for more than six (6) months or (y) reasonably expected to result in the Note Parties failure to comply with the financial covenants in Section 8.16(a) and, solely if such covenants (or subsection thereof) is in effect immediately prior to such Regulatory Event, Section 8.16(b), during the twelve-month period following such Regulatory Event; or
(o)    Permitted Bond Hedge Transactions and Permitted Warrant Transactions. There occurs under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which Parent or any Subsidiary is the Defaulting Party (as defined therein) and the net termination value owed by Parent or such Subsidiary as a result thereof is greater than the Threshold Amount, and such termination value is required to be paid in cash and may not be settled by the delivery of common stock of Parent.
9.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Required Purchasers may take any or all of the following actions:
(a)    declare the Delayed Draw Note Commitments of each Purchaser to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Notes, all interest accrued and unpaid thereon, any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable with respect thereto and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Note Parties; and
(c)    exercise, or instruct the Collateral Agent to exercise (and the Collateral Agent shall exercise upon such instruction), all rights and remedies available to the Collateral Agent or the Purchasers under the Note Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Purchaser to purchase Notes shall automatically terminate, the unpaid principal amount of all outstanding Notes and all interest, any Make-Whole Amount and/or Prepayment Premium and other amounts as aforesaid shall automatically and immediately become due and payable, in each case without further act of the Collateral Agent or any Purchaser.
If the Obligations are accelerated for any reason, any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, will also be due and payable as though such Obligations were voluntarily prepaid and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. Any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination and the Issuer agrees that it is reasonable under the circumstances currently existing. Any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, shall also be payable, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT AND/OR PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees that (i) any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, shall in each case be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Issuer giving specific consideration in this transaction for such agreement to pay any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, and (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, as herein described, is a material inducement to the Purchasers to purchase the Notes hereunder. Purchasers agree that in connection with any foreclosure or other exercise of rights under this Agreement or any other Note Document with respect to IP Rights, the rights of the licensees under Permitted Licenses will not be terminated, limited or otherwise adversely affected so long as no default exists under the Permitted License that would permit the licensor to terminate such Permitted License (commonly known as a non-disturbance).
9.03    Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Notes issued by the Issuer have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Purchaser or the Collateral Agent on account of the Obligations shall, subject to the provisions of the Intercreditor Agreement entered into by the Collateral Agent in connection with a Permitted Revolving Credit Facility and solely with respect to the exercise of such remedies as a secured creditor in respect of any Revolving Credit Priority Collateral, be applied by the Collateral Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Collateral Agent and amounts payable under Article III or any other provision of this Agreement or any other Note Document) payable to the Collateral Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Purchasers (including fees, charges and disbursements of counsel to the respective Purchasers) arising under the Note Documents and amounts payable under Article

III or any other provision of this Agreement or any other Note Document, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and any applicable Make-Whole Amount and/or Prepayment Premium with respect to the Notes issued by the Issuer, ratably among the Purchasers in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Notes issued by the Issuer, ratably among the Purchasers in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full, to the Issuer or as otherwise required by Law.
ARTICLE X
OTHER PROVISIONS
10.01    Increased Costs, Etc.
The Issuer agrees to reimburse the Purchasers for any increase in the cost to the Purchasers of, or any reduction in the amount of any sum receivable by the Purchasers in respect of, the Purchasers’ Delayed Draw Note Commitments and the purchase or maintaining of the Notes hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and taxes which are governed by Section 10.02 and Article III, respectively; provided, that amounts shall only be payable by the Issuer to any Purchaser under this Section 10.01 so long as it is such Purchaser’s general policy or practice to demand compensation of its other borrowers in similar circumstances under comparable provisions of other financing agreements and, upon the request of the Issuer, such Purchaser provides a certificate to such effect (with a copy of such certificate to the Collateral Agent). The Collateral Agent shall notify the Issuer in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Purchasers for such increased cost or reduced amount. Such additional amounts shall be payable by the Issuer directly to the Purchasers within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Issuer; provided that the Issuer shall not be required to compensate the Purchasers pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Purchaser notifies the Issuer of the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
10.02    Increased Capital Cost.
If any Change in Law affects or would affect the amount of capital required or expected to be maintained by any Purchaser or any Person controlling such Purchaser, and such Purchaser determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Delayed Draw Note Commitments or the Notes purchased by it hereunder is reduced to a level below that which such Purchaser or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Purchaser to the Issuer, the Issuer shall within five (5) days following receipt of such notice pay directly to such Purchaser additional amounts sufficient to compensate such Purchaser or such controlling Person for such reduction in rate of return; provided, that amounts shall only be payable by the Issuer to any Purchaser under this Section 10.02 so long as it is such Purchaser’s general policy or practice to demand compensation of its other borrowers in similar circumstances under comparable provisions of other financing agreements and, upon the request of the Issuer, such Purchaser provides a certificate to such effect (with a copy of such certificate to the Collateral Agent); provided, further that the Issuer shall not be required to compensate the Purchasers pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Purchaser notifies the Issuer of the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A statement of such Purchaser as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Issuer. In determining such amount, such Purchaser may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
10.03    [Reserved].
10.04    Mitigation of Obligations; Replacement of Purchasers.
(a)    If any Purchaser requests compensation under Section 10.01 or 10.02, or the Issuer is required to pay any Indemnified Taxes or additional amounts to any Purchaser, or any Governmental Authority for the account of any Purchaser pursuant to Section 3.01, then at the request of the Issuer, such Purchaser shall use commercially reasonable efforts to designate a different lending office for purchasing its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 10.01 and 10.02, as the case may be, in the future, and (ii) in each case, would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel) incurred by any Purchaser in connection with any such designation or assignment.
(b)    Replacement of Purchasers. If any Purchaser requests compensation under Section 10.01 or 10.02, or if the Issuer is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 3.01, and, in each case, such Purchaser has declined or is unable to designate a different lending office in accordance with Section 10.04(a), the Issuer may replace such Purchaser in accordance with Section 12.13.
ARTICLE XI

COLLATERAL AGENT
11.01    Appointment and Authority.
(a)    Each of the Purchasers hereby irrevocably appoints BioPharma Credit PLC to act on its behalf as the Collateral Agent hereunder and under the other Note Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, and to act as the agent of such Purchaser for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. Except for the rights of the Issuer under Sections 11.06 and 11.09, the provisions of this Article XI are solely for the benefit of the Collateral Agent and the Purchasers, and neither the Issuer nor any other Note Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article XI and Article XII, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Note Documents) as if set forth in full herein with respect thereto.
11.02    Rights as a Purchaser.
The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Collateral Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Note Party or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to the Purchasers.
11.03    Exculpatory Provisions.
(a)    The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents to which it is a party that the Collateral Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents), provided, that, the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Note Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Note Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Note Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.
(b)    The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Collateral Agent by the Issuer or a Purchaser.
(c)    The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.
11.04    Reliance by Collateral Agent.
The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the purchase of any Note, that by its terms must be fulfilled to the satisfaction of a Purchaser, the Collateral Agent may presume that such condition is satisfactory to such Purchaser unless the Collateral Agent shall have received notice to the contrary from such Purchaser prior to the purchase of such Note. The Collateral Agent may consult with legal counsel (who may be counsel for the Note Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05    Delegation of Duties.
The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.06    Resignation of Collateral Agent.
The Collateral Agent may resign as Collateral Agent at any time by giving thirty (30) days advance written notice thereof to the Purchasers and the Issuer and, thereafter, the retiring (or retired) or terminated Collateral Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Purchasers shall have the right, subject to approval of the Issuer so long as no Default under Section 9.01(a) or Event of Default under Section 9.01(f) has occurred and is continuing, to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Purchasers and approved (so long as no Default under Section 9.01(a) or Event of Default under Section 9.01(f) has occurred and is continuing) by the Issuer or have accepted such appointment within thirty (30) days after the Collateral Agent’s giving of notice of resignation, then the Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent reasonably acceptable to the Issuer (so long as no Default under Section 9.01(a) or Event of Default under Section 9.01(f) has occurred and is continuing). Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring (or retired) or terminated Collateral Agent. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent. If no successor has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation or notice of Collateral Agent’s removal, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Purchasers shall perform all of the duties of the Collateral

Agent hereunder until such time, if any, as the Required Purchasers appoint a successor agent as provided for above. In the event that a new Collateral Agent is appointed and such Collateral Agent is not an Affiliate of the holders of a majority in interest of the Notes, then the Issuer shall agree to pay to such Collateral Agent the fees and expenses (such fees to be payable annually in advance) that such Collateral Agent may reasonably request in connection with its appointment and service.
11.07    Non-Reliance on Collateral Agent and Other Purchasers.
Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.
11.08    Collateral Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Collateral Agent and their respective agents and counsel and all other amounts due the Purchasers and the Collateral Agent under Section 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under Section 12.04.
Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize the Collateral Agent to vote in respect of the claim of any Purchaser in any such proceeding.
11.09    Collateral and Guaranty Matters.
The Purchasers irrevocably authorize the Collateral Agent and Collateral Agent agrees at the request of the Issuer,
(a)    to release any Lien on any Collateral granted to or held by the Collateral Agent under any Note Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents, (ii) that is sold, transferred or otherwise disposed of to a Person other than a Note Party or Subsidiary as part of or in connection with any sale or other Disposition (including any Involuntary Disposition) permitted hereunder or under any other Note Document, (iii) solely with respect to any Revolving Credit Priority Collateral, as otherwise may be expressly provided in the Intercreditor Agreement entered into by the Collateral Agent in connection with a Permitted Revolving Credit Facility or (iv) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Purchasers;
(b)    to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and
(c)    to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Note Documents or (ii) upon termination of all unused Delayed Draw Note Commitments and payment in full of all Obligations (other than contingent indemnification obligations for such no claim has been asserted) under the Note Documents.
Upon request by the Collateral Agent at any time, the Required Purchasers will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 11.09.
The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.
In connection with any termination, release or subordination pursuant to this Section 11.09, Collateral Agent shall promptly, upon the request of any Note Party, (x) execute and deliver to such Note Party, at such Note Party’s expense, all documents that such Note Party shall reasonably request to evidence such termination, release or subordination, and (y) deliver to the Note Parties, at the expense of the Note Parties, any portion of such Collateral so released in possession of the Collateral Agent.
ARTICLE XII

MISCELLANEOUS
12.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Issuer or any other Note Party therefrom, shall be effective unless in writing signed by the Required Purchasers and the Issuer or the applicable Note Party, as the case may be, and acknowledged by the Collateral Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:
(a)    no such amendment, waiver or consent shall:
(i)    extend or increase the Delayed Draw Note Commitment of a Purchaser (or reinstate any Delayed Draw Note Commitment terminated pursuant to Section 9.02) without the written consent of such Purchaser whose Delayed Draw Note Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or 5.03 or of any Default or a mandatory reduction in Delayed Draw Note Commitments is not considered an extension or increase in Delayed Draw Note Commitments of any Purchaser);

(ii)    postpone any date fixed by this Agreement or any other Note Document for any payment of principal (excluding mandatory prepayments), interest, any applicable Make-Whole Amount and/or Prepayment Premium, fees or other amounts due to the Purchasers (or any of them) or any scheduled or mandatory reduction of the Delayed Draw Note Commitments hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment or whose Delayed Draw Note Commitments are to be reduced;
(iii)    reduce the principal of, the rate of interest specified herein on or the amount of Make-Whole Amount or Prepayment Premium specified herein with respect to any Note, or any fees or other amounts payable hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Purchasers shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Issuer to pay interest at the Default Rate;
(iv)    change any provision of this Section 12.01(a) or the definition of “Required Purchasers” without the written consent of each Purchaser directly affected thereby;
(v)    except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Purchaser directly affected thereby, except to the extent the release of any Collateral is permitted pursuant to Section 11.09 (in which case such release may be made by the Collateral Agent);
(vi)    release the Issuer or, except in connection with a merger, amalgamation or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Purchaser directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 11.10 (in which case such release may be made by the Collateral Agent);
(b)    unless also signed by the Collateral Agent, no amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Agreement or any other Note Document;
(c)    any amendment or waiver pursuant to this Section 12.01 shall apply equally to all holders of the Notes and shall be binding upon them, upon each future holder of the Notes and upon the Note Parties, and shall amend the Notes, in each case whether or not a notation thereof shall have been placed on any such Note. Any such waiver shall be effective only in the specific instance and for the purpose for which given;
(d)    notwithstanding any other provision contained in this Section 12.01 or elsewhere in this Agreement to the contrary, Notes which at any time are held by the Issuer or by any of its Affiliates shall not be deemed outstanding for purposes of any vote, consent, approval, waiver or other action required or permitted to be taken by the holders of Notes, or by any of them, under the provisions of this Section 12.01 or Section 9.02 of this Agreement, and neither the Issuer nor any of its Affiliates shall be entitled to exercise any right as a Purchaser or holder of Notes with respect to any such vote, consent, approval or waiver or to take or participate in taking any such action at any time; and
(e)    Neither the Issuer nor any of its Affiliates will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Purchaser as consideration for or as an inducement to the entering into by any Purchaser of any amendment, waiver or consent with respect to any of the terms and provisions of this Agreement or the other Note Documents, unless such remuneration is concurrently offered, on the same terms, ratably to all of holders of Notes which agree to such amendment, waiver or consent.

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the undrawn Delayed Draw Note Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than other affected Purchasers shall require the consent of such Defaulting Purchaser, (ii) each Purchaser is entitled to vote as such Purchaser sees fit on any bankruptcy reorganization plan that affects the Notes, and each Purchaser acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Purchasers shall determine whether or not to allow the Issuer to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Purchasers.
Notwithstanding anything to the contrary herein, the Collateral Agent and the Issuer may amend or modify this Agreement and any other Note Document to (1) cure any factual or typographical error, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Purchasers, extend an additional Lien over additional property for the benefit of the Purchasers or join additional Persons as Note Parties.
12.02    Notices and Other Communications; E-mail and Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case to the address, facsimile number, electronic mail address or telephone number specified for the Issuer, the other Note Parties (as of the Closing Date), and for the Purchasers (as of the Closing Date) and the Collateral Agent, as set forth on Schedule 12.02.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Collateral Agent or Purchasers hereunder may be furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Collateral Agent, provided, that, the foregoing shall not apply to notices to any Purchaser pursuant to Article II if such Purchaser has notified the Collateral Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Issuer, other Note Parties, the Collateral Agent and the Purchasers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the applicable recipient otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement; provided that any notice or communication not so acknowledged shall be deemed received one (1) Business Day following delivery), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Each of the Issuer, other Note Parties, the Purchasers and the Collateral Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Reliance by Collateral Agent and Purchasers. The Collateral Agent and the Purchasers shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Note Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Note Parties shall indemnify the Collateral Agent, each Purchaser and the Related Parties of each of them in accordance with Section 12.04 from any and all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Note Party; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Collateral Agent may be recorded by the Collateral Agent (subject to contemporaneous notice from the Collateral Agent to such Person that the communication is being or will be recorded), and each of the parties hereto hereby consents to such recording.
12.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Purchaser or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Note Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.04    Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Note Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent, each Purchaser and their respective Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Collateral Agent and the Purchasers (taken as a whole) and of a single local counsel to the Collateral Agent and the Purchasers (taken as a whole) in each relevant jurisdiction), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Note Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Note Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent or any Purchaser (but limited in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Collateral Agent and the Purchasers (taken as a whole), and, of a single local counsel to the Collateral Agent and the Purchasers (taken as a whole) in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, of one additional primary firm of counsel for all such affected parties (taken as a whole) and one additional firm of counsel for all such affected parties (taken as a whole) in each relevant jurisdiction), in connection with the enforcement or protection of any of its rights and/or the exercise of any of its remedies under or otherwise arising out of or in connection with (A) this Agreement and the other Note Documents (including with respect to any of the Obligations or any Collateral), including its rights under this Section 12.04, or (B) the Notes made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. It is understood and agreed that the Note Parties shall not be required to pay costs, fees and expenses incurred by the Collateral Agent, each Purchaser and their respective Affiliates prior to the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Note Documents dated as of the Closing Date, and the issuance and purchase of the Initial Notes in excess of $250,000.
(b)    Indemnification by the Note Parties.
(i)    The Note Parties shall indemnify the Collateral Agent (and any sub-agent thereof) and each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees (taken as a whole), and, of a single local counsel to the Indemnitees (taken as a whole) in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, of one additional primary firm of counsel for all such affected parties (taken as a whole) and one additional firm of counsel for all such affected parties (taken as a whole) in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Issuer or any other Note Party) arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Note Documents, (B) any Note or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Note Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Note Party or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party or by any of their respective Affiliates, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence, or willful misconduct of such Indemnitee, or (y) a claim brought by any Note Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Note Document, or (2) arise solely from a dispute among the Indemnitees (except (x) when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Collateral Agent, or any similar role under this Agreement or any other Note Document or (y) any claims arising out of any act or omission of any of the Note Parties or any of their Affiliates) that does not involve any act or omission of the Note Parties or any of their respective Affiliates. This Section 12.04(b) shall not apply with respect to (aa) Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any third party claim or any other non-Tax claim or (bb) yield protection matters covered by Sections 10.01 and 10.02, which shall be governed exclusively by Sections 10.01 and 10.02.

(ii)    Notwithstanding the foregoing in this Section 12.04(b), the Issuer shall not be liable for any settlement of any proceeding effected without the Issuer’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Issuer’s written consent, or if there is a judgment against an Indemnitee in any such proceeding, the Issuer shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Issuer shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (A) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of, or arise out of, such proceeding and (B) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnitee.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Note Parties, the Collateral Agent, any Purchaser, any other party thereto or any Indemnitee shall assert, and each such Person hereby waives, and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the indemnification obligations of the Note Parties under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby, other than any liability arising from the bad faith, gross negligence, or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.
(d)    Payments. All amounts due under this Section 12.04 shall be payable not later than ten (10) Business Days after demand therefor.
(e)    Survival. The agreements in this Section 12.04 and the indemnity provisions of Section 12.02(d) shall survive the resignation of the Collateral Agent, the transfer of any Note, the replacement of any Purchaser, the termination of the Delayed Draw Note Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.05    Marshalling; Payments Set Aside.
None of the Collateral Agent or the Purchasers shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Note Party is made to the Collateral Agent or any Purchaser, or the Collateral Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
12.06    Successors and Assigns; Transfers.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby; provided, that neither the Issuer nor any other Note Party may assign or otherwise transfer any or all of its rights or obligations hereunder or thereunder without the prior written consent of the Purchasers and, except as otherwise set forth herein, so long as no Default pursuant to Section 9.01(a) or Event of Default pursuant to Section 9.01(f) has occurred and is continuing, no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder or thereunder except with the prior written consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Collateral Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Transfers by Purchasers. Each Purchaser shall be entitled to assign or otherwise transfer, with the prior written consent of the Issuer, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that the Issuer’s consent may be delayed pending resolution of the amendments to the Note Documents contemplated by Section 12.06(i)), provided that such consent shall not to be required for any such assignment or transfer (x) to or in favor of any Affiliate of such Purchaser or any Approved Fund (or a limited partner or other investor in an Approved Fund, so long as after giving effect to such assignment or transfer, Funds that are administered or managed by Pharmakon Advisors, LP or an Affiliate of Pharmakon Advisors, LP collectively constitute Required Purchasers) or (y) to or in favor of any other Person that is not a Competitor upon the occurrence and during the continuance of any Default pursuant to Section 9.01(a) or Event of Default pursuant to Section 9.01(f): (i) any or all Notes (or any portion thereof), in each instance in an aggregate principal amount greater than or equal to $1,000,000 thereof (provided, that in the case of such assignment or transfer of Notes to or in favor of any Affiliate of such Purchaser or any Approved Fund (or a limited partner or other investor in an Approved Fund, so long as after giving effect to such assignment or transfer, Funds that are administered or managed by Pharmakon Advisors, LP or an Affiliate of Pharmakon Advisors, LP collectively constitute Required Purchasers), no such minimum shall apply); and (ii) any and all Delayed Draw Note Commitments (or any portion thereof) (with the consent of the Required Purchasers, which such consent shall not be required for such assignment or transfer to or in favor of any Affiliate of such Purchaser or any Approved Fund (or a limited partner or other investor in an Approved Fund, so long as after giving effect to such assignment or transfer, (x) Funds that are administered or managed by Pharmakon Advisors, LP or an Affiliate of Pharmakon Advisors, LP collectively constitute Required Purchasers and (y) the transferring Purchaser remains obligated to fund the amount of its transferred Delayed Draw Note Commitments if the transferee fails to fund such amount when required to do so pursuant to the terms hereof); provided, that in no event shall any equityholder of Parent (other than a Purchaser, its Affiliates or any Approved Fund (or a limited partner or other investor in an Approved Fund, so long as after giving effect to such assignment or other transfer, Funds that are administered or managed by Pharmakon Advisors, LP or an Affiliate of Pharmakon Advisors, LP collectively constitute Required Purchasers)) or any Subsidiary of such equityholder or any of their respective Affiliates purchase or be the recipient of an assignment or other transfer of any Note (or any portion thereof) without the prior written consent of the Required Purchasers; provided, further, that in no event shall a Defaulting Purchaser purchase or be the recipient of an assignment or other transfer of any Note or Delayed Draw Note Commitment (or any portion thereof) while such Purchaser is a Defaulting Purchaser; provided, finally, that, so long as no Event of Default has occurred and is continuing, in no event shall any Competitor, any of its Subsidiaries of any of their respective Affiliates purchase or be the recipient of any such assignment or transfer of any Note or Delayed Draw Note Commitment (or any portion thereof) at any time. Each assignee or transferee pursuant to this Section 12.06(b) shall provide the Issuer and the Collateral Agent with (i) prompt written notice of any assignment or other transfer that is effected and (ii) concurrently with any such assignment or other transfer, an officer’s certificate from an authorized Person of such assignee or transferee certifying to the matters contemplated by Article VI-A. All assignments or other transfers pursuant to this Section 12.06(b) shall be made in accordance with all applicable requirements of the Securities Act of 1933 and any applicable securities laws of any U.S. state.
(c)    Transfers by Defaulting Purchasers. In connection with any assignment or other transfer of any rights and obligations of any Defaulting Purchaser under this Agreement or any other Note Document, no such assignment or other transfer shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment or transfer shall make such additional payments to the Collateral Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee or transferee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Issuer and the Collateral Agent, the applicable pro rata share of Notes previously issued but not purchased by the Defaulting Purchaser, to each of which the applicable assignee or transferee and assignor or transferor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to the Collateral Agent or any Purchaser hereunder (and interest accrued thereon) and (y) purchase (and fund as appropriate) its full pro rata share of all Notes. Notwithstanding the foregoing, in the event that any assignment or other transfer of rights and obligations of any Defaulting Purchaser hereunder or thereunder shall become effective under applicable Law or regulation without compliance with the provisions of this Section 12.06(c), then the assignee or transferee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.
(d)    Transfer in Contravention of this Section Void. Any attempt to assign or otherwise transfer any Note or Delayed Draw Note Commitment (or portion thereof) not in compliance with this Agreement shall be null and void and neither the Issuer nor any transfer agent shall give any effect in the Issuer’s Note register to such attempted assignment or transfer.
(e)    No Future Liability. Following the sale of any Note or portion thereof by any Purchasers to any subsequent Purchasers pursuant to the terms hereof, the Purchasers shall not be liable or responsible to the Issuer for any losses, damages or liabilities suffered or incurred by the Issuer, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any security previously sold by the Purchaser in compliance with this Section 12.06.
(f)    Securities Register. The Issuer will keep at its principal executive office a register, in which, subject to such reasonable regulations as it may prescribe, but at its expense, and the Issuer will provide for the registration and transfer of Notes. Whenever any Note shall be surrendered either at the principal executive office of the Issuer (or at the place of payment named in the Note), for transfer or exchange, accompanied, if so required by the Issuer, by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by the holder thereof or by such holder’s attorney duly authorized in writing, the Issuer will execute and deliver in exchange therefor a new Note or Notes, in such denominations as may be requested by such holder, of like tenor and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the holder requesting the exchange. The entries in the register shall be conclusive and binding for all purposes, absent manifest error and the Issuer, the Purchasers and any of their respective agents may treat the Person in whose name any Note is registered as the sole and exclusive record and beneficial holder and owner of such Note for all purposes whatsoever. This Section 12.06(f) shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

(g)    Lost, Stolen Damaged or Destroyed Notes. At the request of any holder of any Note, the Issuer will issue and deliver at its expense, in replacement of any Note lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Note in the same aggregate unpaid principal amount, and otherwise of the same tenor, as the Note so lost, stolen, damaged or destroyed, duly executed by the Issuer. The Issuer may condition the replacement of a Note reported by the holder thereof as lost, stolen, damaged or destroyed, upon the receipt from such holder of an indemnity and/or security reasonably satisfactory to the Issuer; provided, that if such holder shall be a Purchaser or any affiliate or nominee thereof, such Purchaser’s unsecured agreement of indemnity shall be sufficient for purposes of this Section 12.06(g).
(h)    Transfer of Delayed Draw Note Commitments. Subject to compliance with the other provisions of this Section 12.06, any transfer of Notes or Delayed Draw Note Commitments shall be effective upon the execution and delivery, by the transferor and the transferee (to the extent required by Section 12.06(b), with the consent of the Issuer and the Required Purchasers), pursuant to an Assignment and Assumption.
(i)    Transfer to Non-BioPharma Affiliates. Prior to any assignment or other transfer of any Notes or Delayed Draw Note Commitments (or any portion thereof) by a Purchaser to a Person that is not an Affiliate of BioPharma Credit PLC or BioPharma Credit Investments V (Master) LP or an Approved Fund of BioPharma Credit PLC, BioPharma Credit Investments V (Master) LP or Pharmakon Advisors, LP, the Purchasers, the Collateral Agent (or its prospective successor) and the Issuer shall negotiate in good faith to amend the Note Documents to provide for certain customary provisions contained in agreements evidencing secured debt held by multiple lenders or investors that are not Affiliates, including to permit the Issuer to deliver notices and other information hereunder solely to the Collateral Agent, acting on behalf of the Purchasers, and, if the Collateral Agent is also a Purchaser, permit the Collateral Agent to make certain additional determinations and take certain additional actions, including those with respect to Collateral, on behalf of the Purchasers, without their consent, not currently contemplated by the Note Documents to be made or taken by the Collateral Agent.
(j)    Pledges. Notwithstanding any of the foregoing provisions of this Section 12.06 to the contrary, each Purchaser may at any time pledge this Agreement or any other Note Document or any of its rights, benefits or obligations hereunder or thereunder, including with respect to any Note (or any portion thereof) to any Person that is not a Competitor, a Subsidiary of a Competitor or any Affiliate thereof without the Issuer’s prior written consent; provided, however, that no such pledge shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee for such Purchaser as a party hereto.
(k)    Participations. Any Purchaser may at any time, without the consent of, or notice to, the Issuer or the Collateral Agent, sell participations to any Person (other than a natural Person, a Defaulting Purchaser or the Issuer or any of the Issuer’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Delayed Draw Note Commitment and/or the Notes held by it); provided, that, (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Issuer, the Collateral Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and the other Note Documents.
Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 12.01(a) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Purchaser)) and Sections 10.01 and 10.02 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.06; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 10.04 and 12.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01, 10.01 or 10.02, with respect to any participation, than the Purchaser from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Purchaser that sells a participation agrees, at the Issuer’s request and expense, to use reasonable efforts to cooperate with the Issuer to effectuate the provisions of Section 10.04 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Purchaser; provided, that, such Participant agrees to be subject to Section 2.14 as though it were a Purchaser.

12.07    Treatment of Certain Information; Confidentiality.
Each of the Collateral Agent and the Purchasers agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information prior to or upon such disclosure and instructed to keep such Information confidential and the Collateral Agent and Purchasers, as applicable, shall be responsible for any failure by such Related Parties to maintain the confidentiality thereof), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the disclosing party agrees, to the extent permitted by law, rule or regulation and reasonably practicable, to promptly inform the Issuer, except with respect to any audit or examination conducted by bank accountants or any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, that, (x) prior to any disclosure under this clause (c), the Collateral Agent or such Purchaser agrees to endeavor to provide the Issuer with prior notice thereof to the extent that the Collateral Agent or such Purchaser is permitted to provide such prior notice to the Issuer pursuant to the terms of applicable laws and regulations or such subpoena or legal process, as the case may be, and (y) any disclosure under this clause (c) pursuant to subpoena or similar legal process shall be limited solely to that portion of the Information as may be compelled by such subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee or transferee of, or any prospective assignee or transferee of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Note Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Issuer or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Issuer, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Collateral Agent, any Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than the Note Parties who is not, to the knowledge of the Collateral Agent or such Purchaser, in breach of any obligation of confidentiality to any Note Party or Subsidiary with respect to such Information.
For purposes of this Section 12.07, “Information” means all information received from a Note Party or any Subsidiary relating to the Note Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Collateral Agent or any Purchaser on a nonconfidential basis prior to disclosure by such Note Party or any Subsidiary. Any Person required to maintain the confidentiality of, and not disclose, Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
12.08    Set-off.
If an Event of Default shall have occurred and be continuing, each Purchaser and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser or any such Affiliate to or for the credit or the account of the Issuer or any other Note Party against any and all of the obligations of the Issuer or such Note Party now or hereafter existing under this Agreement or any other Note Document to such Purchaser or its Affiliates, irrespective of whether or not such Purchaser or Affiliate shall have made any demand under this Agreement or any other Note Document and although such obligations of the Issuer or such Note Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Purchaser different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Collateral Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Collateral Agent and the Purchasers and (y) the Defaulting Purchaser shall provide promptly to the Collateral Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or their respective Affiliates may have. Each Purchaser agrees to notify the Issuer promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
12.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Collateral Agent or a Purchaser exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Note Documents, the Purchasers or Collateral Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
12.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Note or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Collateral Agent and each Purchaser, regardless of any investigation made by the Collateral Agent or any Purchaser or on their behalf and notwithstanding that the Collateral Agent or any Purchaser may have had notice or knowledge of any Default at the time of any purchase of the Notes, and shall continue in full force and effect as long as any Note or any other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.
12.12    Severability.
If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Purchasers shall be limited by Debtor Relief Laws, as determined in good faith by the Collateral Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
12.13    Replacement of Purchasers.
If the Issuer is entitled to replace a Purchaser pursuant to the provisions of Section 10.04, or if any Purchaser is a Defaulting Purchaser or a Non-Consenting Purchaser, then the Issuer may, at its sole expense and effort, upon written notice to such Purchaser and the Collateral Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, 10.01 and 10.02) and obligations under this Agreement and the related Note Documents to an assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment), provided, that:
(a)    such Purchaser shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Notes, accrued interest thereon and all other amounts payable to it hereunder and under the other Note Documents (other than any applicable Make-Whole Amount and/or Prepayment Premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Issuer (in the case of all other amounts) and (y) other than a Purchaser that is a Defaulting Purchaser pursuant to clause (a), (b) or (c) of the definition thereof, any Make-Whole Amount and/or Prepayment Premium required by Section 2.07(d), as and to the extent applicable, in each case, from the Issuer, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Notes on the effective date of such assignment; and
(b)    such assignment does not conflict with applicable Laws or regulations;
(c)    in the case of any such assignment resulting from a claim for compensation under Section 10.01 or 10.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    in the case of any such assignment resulting from a Non-Consenting Purchaser’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Note Document, the applicable replacement bank, financial institution or fund consents to the proposed change, waiver, discharge or termination.
Notwithstanding anything to the contrary set forth herein, the failure by any Purchaser replaced pursuant to this Section 12.13 to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Purchaser and the mandatory assignment of such Purchaser’s Delayed Draw Commitments and outstanding Notes pursuant to this Section 12.13 shall nevertheless be effective without the execution by such Purchaser of an Assignment and Assumption.
A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Issuer to require such assignment and delegation cease to apply.
12.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE ISSUER AND EACH OTHER NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THEY WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, ANY PURCHASER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST THE ISSUER OR ANY OTHER NOTE PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN

PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE NORWEGIAN GUARANTOR, THE UK GUARANTOR AND EACH OTHER NOTE PARTY NOT ORGANIZED IN THE UNITED STATES HEREBY IRREVOCABLY APPOINTS THE ISSUER AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT, AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT, AND WRITTEN NOTICE OF SAID SERVICE TO THE ISSUER, BY THE PERSON SERVING THE SAME TO THE ADDRESS PROVIDED IN SCHEDULE 12.02, SHALL CONSTITUTE EFFECTIVE SERVICE OF PROCESS ON THE NORWEGIAN GUARANTOR, THE UK GUARANTOR OR SUCH OTHER APPLICABLE NOTE PARTY IN ANY SUCH ACTION OR PROCEEDING.
12.15    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.16    Judgment Currency.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of any Note Party in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Note Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Note Parties contained in this Section 12.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

12.17    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of terms and contract formations on electronic platforms approved by the Purchasers, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.18    USA PATRIOT Act.
Each Purchaser that is subject to the Act (as hereinafter defined) and the Collateral Agent (for itself and not on behalf of any Purchaser) hereby notifies the Issuer and the other Note Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser or the Collateral Agent, as applicable, to identify each Note Party in accordance with the Act. The Issuer and other Note Parties agree to, promptly following a request by the Collateral Agent or any Purchaser, provide all such other documentation and information that the Collateral Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
12.19    No Advisory or Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), the Issuer acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Collateral Agent and the Purchasers are arm’s-length commercial transactions between the Issuer and its Affiliates, on the one hand, and the Collateral Agent and the Purchasers on the other hand, (ii) the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Issuer is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (b)(i) the Collateral Agent and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Issuer or any of its Affiliates or any other Person and (ii) neither the Collateral Agent nor any Purchaser has any obligation to the Issuer or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (c) the Collateral Agent and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and its Affiliates, and neither the Collateral Agent nor any Purchaser has any obligation to disclose any of such interests to the Issuer or its Affiliates. To the fullest extent permitted by law, the Issuer hereby waives and releases, any claims that they may have against the Collateral Agent or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Purchaser that is an EEA Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Purchaser that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.21    Intercreditor Agreement.
The Collateral Agent is hereby authorized to enter into an Intercreditor Agreement in connection with a Permitted Revolving Credit Facility and otherwise consistent with the terms of this Agreement and the other Note Documents, and each Purchaser agrees to be bound by the terms thereof and directs the Collateral Agent to enter into such Intercreditor Agreement on behalf of such Purchaser in connection with such Permitted Revolving Credit Facility and agrees that the Collateral Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In addition, each Purchaser and the Collateral Agent acknowledge and agree that (a) the exercise of any rights and remedies of the Collateral Agent and the Purchasers hereunder and under the other Note Documents as a secured creditor solely in respect of any Revolving Credit Priority Collateral shall be subject to such Intercreditor Agreement and (b) in the event of any conflict between the provisions of such Intercreditor Agreement and the provisions of this Agreement or the other Note Documents, the provisions of such Intercreditor Agreement shall govern.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:	OPTINOSE US, INC.,
a Delaware corporation
By:
Name:
Title:

GUARANTORS:	OPTINOSE AS,
a Norwegian private limited liability company
By:
Name:
Title:

OPTINOSE, INC.,
a Delaware corporation
By:
Name:
Title:
OPTINOSE UK LIMITED,
a limited liability company organized under the laws of England and Wales
By:                     , on behalf of OptiNose UK Limited
Name:
Title:

[Signature Page to Note Purchase Agreement]

COLLATERAL AGENT:	BIOPHARMA CREDIT PLC,
a public limited company incorporated under the laws of England and Wales

By_________________________________________
Name:
Title:

[Signature Page to Note Purchase Agreement]

PURCHASERS:	BIOPHARMA CREDIT PLC,
a public limited company incorporated under the laws of England and Wales

By_________________________________________
Name:
Title:

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,
a Cayman Islands exempted limited partnership
By: PHARMAKON ADVISORS, LP, its Investment Manager

By______________________________________
Name:  Pedro Gonzalez de Cosio
Title:  CEO and Managing Member

[Signature Page to Note Purchase Agreement]

EXHIBIT A-1

INITIAL SENIOR SECURED NOTE

THIS SENIOR SECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN NOTE PURCHASE AGREEMENT (THE “NOTE PURCHASE AGREEMENT”), DATED AS OF SEPTEMBER 12, 2019, AMONG OPTINOSE US, INC., DELAWARE CORPORATION, AS ISSUER, OPTINOSE AS, A NORWEGIAN PRIVATE LIMITED LIABILITY COMPANY, OPTINOSE, INC., A DELAWARE CORPORATION, OPTINOSE UK LIMITED, A LIMITED LIABILITY COMPANY FORMED UNDER THE LAWS OF ENGLAND AND WALES, THE OTHER GUARANTORS (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASERS SET FORTH IN THE NOTE PURCHASE AGREEMENT (EACH A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”) AND BIOPHARMA CREDIT PLC, A PUBLIC LIMITED COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES, AS COLLATERAL AGENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE NOTE PURCHASE AGREEMENT.

OPTINOSE US, INC.

Senior Secured Note Due 2024
(a “Note”)

No. [N-1][N-2]     Yardley, PA
     September 12, 2019

OptiNose US, Inc., a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to
[BIOPHARMA CREDIT PLC][BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP]
or its registered assigns
in accordance with the below
the principal amount of
[FORTY-FOUR MILLION DOLLARS AND ZERO CENTS][THIRTY-SIX MILLION DOLLARS AND ZERO CENTS]
[$44,000,000.00][$36,000,000.00]

and to pay interest during any Interest Period from and after the Closing Date until paid in full at the rate per annum equal to 10.75% (the “Pre-Default Rate”) for such Interest Period, computed on the basis of a 360-day year and actual days elapsed.

This Note shall at all times (a) upon the occurrence and during the continuation of any Event of Default under Section 9.01(a) (without regard to any grace period) or Section 9.01(f) of the Note Purchase Agreement or (b) if requested by the Required Purchasers while any Event of Default exists, bear interest at an interest rate equal to the Pre-Default Rate for such Interest Period plus 3.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws.

Interest (including interest at the Default Rate) shall be payable on this Note quarterly in arrears on the 15th day of each March, June, September and December of each year (each, an “Interest Payment Date”), and at maturity (whether through the occurrence of the Maturity Date, by acceleration, mandatory prepayment or otherwise) to the Purchaser holding this Note on such date, and shall be paid in cash in accordance with Section 2.09 of the Note Purchase Agreement.
Prepayment Premiums and/or Make-Whole Amounts shall be due upon any repayment or prepayment of this Note, as applicable, pursuant to Section 2.07 of the Note Purchase Agreement.
Payments of the principal amount hereof, interest hereon, Prepayment Premium and/or Make-Whole Amount (if and to the extent applicable) and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Issuer shall come due

2

on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
This Note is one of the Initial Notes, in the aggregate original principal amount of $80,000,000, issued by the Issuer pursuant to the Note Purchase Agreement, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Note Purchase Agreement, to all the benefits provided for thereby or referred to therein, to which Note Purchase Agreement reference is hereby made for a statement thereof.
The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article IV of the Note Purchase Agreement, and the Collateral Documents executed in favor of the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties (as such term is defined in the Collateral Documents), to the extent described therein, by each of the applicable Note Parties and the other parties thereto.
This Note is subject to optional prepayment and mandatory prepayment prior to the Maturity Date, at the times, on the terms and conditions and in the amounts set forth in Section 2.07 of the Note Purchase Agreement.
Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Note Purchase Agreement.
This Note is registered on the books of the Issuer and, subject to the Note Purchase Agreement, is transferable only by surrender thereof at the principal executive office of the Issuer and accompanied by, if required by the Issuer, a written instrument of transfer reasonably satisfactory to the Issuer, duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Prepayment Premium and/or Make-Whole Amount, if and to the extent applicable, and interest on this Note shall be made only to or upon the order in writing of the registered holder.
* * *

3

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
OptiNose US, Inc.

By:
Name:
Title:

[Signature Page to Initial Note – [BPCR] [BioPharma V]]

EXHIBIT A-2

FIRST DELAYED DRAW SENIOR SECURED NOTE

THIS SENIOR SECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN NOTE PURCHASE AGREEMENT (THE “NOTE PURCHASE AGREEMENT”), DATED AS OF SEPTEMBER 12, 2019, AMONG OPTINOSE US, INC., DELAWARE CORPORATION, AS ISSUER, OPTINOSE AS, A NORWEGIAN PRIVATE LIMITED LIABILITY COMPANY, OPTINOSE, INC., A DELAWARE CORPORATION, OPTINOSE UK LIMITED, A LIMITED LIABILITY COMPANY FORMED UNDER THE LAWS OF ENGLAND AND WALES, THE OTHER GUARANTORS (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASERS SET FORTH IN THE NOTE PURCHASE AGREEMENT (EACH A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”) AND BIOPHARMA CREDIT PLC, A PUBLIC LIMITED COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES, AS COLLATERAL AGENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE NOTE PURCHASE AGREEMENT.

OPTINOSE US, INC.

Senior Secured Note Due 2024
(a “Note”)

No. [ ]     Yardley, PA
     ______________, 20__

OptiNose US, Inc., a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to
[BIOPHARMA CREDIT PLC][BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP]
or its registered assigns
in accordance with the below
the principal amount of
[SIXTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND ZERO CENTS][THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND ZERO CENTS]
[$16,500,000.00][$13,500,000.00]

and to pay interest during any Interest Period from and after the First Delayed Draw Note Closing Date until paid in full at the rate per annum equal to 10.75% (the “Pre-Default Rate”) for such Interest Period, computed on the basis of a 360-day year and actual days elapsed.

This Note shall at all times (a) upon the occurrence and during the continuation of any Event of Default under Section 9.01(a) (without regard to any grace period) or Section 9.01(f) of the Note Purchase Agreement or (b) if requested by the Required Purchasers while any Event of Default exists, bear interest at an interest rate equal to the Pre-Default Rate for such Interest Period plus 3.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws.

Interest (including interest at the Default Rate) shall be payable on this Note quarterly in arrears on the 15th day of each March, June, September and December of each year (each, an “Interest Payment Date”), and at maturity (whether through the occurrence of the Maturity Date, by acceleration, mandatory prepayment or otherwise) to the Purchaser holding this Note on such date, and shall be paid in cash in accordance with Section 2.09 of the Note Purchase Agreement.
Prepayment Premiums and/or Make-Whole Amounts shall be due upon any repayment or prepayment of this Note, as applicable, pursuant to Section 2.07 of the Note Purchase Agreement.
Payments of the principal amount hereof, interest hereon, Prepayment Premium and/or Make-Whole Amount (if and to the extent applicable) and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Issuer shall come due

2

on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
This Note is one of the First Delayed Draw Notes, in the aggregate original principal amount of $30,000,000, issued by the Issuer pursuant to the Note Purchase Agreement, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Note Purchase Agreement, to all the benefits provided for thereby or referred to therein, to which Note Purchase Agreement reference is hereby made for a statement thereof.
The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article IV of the Note Purchase Agreement, and the Collateral Documents executed in favor of the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties (as such term is defined in the Collateral Documents), to the extent described therein, by each of the applicable Note Parties and the other parties thereto.
This Note is subject to optional prepayment and mandatory prepayment prior to the Maturity Date, at the times, on the terms and conditions and in the amounts set forth in Section 2.07 of the Note Purchase Agreement.
Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Note Purchase Agreement.
This Note is registered on the books of the Issuer and, subject to the Note Purchase Agreement, is transferable only by surrender thereof at the principal executive office of the Issuer and accompanied by, if required by the Issuer, a written instrument of transfer reasonably satisfactory to the Issuer, duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Prepayment Premium and/or Make-Whole Amount, if and to the extent applicable, and interest on this Note shall be made only to or upon the order in writing of the registered holder.
* * *

3

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
OptiNose US, Inc.

By:
Name:
Title:

EXHIBIT A-3

SECOND DELAYED DRAW SENIOR SECURED NOTE

THIS SENIOR SECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN NOTE PURCHASE AGREEMENT (THE “NOTE PURCHASE AGREEMENT”), DATED AS OF SEPTEMBER 12, 2019, AMONG OPTINOSE US, INC., DELAWARE CORPORATION, AS ISSUER, OPTINOSE AS, A NORWEGIAN PRIVATE LIMITED LIABILITY COMPANY, OPTINOSE, INC., A DELAWARE CORPORATION, OPTINOSE UK LIMITED, A LIMITED LIABILITY COMPANY FORMED UNDER THE LAWS OF ENGLAND AND WALES, THE OTHER GUARANTORS (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASERS SET FORTH IN THE NOTE PURCHASE AGREEMENT (EACH A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”) AND BIOPHARMA CREDIT PLC, A PUBLIC LIMITED COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES, AS COLLATERAL AGENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE NOTE PURCHASE AGREEMENT.

OPTINOSE US, INC.

Senior Secured Note Due 2024
(a “Note”)

No. [ ]     Yardley, PA
     ______________, 20__

OptiNose US, Inc., a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to
[BIOPHARMA CREDIT PLC][BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP]
or its registered assigns
in accordance with the below
the principal amount of
[ELEVEN MILLION DOLLARS AND ZERO CENTS][NINE MILLION DOLLARS AND ZERO CENTS]
[$11,000,000.00][$9,000,000.00]

and to pay interest during any Interest Period from and after the Second Delayed Draw Note Closing Date until paid in full at the rate per annum equal to 10.75% (the “Pre-Default Rate”) for such Interest Period, computed on the basis of a 360-day year and actual days elapsed.

This Note shall at all times (a) upon the occurrence and during the continuation of any Event of Default under Section 9.01(a) (without regard to any grace period) or Section 9.01(f) of the Note Purchase Agreement or (b) if requested by the Required Purchasers while any Event of Default exists, bear interest at an interest rate equal to the Pre-Default Rate for such Interest Period plus 3.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws.

Interest (including interest at the Default Rate) shall be payable on this Note quarterly in arrears on the 15th day of each March, June, September and December of each year (each, an “Interest Payment Date”), and at maturity (whether through the occurrence of the Maturity Date, by acceleration, mandatory prepayment or otherwise) to the Purchaser holding this Note on such date, and shall be paid in cash in accordance with Section 2.09 of the Note Purchase Agreement.
Prepayment Premiums and/or Make-Whole Amounts shall be due upon any repayment or prepayment of this Note, as applicable, pursuant to Section 2.07 of the Note Purchase Agreement.
Payments of the principal amount hereof, interest hereon, Prepayment Premium and/or Make-Whole Amount (if and to the extent applicable) and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Issuer shall come due

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on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
This Note is one of the Second Delayed Draw Notes, in the aggregate original principal amount of $20,000,000, issued by the Issuer pursuant to the Note Purchase Agreement, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Note Purchase Agreement, to all the benefits provided for thereby or referred to therein, to which Note Purchase Agreement reference is hereby made for a statement thereof.
The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article IV of the Note Purchase Agreement, and the Collateral Documents executed in favor of the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties (as such term is defined in the Collateral Documents), to the extent described therein, by each of the applicable Note Parties and the other parties thereto.
This Note is subject to optional prepayment and mandatory prepayment prior to the Maturity Date, at the times, on the terms and conditions and in the amounts set forth in Section 2.07 of the Note Purchase Agreement.
Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Note Purchase Agreement.
This Note is registered on the books of the Issuer and, subject to the Note Purchase Agreement, is transferable only by surrender thereof at the principal executive office of the Issuer and accompanied by, if required by the Issuer, a written instrument of transfer reasonably satisfactory to the Issuer, duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Prepayment Premium and/or Make-Whole Amount, if and to the extent applicable, and interest on this Note shall be made only to or upon the order in writing of the registered holder.
* * *

3

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
OptiNose US, Inc.

By:
Name:
Title:

[Signature Page to Second Delayed Draw Note – [BPCR][BioPharma V]]

EXHIBIT A-4

THIRD DELAYED DRAW SENIOR SECURED NOTE

THIS SENIOR SECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN NOTE PURCHASE AGREEMENT (THE “NOTE PURCHASE AGREEMENT”), DATED AS OF SEPTEMBER 12, 2019, AMONG OPTINOSE US, INC., DELAWARE CORPORATION, AS ISSUER, OPTINOSE AS, A NORWEGIAN PRIVATE LIMITED LIABILITY COMPANY, OPTINOSE, INC., A DELAWARE CORPORATION, OPTINOSE UK LIMITED, A LIMITED LIABILITY COMPANY FORMED UNDER THE LAWS OF ENGLAND AND WALES, THE OTHER GUARANTORS (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASERS SET FORTH IN THE NOTE PURCHASE AGREEMENT (EACH A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”) AND BIOPHARMA CREDIT PLC, A PUBLIC LIMITED COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES, AS COLLATERAL AGENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE NOTE PURCHASE AGREEMENT.

OPTINOSE US, INC.

Senior Secured Note Due 2024
(a “Note”)

No. [ ]     Yardley, PA
     ______________, 20__

OptiNose US, Inc., a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to
[BIOPHARMA CREDIT PLC][BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP]
or its registered assigns
in accordance with the below
the principal amount of
[ELEVEN MILLION DOLLARS AND ZERO CENTS][NINE MILLION DOLLARS AND ZERO CENTS]
[$11,000,000.00][$9,000,000.00]

and to pay interest during any Interest Period from and after the Third Delayed Draw Note Closing Date until paid in full at the rate per annum equal to 10.75% (the “Pre-Default Rate”) for such Interest Period, computed on the basis of a 360-day year and actual days elapsed.

This Note shall at all times (a) upon the occurrence and during the continuation of any Event of Default under Section 9.01(a) (without regard to any grace period) or Section 9.01(f) of the Note Purchase Agreement or (b) if requested by the Required Purchasers while any Event of Default exists, bear interest at an interest rate equal to the Pre-Default Rate for such Interest Period plus 3.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws.
Interest (including interest at the Default Rate) shall be payable on this Note quarterly in arrears on the 15th day of each March, June, September and December of each year (each, an “Interest Payment Date”), and at maturity (whether through the occurrence of the Maturity Date, by acceleration, mandatory prepayment or otherwise) to the Purchaser holding this Note on such date, and shall be paid in cash in accordance with Section 2.09 of the Note Purchase Agreement.
Prepayment Premiums and/or Make-Whole Amounts shall be due upon any repayment or prepayment of this Note, as applicable, pursuant to Section 2.07 of the Note Purchase Agreement.
Payments of the principal amount hereof, interest hereon, Prepayment Premium and/or Make-Whole Amount (if and to the extent applicable) and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Issuer shall come due

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on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
This Note is one of the Third Delayed Draw Notes, in the aggregate original principal amount of $20,000,000, issued by the Issuer pursuant to the Note Purchase Agreement, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Note Purchase Agreement, to all the benefits provided for thereby or referred to therein, to which Note Purchase Agreement reference is hereby made for a statement thereof.
The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article IV of the Note Purchase Agreement, and the Collateral Documents executed in favor of the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties (as such term is defined in the Collateral Documents), to the extent described therein, by each of the applicable Note Parties and the other parties thereto.
This Note is subject to optional prepayment and mandatory prepayment prior to the Maturity Date, at the times, on the terms and conditions and in the amounts set forth in Section 2.07 of the Note Purchase Agreement.
Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Note Purchase Agreement.
This Note is registered on the books of the Issuer and, subject to the Note Purchase Agreement, is transferable only by surrender thereof at the principal executive office of the Issuer and accompanied by, if required by the Issuer, a written instrument of transfer reasonably satisfactory to the Issuer, duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Prepayment Premium and/or Make-Whole Amount, if and to the extent applicable, and interest on this Note shall be made only to or upon the order in writing of the registered holder.
* * *

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THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
OptiNose US, Inc.

By:
Name:
Title:

[Signature Page to Third Delayed Draw Note – [BPCR][BioPharma V]]

EXHIBIT B

FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”) dated as of ____________, 20__ is by and between _________________, a _______________ (the “New Subsidiary”), and BIOPHARMA CREDIT PLC, in its capacity as Collateral Agent under that certain Note Purchase Agreement, dated as of September 12, 2019 (as may be amended, modified, restated, supplemented or extended from time to time, the “Note Purchase Agreement”), among OPTINOSE US, INC., a Delaware corporation (the “Issuer”), OPTINOSE AS, a Norwegian private limited liability company (the “Norwegian Guarantor”), OPTINOSE, INC., a Delaware corporation (the “Parent”), OPTINOSE UK LIMITED, a limited liability company formed under the laws of England and Wales (the “UK Guarantor”), the other Guarantors from time to time party thereto, the Purchasers from time to time party thereto and BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales, as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.
The Note Parties are required by Section 7.12 of the Note Purchase Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Collateral Agent, for the benefit of the Collateral Agent, the Purchasers and the other Secured Parties (as such term is defined in the Security Agreement):
1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Note Purchase Agreement and a “Guarantor” for all purposes of the Note Purchase Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Note Purchase Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantor contained in the Note Purchase Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to each Purchaser, the Collateral Agent and each other holder of the Obligations, as provided in Article IV of the Note Purchase Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
2.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties (as defined in the Security Agreement), a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Collateral of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.
3.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the Purchasers and the other Secured Parties (as defined in the Pledge Agreement), a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Equity Interests, if any, identified on Schedule 6 hereto, to the extent constituting Pledged Collateral, and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.
4.    The New Subsidiary hereby represents and warrants to the Collateral Agent and the Purchasers that, as of the date hereof, the following statements are true and correct:
(a)    The New Subsidiary’s exact legal name, type of organization and jurisdiction of organization are as set forth on the signature pages hereto.
(b)    The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 attached hereto.
(c)    Other than as set forth on Schedule 2 attached hereto, the New Subsidiary has not changed its legal name, changed its type of organization, changed its jurisdiction of organization, or been party to a merger, consolidation or other change in structure in the five (5) years preceding the date hereof.
(d)    Schedule 3 attached hereto includes: (a) all of the Patents, Trademarks and Copyrights registered or pending registration with the United States Copyright Office and the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect thereto, owned by the New Subsidiary; (b) all other Material IP Rights of the New Subsidiary, together with relevant identifying information with respect thereto; and (c) each Copyright License, each Patent License and each Trademark License of any Note Party that is, in the case of this clause (c), material to the Businesses, taken as a whole.
(e)    Schedule 4 attached hereto includes all Commercial Tort Claims (as defined in the Security Agreement) before any Governmental Authority with a value in excess of $100,000 by or in favor of the New Subsidiary.
(f)    Schedule 5 attached hereto lists all real property that is owned or leased by the New Subsidiary as of the date hereof (with the mailing address thereof, a description of each real property that is Excluded Property (if any) and a designation of whether such real property is owned or leased).
(g)    Schedule 6 attached hereto lists each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.
5.    Schedule 7 attached hereto includes the mailing address, facsimile number and electronic mail address of the New Subsidiary for purposes of all notices and other communications, which the New Subsidiary may from time to time update by notifying the Collateral Agent in writing.
6.    The New Subsidiary hereby waives acceptance by the Collateral Agent and the Purchasers of the guaranty by the New Subsidiary under Article IV of the Note Purchase Agreement upon the execution of this Agreement by the New Subsidiary.
7.    This Agreement may be executed in multiple counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
8.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature Page Follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Collateral Agent, for the benefit of itself and the Purchasers, has caused the same to be accepted by its authorized officer, as of the day and year first above written.
[NEW SUBSIDIARY]

By: ___________________________
Name:
Title:

Acknowledged and accepted:

BIOPHARMA CREDIT PLC,
as Collateral Agent

By_________________________________________

Name:

Title:

[Signature Page to Joinder Agreement]

Schedule 1

Taxpayer Identification Number; Organizational Number

Schedule 2

Changes in Legal Name or Jurisdiction of Formation;
Mergers, Consolidations and other Changes in Structure

Schedule 3

IP Rights

Schedule 4

Commercial Tort Claims

Schedule 5

Real Property

Schedule 6

Equity Interests

Schedule 7

Addresses for Notices

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Note Purchase Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Collateral Agent as contemplated below, (i) the aggregate principal amount of Notes and/or Delayed Draw Note Commitments identified below, (ii) the Assignor’s rights and obligations as a Purchaser under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto, to the extent related to the amount identified below of all of such outstanding rights and obligations of the Assignor of the aggregate principal amount of Notes and/or Delayed Draw Note Commitments identified below, and (iii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Purchaser) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above (the rights and obligations sold and assigned pursuant to clauses (i), (ii) and (iii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption Agreement, without representation or warranty by the Assignor.

1.	Assignor:	___________________________ [Assignor [is][is not] a Defaulting Purchaser]
2.	Assignee:	___________________________ [and is an Affiliate of [identify Purchaser]]
3.	Issuer(s):	OptiNose US, Inc., a Delaware corporation
4.	Note Purchase Agreement:
Note Purchase Agreement, dated as of September 12, 2019 (as may be amended, modified, restated, supplemented or extended from time to time, the “Note Purchase Agreement”), among OptiNose US, Inc., a Delaware corporation (the “Issuer”), the Guarantors from time to time party thereto, the Purchasers from time to time party thereto and the Collateral Agent.

5.	Assigned Interest:

1

Aggregate Principal Amount of Notes for all Purchasers	Amount of Notes Assigned	Percentage Assigned of Notes	Issuer

Aggregate Amount of Delayed Draw Note Commitment for all Purchasers	Amount of Delayed Draw Note Commitment Assigned	Percentage Assigned of Delayed Draw Note Commitment

6.	Trade Date:	___________________________
7.	Effective Date:	___________________________

The terms set forth in this Assignment and Assumption Agreement are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]
By: ____________________________ Name: Title:
ASSIGNEE:	[NAME OF ASSIGNEE]
By: ____________________________ Name: Title:

2

Consented to:

BIOPHARMA CREDIT PLC,
as Collateral Agent

By_________________________________________

Name:

Title:

3

[Consented to:]4
OPTINOSE
OPTINOSE US, INC.,
a Delaware corporation
By:
Name:
Title:

4To be added only if the consent of the Issuer is required by the terms of the Note Purchase Agreement.

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Annex 1 to Assignment and Assumption Agreement

STANDARD TERMS AND CONDITIONS

1.    Representations and Warranties.
1.1.    Assignor. The Assignor: (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Purchaser; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Note Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Documents or any collateral thereunder, (iii) the financial condition of the Issuers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Note Document or (iv) the performance or observance by the Issuers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Note Document.
1.2.    Assignee. The Assignee: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement, (ii) it meets the requirements to be an assignee under Section 12.06(b) of the Note Purchase Agreement (subject to such consents, if any as may be required under Section 12.06(b) of the Note Purchase Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement as a Purchaser thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and acknowledges that the Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, (v) each of the representations and warranties set out in Article VI-A of the Note Purchase Agreement are true and correct in respect of the Assignee, (vi) it has received a copy of the Note Purchase Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase the Assigned Interest, and (vii) it has, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Collateral Agent, the Assignor or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Note Documents are required to be performed by it as a Purchaser.
2.    General Provisions. This Assignment and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption Agreement may be executed in any number of counterparts (and by different parties

5

hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

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